Exhibit 99.1

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, Dated February 14, 2024

INFORMATION STATEMENT

Greenland Holding Enterprises Inc.

Common Stock

(par value $0.01 per share)

We are sending you this information statement in connection with the spin-off by Greenland Technologies Holding Corporation (“Greenland Technologies”) of its wholly owned subsidiary, Greenland Holding Enterprises Inc. (the “Company,” “SpinCo,” or “Greenland Holding Enterprises”). To effect the spin-off, Greenland Technologies will distribute all shares of Greenland Holding Enterprises common stock on a pro rata basis to the holders of Greenland Technologies ordinary shares. We expect that the distribution of shares of Greenland Holding Enterprises common stock will be tax-free to holders of Greenland Technologies ordinary shares for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences of the distribution to you, including potential tax consequences under state, local and non-U.S. tax laws.

If you are a record holder of Greenland Technologies ordinary shares as of the close of business on            , 2024, which is the record date for the distribution, you will be entitled to receive             share of a Greenland Holding Enterprises common stock for every Greenland Technologies ordinary share that you hold on that date. Greenland Technologies will distribute Greenland Holding Enterprises ordinary shares in book-entry form, which means that we will not issue physical stock certificates. The distribution agent will not distribute any fractional shares of Greenland Holding Enterprises ordinary shares.

The distribution will be effective as of 11:59 p.m., New York City time, on             , 2024. Immediately after the distribution becomes effective, Greenland Holding Enterprises will be an independent, public traded company.

Greenland Technologies’ shareholders are not required to vote on or take any other action to approve the spin-off. We are not asking you for a proxy, and request that you do not send us a proxy. Greenland Technologies shareholders will not be required to pay any consideration for Greenland Holding Enterprises shares of common stock they receive in the spin-off, and they will not be required to surrender or exchange Greenland Technologies ordinary shares they have or take any other action in connection with the spin-off.

No trading market for Greenland Holding Enterprises common stock currently exists. We expect, however, that a limited trading market for Greenland Holding Enterprises shares of common stock, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of shares of Greenland Holding Enterprises common stock will begin on the first trading day after the distribution date. We intend to apply for trading over-the-counter shares of Greenland Holding Enterprises common stock on the OTC Market under the ticker symbol “            ”.

In reviewing this information statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 18 of this information statement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is February 14, 2024.

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INDUSTRY AND MARKET DATA

This information statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms, and our own estimates based on our management’s knowledge of, and experience in, the markets in which we compete. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size. Furthermore, all of this information involves a variety of assumptions, limitations, and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.

INFORMATION STATEMENT SUMMARY

In this information statement, unless the context otherwise requires:

●	“CAC” refers to Cyberspace Administration of China;

●	“Company,” “Greenland Holding Enterprises,” “SpinCo,” “we,” “our,” “ourselves,” and “us” refer to Greenland Holding Enterprises Inc. and its consolidated subsidiaries after giving effect to the spin-off;

●	“CSRC” refers to China Securities Regulatory Commission;

●	“EIT” refers to enterprise income tax;

●	“Greenland Technologies” or “Parent” refers to Greenland Technologies Holding Corporation and its consolidated subsidiaries;

●	“Hangzhou Greenland” refers to Hangzhou Greenland Energy Technologies Co., Ltd., a wholly owned subsidiary of Zhongchai Holding (defined below);

●	“Hengyu Capital” refers to Hengyu Capital Limited, a subsidiary of Zhongchai Holding (defined below);

●	“Hong Kong” refers to Hong Kong Special Administrative Region of China;

●	“PCAOB” refers to Public Company Accounting Oversight Board;

●	“PRC” or “mainland China” refers to People’s Republic of China, excluding Hong Kong and Macau Special Administrative Regions of China, and Taiwan;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“SAT” refers to State Administration of Taxation of China;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“Share Distribution” refers to the distribution by Greenland Technologies to its shareholders of all shares of our common stock;

●	“Share Distribution Date” refers to the date on which the Share Distribution occurs;

●	“Spin-Off” refers to the Share Distribution and related transactions pursuant to which we will be separated from Greenland Technologies;

●	“U.S.” refers to United States of America;

●	“Zhejiang Zhongchai” refers to Zhejiang Zhongchai Machinery Co., Ltd., a subsidiary of Zhongchai Holding (defined below);

●	“Zhongchai Holding” refers to Zhongchai Holding (Hong Kong) Limited, a subsidiary of the Company; and

●	“$,” “USD,” “US$,” or “U.S. dollars” are to the legal currency of the United States.

The transaction in which Greenland Technologies will distribute to its shareholders the shares of our common stock is referred to in this information statement as the “Share Distribution” or the “Spin-Off.” Prior to Greenland Technologies’ Share Distribution of the shares of our common stock to its shareholders, Greenland Technologies will undertake a series of internal reorganization transactions, following which SpinCo will hold, directly or through its subsidiaries, the businesses relating to manufacturing and selling traditional transmission products for material handling machineries and electric industrial vehicles, which we refer to as the “Business.” We refer to this series of internal reorganization transactions as the “Reorganization Transactions.”

Unless the context otherwise requires, or when otherwise specified, references in this information statement to our historical assets, liabilities, products, businesses, or activities of our businesses are generally intended to refer to the historical assets, liabilities, products, businesses, or activities of Greenland Holding Enterprises businesses as they were conducted as part of Greenland Technologies prior to completion of the Spin-Off.

Corporate Structure and the Reorganization

The following diagram illustrates the current corporate structure of Greenland Technologies, including the jurisdiction of formation and ownership interest of each of its subsidiaries.

In connection with the Spin-Off, Greenland Technologies is undergoing reorganizational steps. On August 28, 2023, our Company was formed in the State of Delaware as a holding company. The Company intends to enter into a share exchange agreement with Greenland Technologies and Zhongchai Holding (the “Share Exchange Agreement”) in February 2024, pursuant to which Greenland Technologies will agree to sell all the equity interests it has in Zhongchai Holding to us, and in consideration, we will agree to issue 100 shares of common stock to Greenland Technologies, representing 100% of our issued and outstanding capital stock. As of the date of this information statement, the reorganizational steps contemplated by the Share Exchange Agreement have not been completed, and we expect the transactions to be completed in March 2024.

The following diagram illustrates the current corporate structure of Greenland Technologies following the completion of the transactions contemplated by the Share Exchange Agreement, including the jurisdiction of formation and ownership interest of each of its subsidiaries.

The following diagram illustrates the current corporate structure of the Company, including the jurisdiction of formation and ownership interest of each of its subsidiaries, upon the completion of the transactions contemplated by the Share Exchange Agreement.

As we expect the transactions contemplated by the Share Exchange Agreement to be completed in March 2024 and prior to the effectiveness of the Form 10 of which this information statement forms a part, for purposes of this information statement, we refer to Zhongchai Holding, Zhejiang Zhongchai, Hangzhou Greenland, and Hengyu Capital as our subsidiaries, and Zhejiang Zhongchai and Hangzhou Greenland as our PRC subsidiaries.

Zhongchai Holding was incorporated in Hong Kong on April 23, 2009. From April 23, 2009 to November 1, 2011, Zhongchai Holding was a subsidiary of Equicap, Inc., a Nevada corporation, with its stock quoted on the OTC Markets until July 29, 2011.

Zhejiang Zhongchai, a 71.58% owned subsidiary of Zhongchai Holding, was formed in the PRC on November 21, 2005 and engages in the business of designing, manufacturing, and selling transmission products mainly for forklift trucks. 20.0% of the equity interests in Zhejiang Zhongchai is held by Xinchang County Jiuhe Enterprise Management (Limited Partnership), representing the collective equity interests of Zhejiang Zhongchai owned by its employees. The remaining 10.53% of Zhejiang Zhongchai’s capital stock is owned by Xinchang County Jiuxin Investment Management Partnership (LP), an entity owned by Mengxing He, director and general manager of Zhejiang Zhongchai.

Hangzhou Greenland, a wholly-owned subsidiary of Zhongchai Holding, was formed in the PRC on August 9, 2019 and engages in the business of research and development of electric engineering vehicles, including electric forklifts, electric loading vehicles, electric digging vehicles, and other products. Hangzhou Greenland is also committed to product supply chain integration and overseas sales.

Hengyu Capital Limited, a 62.5% owned subsidiary of Zhongchai Holding, was formed in Hong Kong on August 16, 2022. Hengyu Capital does not have any business activities at this time and will be engaging in the business of investing. The remaining 37.5% of the capital stock of Hengyu Capital is owned by Peter Zuguang Wang, the chairman of board of directors of Greenland Technologies.

Risks Relating to Doing Business in China

We are a holding company incorporated in the State of Delaware and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our United States (“U.S.”) subsidiary and our PRC subsidiaries. We hold equity interests in our subsidiaries and do not currently use a variable interest entity (“VIE”) structure. Investors in our shares of common stock are purchasing equity interest in a Delaware holding company. As used in this information statement, “we,” “us,” “our company,” or “our” refers to Greenland Holding Enterprises Inc., and when describing the consolidated financial results of Greenland Holding Enterprises Inc. and its subsidiaries, also includes its subsidiaries.

We and our PRC subsidiaries are subject to certain legal and operational risks associated with having operations based in China. PRC laws and regulations governing our PRC subsidiaries’ current business operations are sometimes vague and uncertain, and, as a result, these risks may result in material changes in the operations of our PRC subsidiaries, significant depreciation of the value of our shares of common stock, or a complete hindrance of our ability to offer or continue to offer our securities to investors. In addition, we and our PRC subsidiaries are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including, but not limited to, those imposing limitations on foreign ownership in the industry our PRC subsidiaries operate. We and our PRC subsidiaries are also subject to the risks and uncertainties about any future actions of the PRC government. If any future actions of the PRC government result in a material change in our PRC subsidiaries’ operations, the value of our shares of common stock may depreciate significantly or become worthless.  See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us and our PRC subsidiaries” on page 29 of this information statement.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are newly published, and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operations, our ability to accept foreign investments and our ability to continue listing our securities on a U.S. exchange. As of the date of this information statement, the Company and its PRC subsidiaries have not been involved in any cybersecurity investigations or reviews initiated by any PRC regulatory authority, nor have we or any of our PRC subsidiary received any inquiry, notice or sanction. As of the date of this information statement, we and our PRC subsidiaries also have not received any inquiry, notice, warning, or sanctions regarding offshore offering from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities. See “Risk Factors — Risks Related to Doing Business in China” starting from page 28 of this information statement.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, if a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, or the CSRC Notice, which, among others, clarifies that PRC domestic companies that have already been listed overseas before the effective date of the Trial Measures, which is March 31, 2023, shall be deemed as Existing Issuers, and Existing Issuers are not required to complete the filing procedures with the CSRC immediately, and they shall be required to file with the CSRC for any subsequent offerings. We may be required to complete procedures with the CSRC in connection with the Spin-Off under Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, which provides that a listed issuer shall complete filing procedures with the CSRC in connection with a secondary listing or listing on another overseas market, and shall submit a report for any change in its listing status within three days of the change. We believe that other than the CSRC filing procedures, we are not currently subject to any other approvals or consents in from the CSRC and the Cyberspace Administration of China, or the CAC, in the PRC to offer securities to foreign investors. However, there is no guarantee that this will continue to be the case in the future in relation to the continued trading of our securities over-the-counter, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. In the event that such approval is required in the future and we and/or our PRC subsidiaries do not receive or maintain such approval, our shares of common stock may significantly decline in value or become worthless, and our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered.

As of the date of this information statement, we believe we are not required to obtain any permission from PRC authorities (including the CSRC and the Cyberspace Administration of China, or the CAC) to operate our business as presently conducted or to issue our securities to investors outside of the PRC. However, the central or local governments of the jurisdictions in which our PRC subsidiaries operate may impose new, stricter regulations or interpretations of existing regulations with little advance notice that would require additional expenditures and efforts on our part to ensure our and our PRC subsidiaries’ compliance with such regulations or interpretations. Furthermore, the PRC government authorities may continue to strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of our PRC subsidiaries at any time, which may be beyond our control. Therefore, any such action may adversely affect the operations of our PRC subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities or cause the value of such securities to be completely worthless.

Although we are not currently owned or controlled by a governmental entity in any foreign jurisdiction, the PRC government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership, including the steel sector where our PRC subsidiaries have been conducting their business. Any government decisions or actions to change the steel production, or any decisions the government might make to cut spending, could adversely impact our PRC subsidiaries’ business and our results of operations. We believe that our PRC subsidiaries’ operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which our PRC subsidiaries operate may impose new, stricter regulations or interpretations of existing regulations with little advance notice that could require additional expenditures and efforts on our part to ensure our and our PRC subsidiaries’ compliance with such regulations or interpretations. Furthermore, the PRC government authorities may continue to strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of our PRC subsidiaries at any time, which may be beyond our control. Therefore, any such action may adversely affect the operations of our PRC subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities or cause the value of such securities to be completely worthless. See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which our PRC subsidiaries must conduct their business activities. If the Chinese government significantly regulates the business operations of our PRC subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, the business operations of our PRC subsidiaries may be materially and adversely affected and the value of our shares of common stock may significantly decrease.”

Dividend Policy and Cash Transfers

We intend to retain all of our available funds and any future earnings to fund the development and growth of our subsidiaries’ business. As such, we do not expect to pay any cash dividends in the foreseeable future. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. However, none of our PRC subsidiaries has made any dividends or distributions to us or any U.S. investors as of the date of this information statement. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business” on page 40 of this information statement.

In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our stockholders. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment” on page 44 of this information statement. A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, which in case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See “Risk Factors — Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a ‘Resident Enterprise’ of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC stockholders” on page 13 of this information statement.

As of the date of this information statement, we have adopted written cash management policies and procedures that dictate how funds are transferred within our organization. According to such policies and procedures, each subsidiary of the Company may initiate a cash transfer request by timely filling out a fund application form, which shall be signed by the financial principal and the principal of the subsidiary and then submitted to the financial department of the Company for approval. After a cash transfer request is approved by the financial department, the relevant subsidiary may proceed to initiate such transfer. Our Company distributed cash as loans to our subsidiaries. As of the date of this information statement, no cash transfers have been made between our Company and our subsidiaries.

Holding Foreign Companies Accountable Act

In addition, our shares of common stock may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the HFCA Act, if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditor for two consecutive years. Our auditor, WWC P.C., has been inspected by the PCAOB on a regular basis, with the last inspection conducted in November 2021, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our shares of common stock is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, our shares of common stock may be prohibited from being traded over-the-counter. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors—Risks Related to Doing Business in China—A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB” on page 33 of this information statement.

The Spin-Off

On February 14, 2024, Greenland Holding Enterprises announced plans for the complete legal and structural separation of our Business from Greenland Technologies. In reaching the decision to pursue the Spin-Off, Greenland Technologies considered a range of potential structural alternatives for the Business and concluded that the Spin-Off is the most attractive alternative for enhancing shareholder value.

To affect the separation, first, Greenland Holding Enterprises will undertake the series of Reorganization Transactions including instituting a shared resource arrangement and establishing an independent board of directors and executive officers. Greenland Technologies will subsequently distribute SpinCo’s shares of common stock it has to Greenland Technologies’ shareholders, and following the Share Distribution, SpinCo, holding the Business, will become an independent company.

Prior to the completion of the Spin-Off, we intend to enter into a Separation and Distribution Agreement with Greenland Technologies related to the Spin-Off. The Separation and Distribution Agreement will govern the relationship between Greenland Technologies and SpinCo up to and after completion of the Spin-Off and allocate between Greenland Technologies and SpinCo various assets, rights, liabilities, and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities, and in certain cases could result in certain significant business relationships between SpinCo and Greenland Technologies. See “Certain Relationships and Related Party Transactions” and “Selected Historical and Unaudited Pro Forma Condensed Consolidated Financial Data,” for more information.

Completion of the Spin-Off may be subject to the satisfaction or waiver of a number of conditions. In addition, Greenland Technologies has the right not to complete the Spin-Off if, at any time, Greenland Technologies’ board of directors (the “Greenland Technologies Board”) determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Greenland Technologies or its shareholders or is otherwise not advisable. See “The Spin-Off—Conditions to the Spin-Off” for more information.

Following the Spin-Off, SpinCo, and Greenland Technologies will each have a more focused business and be better positioned to invest in growth opportunities through tailored capital allocation and will be better able to execute on each company’s specific strategic plans. SpinCo, through its subsidiaries, develops and manufactures traditional transmission products for material handling machineries in the PRC. SpinCo will work to maximize value for its investors, while being able to scale its operations to meet the growth of the markets it serves. Further, the Spin-Off will allow our management team to devote its time and attention to corporate strategies and policies that are based specifically on the needs of our Business and its dynamic end markets. We plan to create incentives for our management and employees that are more closely tied to business performance and our stockholders’ expectations, which we believe will help us attract and retain highly qualified personnel. Additionally, we believe the Spin-Off will help align our stockholder base with the characteristics and risk profile of our business. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Aspects of the Spin-Off may increase the risks associated with ownership of shares of common stock of SpinCo. In connection with the Spin-Off, we may enter into a revolving credit facility to be available for our working capital and other cash needs in the future as needed. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage, and available capital for investments associated with being a larger entity. See “Risk Factors” in this information statement. As a consequence of the foregoing, there is no guarantee that any dividends will be declared on our shares of common stock by our board of directors (our “Board”), or if so declared, will be continued in the future. For more information, see “Dividend Policy.”

Following the Spin-Off, we expect our shares of common stock to be traded over-the-counter on the OTC Markets under the ticker symbol “            ”.

Business Overview

We are a company incorporated in Delaware. Through our subsidiaries, we primarily focused on designing, developing, and manufacturing a wide range of transmission systems for material handling machineries, in particular forklift trucks. The range of the transmission systems covers machinery from one ton to fifteen tons. Most transmission systems include automatic transmission features, allowing for easy machine operations. In addition, we provide transmission systems for machinery powered by internal combustion engines as well as for electrically powered machinery. We have recently experienced an increasing demand for electric-powered transmission systems. These transmission systems are key components in the assembly of material handling machinery. To meet this increasing demand, we are able to providing these transmission systems to major forklift truck original equipment manufacturers (“OEMs”) as well as certain global branded manufacturers.

In addition, we design and develop new and distinctive powertrains, which integrates electric motor, speed reduction gearbox, and driving axles into a combined integral module, in order to meet a growing demand for advanced electric forklift trucks. This integrated powertrain will enable the OEMs to significantly shorten design cycle, improve machinery efficiency, and simplify manufacturing process. There is a new trend that OEMs would rather use an integrated powertrain than separate electric motor, speed reduction gearbox, and driving axles, particularly in electric forklift trucks. Currently, we make two tons to three and a half-tons integrated powertrains for few electric forklift truck OEMs. We are in the process of adding more integrated powertrain products for electric forklift truck OEMs with different sizes.

Our Strengths

The following is a summary of our competitive strengths:

●	Favorable Market Trends

●	Well-Developed Manufacturing Capabilities Leading to Higher Efficiency

●	Robust Research and Product Development Capabilities

●	Strategic Service Network

●	Experienced Management Team with Successful Track Records

Corporate Information

We are a Delaware company formed on August 28, 2023. Our principal executive offices are located at Saiyin International Plaza, Yuhang Dist., Building 12, Unit 601, Hangzhou, People’s Republic of China 311100. Our telephone number is +86 185 1628 0303. Our website address is            . Information contained on, or connected to, our website or Greenland Technologies’ website does not and will not constitute part of this information statement or the registration statement on Form 10 of which this information statement is a part. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Summary of Risk Factors

You should carefully consider all of the information in this information statement and each of the risks described in this information statement, which we believe are the principal risks that we face, including but not limited to:

Risks Related to Our Business and Industry

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to our Business and Industry” on pages 18 through 28.

●	Our subsidiaries’ business operations are cash intensive, and our subsidiaries’ business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital;

●	We grant relatively long payment terms for accounts receivable which can adversely affect our cash flow;

●	Our subsidiaries face short lead-times for delivery of products to customers. Failure to meet delivery deadlines could result in the loss of customers and damage to our reputation and goodwill;

●	Our subsidiaries face intense competition, and if we are unable to compete effectively, we may not be able to maintain profitability;

●	Our revenues are highly dependent on a limited number of customers and the loss of any one of our subsidiaries’ major customers could materially and adversely affect our growth and revenues;

●	As our subsidiaries expand their operations, they may need to establish a more diverse supplier network for raw materials. The failure to secure a more diverse supplier network could have an adverse effect on our financial condition;

●	New lines of business may subject us and our subsidiaries to additional risks;

●	Volatile steel prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if steel prices increase or if our subsidiaries are unable to pass price increases on to their customers; and

●	We are subject to various risks and uncertainties that may affect our subsidiaries’ ability to procure raw materials.

Risks Related to Doing Business in China

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to Doing Business in China” on pages 28 through 44.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations;

●	Uncertainties arising from the legal system in China, including uncertainties regarding the interpretation and enforcement of PRC laws and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer our securities, result in a material adverse change to our business operations, and damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The PRC government exerts substantial influence over the manner in which we must conduct our business activities. If the Chinese government significantly regulates the business operations of our subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, our business operations may be materially adversely affected and the value of our shares of common stock may significantly decrease” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us”;

●	The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The PRC government exerts substantial influence over the manner in which we must conduct our business activities. If the Chinese government significantly regulates the business operations of our subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, our business operations may be materially adversely affected and the value of our shares of common stock may significantly decrease”;

●	We believe that we and our subsidiaries are not currently required to obtain the approval and/or comply with other requirements of the CSRC, the CAC, or other PRC governmental authorities under PRC rules, regulations or policies in connection with our planned over-the-counter trading listing on the OTC Markets. However, we may be required to obtain approval or otherwise gain compliance with any other applicable PRC rules, policies and regulations, in connection with any future offering of our securities. Any failure to filing, or delay in filing, or failure to complying with any other applicable PRC requirements for an offering, may subject us to sanctions imposed by the relevant PRC regulatory authority. In addition, if applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future and we fail to obtain such approvals, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our shares of common stock, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors—Risks Related to Doing Business in China—We believe that we are not currently required to obtain the approval and/or comply with other requirements of the CSRC, the CAC, or other PRC governmental authorities under PRC rules, regulations, or policies in connection with our planned over-the-counter trading on the OTC Markets. In the event that any such approval is required or that there are other requirements we are obligated to comply with, we cannot predict whether or how soon we will be able to obtain such approvals and/or comply with such requirements” and “Risk Factors—Risks Related to Doing Business in China—We may be liable for improper use or appropriation of personal information provided by our customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our trading on the OTC Markets”;

●	A recent joint statement by the SEC and the PCAOB, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. See “Risk Factors—Risks Related to Doing Business in China—A recent joint statement by the SEC and the PCAOB, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB;”

●	We may be liable for improper use or appropriation of personal information provided by our customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our over-the-counter trading on the OTC Markets;

●	You may have difficulty enforcing judgments against us;

●	Under the PRC Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders;

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from our future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries;

●	We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business;

●	Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment;

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China; and

●	Our securities may be delisted and prohibited from being traded under the HFCA Act if the PCAOB is unable to inspect our auditor in the future. Any future cessation of trading of our securities, or the threat of their being prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections of our auditor in the future would deprive our investors of the benefits of such inspections. See “Risk Factors—Risks Related to Doing Business in China—A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

Risks Related to Our Shares of Common Stock and the Securities Market

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to Our Shares of Common Stock” on pages 45 through 47.

●	No market for our shares of common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, the price of our common stock may fluctuate significantly;

●	Substantial sales of our shares of common stock may occur in connection with the Spin-Off, which could cause our stock price to decline;

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our shares of common stock for a return on your investment;

●	Your percentage ownership in the Company may be diluted in the future;

●	The rights associated with the Company’s shares of common stock may differ from the rights associated with Greenland Technologies ordinary shares; and

●	If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

Risks Related to the Spin-Off

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to the Spin-Off” on pages 47 through 49.

●	If the Spin-Off does not qualify for its intended U.S. tax treatment, Greenland Technologies and its shareholders could incur significant costs;

●	Until the separation occurs, Greenland Technologies has sole discretion to change the terms of the separation in ways that may be unfavorable to us;

●	We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off;

●	We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs after the Spin-Off;

●	We may incur new indebtedness post the Share Distribution, and the degree to which we will be leveraged following completion of the Share Distribution could adversely affect our business, financial condition and results of operations;

●	Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them;

●	We may have potential business conflicts of interest with Greenland Technologies with respect to our past and ongoing relationships; and

●	We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

Reasons for Furnishing This Information Statement

We are furnishing this Information Statement solely to provide information to Greenland Technologies shareholders who will receive shares of our common stock in the Share Distribution. Greenland Technologies shareholders are not required to vote on the Share Distribution. Therefore, you are not being asked for a proxy and you are not required to send a proxy to Greenland Technologies. You do not need to pay any consideration, exchange or surrender your existing ordinary shares of Greenland Technologies or take any other action to receive your ordinary shares of Greenland Technologies. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Vista Outdoor. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Greenland Technologies undertakes any obligation to update the information except in the normal course of our and Greenland Technologies’ respective public disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

The following provides only a summary of certain information regarding the Spin-Off. You should read this information statement in its entirety for a more detailed description of the matters described below.

Q: What is the Spin-Off?

A: The Spin-Off is the method by which we will separate from Greenland Technologies. In the Spin-Off, Greenland Technologies will distribute to its shareholders our shares of common stock it owns. Following the Spin-Off, we will be an independent company, and it is anticipated that Greenland Technologies will not retain an ownership interest in our Company. You do not have to pay any consideration or give up any portion of your Greenland Technologies ordinary shares to receive our shares of common stock in the Spin-Off.

Q: What are the reasons for the Spin-Off?

A: The Greenland Technologies Board believes that the separation of the Greenland Holding Enterprises division from Greenland Technologies is in the best interests of Greenland Technologies shareholders and for the success of the Business for a number of reasons. Primarily, Greenland Technologies and SpinCo will each have a more focused business, able to attract team members and be better able to dedicate financial, management, and other resources to leverage their respective areas of strength and differentiation once the Spin-Off occurs. Peter Zuguang Wang, the chairman of the board of directors for Greenland Technologies and will serve as the chairman of the board of directors and acting chief executive officer for the Company following the separation, and Jing Jin, the chief financial officer for Greenland Technologies will serve as the chief financial officer for the Company following the separation. Each of Peter Zuguang Wang and Jing Jin will allocate his time and responsibilities using best business judgement and in dialogue with the separate board of directors for each company. Although each of Peter Zuguang Wang and Jing Jin will have roles at both companies following the spin-off, the Company will provide equity grants to its directors and will seek to provide future incentives to its management, including equity compensation, to further align their interest with the Company. The boards of directors of Greenland Technologies and the Company will owe fiduciary duties to their respective stockholder bases, with matters governed by Greenland Technologies board of directors will be specific to Greenland Technologies, and matters governed by the Company’s board of directors will be specific to the Company. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Q: Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?

A: Yes, the completion of the Spin-Off is subject to the satisfaction, or the Greenland Technologies Board’s waiver, of certain conditions. Any of these conditions may be waived by the Greenland Technologies Board to the extent such waiver is permitted by law. In addition, Greenland Technologies may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. See “The Spin-Off—Conditions to the Spin-Off” for more information.

Q: Will the number of Greenland Technologies shares I own change as a result of the Spin-Off?

A: No, the number of Greenland Technologies ordinary shares you own will not change as a result of the Spin-Off.

Q: Will the Spin-Off affect the trading price of my Greenland Technologies ordinary shares?

A: We expect the trading price of Greenland Technologies ordinary shares immediately following the Share Distribution to be lower than the trading price immediately prior to the Share Distribution because the trading price will no longer reflect the value of SpinCo. There can be no assurance that, following the Share Distribution, the combined trading prices of the Greenland Technologies ordinary shares and our shares of common stock will equal or exceed what the trading price of Greenland Technologies ordinary shares would have been in the absence of the Spin-Off.

It is possible that after the Spin-Off, the combined equity value of Greenland Technologies and SpinCo will be less than Greenland Technologies’ equity value before the Spin-Off.

Q: What will I receive in the Spin-Off in respect of my Greenland Technologies ordinary shares?

A: As a holder of Greenland Technologies ordinary shares, you will receive a distribution of             share of our common stock for every Greenland Technologies ordinary share you hold on the Record Date (as defined below). The distribution agent will distribute only whole shares of our shares of common stock in the Spin-Off. See “The Spin-Off—Treatment of Fractional Shares” for more information on the treatment of the fractional share you may be entitled to receive in the Share Distribution. Your proportionate interest in Greenland Technologies will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”

Q: What is being distributed in the Spin-Off?

A: Greenland Technologies will distribute all of our shares of common stock it has in the Spin-Off, based on the approximately             Greenland Technologies ordinary shares outstanding as of             , 2024. The actual number of our shares of common stock that Greenland Technologies will distribute will depend on the total number of Greenland Technologies ordinary shares outstanding on the Record Date. Our shares of common stock that Greenland Technologies distributes will constitute all of our issued and outstanding shares of common stock immediately prior to the Share Distribution. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock.”

Q: What is the record date for the Share Distribution?

A: Greenland Technologies will determine record ownership as of the close of business on             , 2024, which we refer to as the “Record Date.”

Q: When and how will the Share Distribution occur?

A: The Share Distribution will be effective as of 11:59 p.m., New York City time, on             , 2024, which we refer to as the “Share Distribution Date.” On the Share Distribution Date, Greenland Technologies will release our shares of common stock it has to the distribution agent to distribute to Greenland Technologies shareholders. The whole shares of our common stock will be credited in book-entry accounts for Greenland Technologies shareholders entitled to receive the shares in the Share Distribution.

Q: What do I have to do to participate in the Share Distribution?

A: You are not required to take any action in order to participate, but we urge you to read this information statement carefully. All holders of Greenland Technologies ordinary shares as of the Record Date will participate in the Share Distribution. Holders of Greenland Technologies ordinary shares on the Record Date will not need to pay any cash or deliver any other consideration, including any Greenland Technologies ordinary shares, in order to receive our shares of common stock in the Share Distribution. In addition, no shareholder approval of the Share Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.

Q: If I sell my Greenland Technologies ordinary shares on or before the Share Distribution Date, will I still be entitled to receive SpinCo shares of common stock in the Share Distribution?

A: If you sell your Greenland Technologies ordinary shares before the Record Date, you will not be entitled to receive SpinCo shares of common stock in the Share Distribution. If you hold Greenland Technologies ordinary shares on the Record Date and you decide to sell them on or before the Share Distribution Date, you may have the ability to choose to sell your Greenland Technologies ordinary shares with or without your entitlement to receive our shares of common stock in the Share Distribution. You should discuss the available options in this regard with your bank, broker, or other nominee. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q: How will fractional shares be treated in the Share Distribution?

A: The distribution agent will not distribute any fractional shares of our shares of common stock in connection with the Spin-Off. Instead, the distribution agent will round up any fractional shares to the next whole number of shares at the time of the distribution of shares of the Spin-Off. See “How will our common stock trade?” for additional information regarding “when-issued” trading and “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares.

Q: What are the U.S. federal income tax consequences to me of the Share Distribution?

A: For U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a Holder (as defined in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Share Distribution. After the Share Distribution, Greenland Technologies shareholders will allocate their basis in their Greenland Technologies ordinary shares held immediately before the Share Distribution between their Greenland Technologies ordinary shares and our shares of common stock in proportion to their relative fair market values on the date of Share Distribution.

Q: Does SpinCo intend to pay cash dividends?

A: Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on our shares of common stock for the foreseeable future. Among the items we will consider when establishing a dividend policy will be the capital needs of our business and opportunities to retain future earnings for use in the operation of our business and to fund future growth. There is no guarantee that any dividends will be declared by our Board, or if so declared, will be continued in the future. See “Dividend Policy” for more information.

Q: Will SpinCo incur any debt prior to or at the time of the Share Distribution?

A: SpinCo will not incur any additional debt as a result of the Share Distribution. Post the Spin-Off, we may incur indebtedness from time to time in the ordinary course of our business. If needed, we may also enter into a revolving credit facility to be available for our working capital and other cash needs. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

Q: How will our shares of common stock trade?

A: We intend to apply to have our shares of common stock traded over-the-counter on the OTC Markets under the symbol “          .” Currently, there is no public market for our shares of common stock. We cannot predict the trading prices for our common stock before, on or after the Share Distribution Date. We anticipate that trading in our shares of common stock will begin on a “when-issued” basis as early as one trading day prior to the Record Date for the Share Distribution and will continue up to and including the Share Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, any “when-issued” trading of our shares of common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q: Do I have appraisal rights in connection with the Spin-Off?

A: No. Holders of Greenland Technologies ordinary shares are not entitled to appraisal rights in connection with the Spin-Off.

Q: Who is the transfer agent and registrar for SpinCo common stock?

A:            is the transfer agent and registrar for SpinCo shares of common stock.

Q: Are there risks associated with owning SpinCo shares of common stock?

A: Yes, there are substantial risks associated with owning SpinCo shares of common stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this information statement.

Q: Where can I get more information?

A: If you have any questions relating to the mechanics of the Share Distribution, you should contact the distribution agent at            . Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact Josh Centanni at jcentanni@gtec-tech.com, or David Pasquale at GTEC@globalirpartners.com.

After the Spin-Off, if you have any questions relating to SpinCo, you should contact us at             ..

RISK FACTORS

You should carefully consider all of the information in this information statement and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our shares of common stock.

Any of the following risks, as well as other risks not currently known to us or that we currently consider immaterial, could materially and adversely affect our business, financial condition, results of operations, cash flows, and the actual outcome of matters as to which forward-looking statements are made in this information statement.

The following risk factors are not necessarily presented in order of relative importance and should not be considered to represent a complete set of all potential risks that could affect us.

Risks Related to Our Business and Industry

Our subsidiaries’ business operations are cash intensive, and our subsidiaries’ business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital.

As of September 30, 2023 and December 31, 2022, we had approximately $20.30 million and $11.73 million of cash and cash equivalents, respectively. Historically, our subsidiaries have spent a significant amount of cash on their operational activities, principally to procure raw materials for their products. Our subsidiaries’ short-term loans are from Chinese banks and are generally secured by a portion of our subsidiaries’ fixed assets, land use rights, and/or guarantees by related parties. Certain of these loans are secured against a portion of the shares of our subsidiaries. The term of a majority of such loans is one year. Historically, our subsidiaries rolled over such loans on an annual basis. However, our subsidiaries may not have sufficient funds available to pay all of their borrowings upon maturity in the future. Failure to roll over the short-term borrowings at maturity or to service the debt could result in a transfer of the ownership of a portion of the shares of our subsidiaries to secured lenders, the imposition of penalties, including increases in interest rates, legal actions against us by our subsidiaries’ creditors, and even insolvency.

Although we have been able to maintain adequate working capital primarily through cash from operations and short-term and long-term borrowings, any failure by our customers to settle outstanding accounts receivable, or our inability to borrow sufficient capital from local banks in the future could materially and adversely affect our cash flow, financial condition, and results of operations.

We grant relatively long payment terms for accounts receivable which can adversely affect our cash flow.

As is customary in China, for competitive reasons, our subsidiaries grant relatively long payment terms to most of their customers. The reserves we establish for our receivables may not be adequate based on the current bad debts. We are subject to the risk that we may be unable to collect accounts receivable in a timely manner. If the accounts receivable cannot be collected in time, or at all, a significant amount of bad debt expense will occur, and our business, financial condition, and results of operation will likely be materially and adversely affected.

Our subsidiaries face short lead-times for delivery of products to customers. Failure to meet delivery deadlines could result in the loss of customers and damage to our reputation and goodwill.

Most of our subsidiaries’ customers are large manufacturers, who generally place large orders for our subsidiaries’ products and require prompt delivery. Our subsidiaries’ product sale agreements typically contain short lead-times for the delivery of products and tight production and manufacturer supply schedules that can reduce our profit margins on the products procured from our subsidiaries’ suppliers. Our subsidiaries’ suppliers may lack sufficient capacity at any given time to meet all of the demands from our subsidiaries’ customers if orders exceed their production capacity. Our subsidiaries strive for rapid response to customer demands, which can lead to reduced purchasing efficiency, increased procurement costs and low profit margins. If our subsidiaries are unable to meet the customer demands, they may lose customers. Moreover, failure to meet customer demands may damage our reputation and goodwill.

Our subsidiaries face intense competition, and, if our subsidiaries are unable to compete effectively, we may not be able to maintain profitability.

Our subsidiaries compete with many other companies located in the PRC and internationally that manufacture similar products. Many of our subsidiaries’ competitors are larger companies with greater financial resources. Intense competition in a challenging economic environment in the PRC has, in the past, put pressure on our margins and may adversely affect our future financial performance. Moreover, intense competition may result in potential or actual litigation between our subsidiaries and their competitors relating to such activities as competitive sales practices, relationships with key suppliers and customers or other matters.

It is likely that our subsidiaries’ competitors will seek to develop similar competing products in the near future. Some of our subsidiaries’ competitors may have more resources than our subsidiaries do, operate in greater scale, be more capitalized than our subsidiaries are, have access to cheaper raw materials than our subsidiaries do, or offer products at a more competitive price. There can be no assurance that our initial competitive advantage will be retained and that one or more competitors will not develop products that are equal or superior in quality and are better priced than our subsidiaries’ products. If our subsidiaries are unable to compete effectively, our results of operations and financial position may be materially and adversely affected.

Our revenues are highly dependent on a limited number of customers and the loss of any one of our subsidiaries’ major customers could materially and adversely affect our growth and revenues.

During the nine months ended September 30, 2023, our subsidiaries’ five largest customers contributed 47.72% of our revenues. During the fiscal years ended December 31, 2022 and 2021, our subsidiaries’ five largest customers contributed 50.91% and 54.06% of our revenues, respectively. For the nine months ended September 30, 2023, our subsidiaries’ single largest customer, Hangcha Group, accounted for 16.13% of our total revenue, and our subsidiaries’ second largest customer, Longgong Forklift Truck, accounted for 11.39% of our total revenue. For the years ended December 31, 2022 and 2021, our subsidiaries’ single largest customer, Hangcha Group, accounted for 17.16% and 18.47%, respectively, of our total revenue, and our subsidiaries’ second largest customer, Longgong Forklift Truck, accounted for 14.16% and 14.94%, respectively, of our total revenue. There was no any other single customer that individually contributed to more than 10% of our total revenue for the nine months ended September 30, 2023 and the fiscal years ended December 31, 2022 and 2021.

As a result of our subsidiaries’ reliance on a limited number of customers, our subsidiaries may face pricing and other competitive pressures, which may have a material adverse effect on our profits and our revenues. The volume of products sold for specific customers varies from year to year, especially since our subsidiaries are not the exclusive provider for any customers. In addition, there are a number of factors that could cause the loss of a customer or a substantial reduction in the products that our subsidiaries provide to any customer that may not be predictable. For example, our subsidiaries’ customers may decide to reduce spending on our subsidiaries’ products or a customer may no longer need our subsidiaries’ products following the completion of a project. The loss of any one of our subsidiaries’ major customers, a decrease in the volume of sales to our subsidiaries’ customers, or a decrease in the price at which our subsidiaries sell their products to customers could materially adversely affected our profits and revenues.

In addition, this customer concentration may subject our subsidiaries to perceived or actual leverage that our subsidiaries’ customers may have in negotiations, given their relative size and importance to our subsidiaries. If our subsidiaries’ customers seek to negotiate their agreements on terms less favorable to our subsidiaries and our subsidiaries accept such terms, such unfavorable terms may have a material adverse effect on our subsidiaries’ business, our financial condition, and results of operations. Accordingly, unless and until our subsidiaries diversify and expand their customer base, our future success will significantly depend upon the timing and volume of business from our subsidiaries’ largest customers and the financial and operational success of these customers.

As our subsidiaries expand their operations, they may need to establish a more diverse supplier network for raw materials. The failure to secure a more diverse supplier network could have an adverse effect on our financial condition.

In the event that our subsidiaries need to diversify their supplier network, our subsidiaries may not be able to procure a sufficient supply of raw materials at a competitive price, which could have an adverse effect on our results of operations, financial condition and cash flows. Furthermore, despite our subsidiaries’ efforts to control their supply of raw materials and maintain good relationships with their existing suppliers, our subsidiaries could lose one or more of their existing suppliers at any time. The loss of one or more key suppliers could increase our subsidiaries’ reliance on higher cost or lower quality supplies, which could negative affect our profitability. Any interruptions to, or decline in, the amount or quality of our subsidiaries’ raw materials supply could materially disrupt our subsidiaries’ production and adversely affect our subsidiaries’ business and our financial condition and financial prospects.

New lines of business may subject us and our subsidiaries to additional risks.

From time to time, we may implement new lines of business or offer new products within our subsidiaries’ existing lines of business. As such, we face significant challenges, uncertainties and risks, including, among others, with respect to our subsidiaries’ ability to:

●	build a well-recognized and respected brand;

●	establish and expand our customer base;

●	improve and maintain our operational efficiency for new lines of business;

●	maintain a reliable, secure, high-performance, and scalable technology infrastructure for our new lines of business;

●	anticipate and adapt to changing market conditions, including technological development and changes in competitive landscape;

●	navigate an evolving and complex regulatory environment, such as licensing and compliance requirements; and

●	manage the resources and attention of management between our current core business and new lines of business.

Moreover, there can be no assurance that the introduction and development of new lines of business or new products and services would not encounter significant difficulties or delay or would achieve the profitability as we expect. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our subsidiaries’ business and our results of operations and prospects.

As our subsidiaries enter into new business sectors, our subsidiaries are also subject to competition from such industries. There can be no assurance that our subsidiaries will be able to compete effectively with respect to their new businesses. If our subsidiaries fail to establish their strengths or maintain their competitiveness in those industries, our business prospects, results of operations, and financial condition may be materially and adversely affected.

Volatile steel prices can cause significant fluctuations in our operating results. Our revenues and operating income could decrease if steel prices increase or if our subsidiaries are unable to pass price increases on to their customers.

Our subsidiaries’ principal raw materials are processed metal parts and components which are made of carburizing steel. The steel industry as a whole is cyclical and, at times, pricing and availability of steel can be volatile due to numerous factors beyond our subsidiaries’ control, including general domestic and international economic conditions, labor costs, sales levels, competition, levels of inventory, consolidation of steel producers, higher raw material costs for steel producers, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials.

Our subsidiaries’ suppliers, like many other processed metal parts and components manufacturers, maintain substantial inventories of steel to accommodate the short lead times and just-in-time delivery requirements of customers. Accordingly, our subsidiaries’ suppliers purchase steel in an effort to maintain their inventory at levels that they believe to be appropriate to satisfy the anticipated needs of customers based upon historic buying practices, supply agreements with customers and market conditions. When steel prices increase, competitive conditions will influence how much of the price increase suppliers would pass on to our subsidiaries and how much our subsidiaries can pass on to their customers. To the extent our subsidiaries are unable to pass on future price increases in raw materials to their customers, the revenues and profitability of our business could be adversely affected.

We are subject to various risks and uncertainties that might affect our subsidiaries’ ability to procure raw materials.

Our performance depends upon our subsidiaries’ ability to procure low cost, high quality raw materials on a timely basis from their suppliers. Our subsidiaries’ suppliers are subject to certain risks, including the availability of raw materials, labor disputes, inclement weather, natural disasters, and general economic and political conditions, which might limit the ability of our subsidiaries’ suppliers to provide low-cost, high-quality merchandise on a timely basis. Furthermore, for these or other reasons, one or more of our subsidiaries’ suppliers might not adhere to our subsidiaries’ quality control standards, and our subsidiaries might not identify the deficiency. Any failure by our subsidiaries’ suppliers to supply quality materials at a reasonable cost on a timely basis could reduce our net sales or profits, damage our reputation, and have an adverse effect on our financial condition.

Our subsidiaries may lose their competitive advantage, and their operations may suffer, if they fail to prevent the loss or misappropriation of, or disputes over, their intellectual property.

Our subsidiaries rely on a combination of patents, trademarks, trade secrets, and confidentiality agreements to protect their intellectual property rights. While our subsidiaries are not currently aware of any infringement on their intellectual property rights, our subsidiaries’ ability to compete successfully and to achieve future revenue growth will depend, in significant part, on their ability to protect their proprietary technology. Despite many laws and regulations promulgated, as well as other efforts made, by China over the past several years in an attempt to protect intellectual property rights, intellectual property rights are not as certain in China as they would be in many western countries, including the United States. Furthermore, enforcement of such laws and regulations in China has not been fully developed. Neither the administrative agencies nor the court systems in China are as equipped as their counterparts in developed countries to deal with violations or handle the nuances and complexities between compliant technological innovation and non-compliant infringement.

Our subsidiaries’ transmission technology is protected through a combination of patents, trade secrets, confidentiality agreements, and other methods. However, our subsidiaries’ competitors may independently develop similar proprietary methodologies or duplicate our products, or develop alternatives, which could have a material adverse effect on our subsidiaries’ business and our results of operations and financial condition. The misappropriation or duplication of our subsidiaries’ intellectual property could disrupt their ongoing business, distract our management and employees, reduce our revenues, and increase our expenses. Our subsidiaries may need to litigate to enforce their intellectual property rights. Any such litigation could be time consuming and costly and the outcome of any such litigation cannot be guaranteed.

Our subsidiaries have limited insurance coverage for their operations in China and may incur losses resulting from product liability claims, business interruption, or natural disasters.

Our subsidiaries have limited insurance coverage for their operations in China, and our PRC subsidiaries are therefore exposed to risks associated with product liability claims against our PRC subsidiaries or otherwise against their operations in the PRC in the event that the use of our PRC subsidiaries’ products results in property damage or personal injury. Since our subsidiaries’ transmission products are ultimately incorporated into forklifts, it is possible that users of forklifts or people installing these products could be injured or killed, whether as a result of defects, improper installation, or other causes. We are unable to predict whether product liability claims will be brought against our PRC subsidiaries in the future or to predict the impact of any resulting adverse publicity on our PRC subsidiaries’ business. The successful assertion of product liability claims against our PRC subsidiaries could result in potentially significant monetary damages and require us to make significant payments. Our subsidiaries do not carry product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. In addition, our subsidiaries do not currently, and may not in the future, maintain business interruption insurance coverage. As such, our subsidiaries may suffer losses that result from interruptions in their operations as a result of inability to operate or failures of equipment and infrastructure at our subsidiaries’ facilities. Our subsidiaries also do not currently maintain catastrophe insurance. As such, any natural disaster or man-made disaster could result in substantial losses and diversion of our subsidiaries’ resources to address the effects of such an occurrence, which could materially and adversely affect our subsidiaries’ business and our financial condition and results of operations.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Our subsidiaries operating in the PRC are required under PRC laws to participate in various government sponsored employee benefit plans, including social security insurance, housing funds, and other welfare-oriented payments, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where our subsidiaries operate their businesses. Our subsidiaries have not made adequate employee benefit payments to the social security insurance and the housing fund. As a result, they may be required to make up the contributions for these plans within a stipulated period of time. In addition, our subsidiaries may be required to pay late fees equal to 0.05% of the shortage of the contributions to the social security fund for each day our subsidiaries fail to make up the contributions and may be imposed fines up to three times of such shortage if our subsidiaries fail to make up the difference within the time frame prescribed by relevant government authorities. The maximum amount of such penalties that we anticipate could be imposed on our subsidiaries with respect such employee benefits payments is approximately US$200,000. If our subsidiaries are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. As of the date of this information statement, our subsidiaries have not been ordered to pay outstanding contributions or related penalties.

If labor costs in the PRC increase substantially, our subsidiaries’ business and our costs of operations may be adversely affected.

In recent years, the Chinese economy has experienced inflation and labor cost increases. Average wages are projected to continue to increase. Further, under PRC law an employer is required to pay various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of its employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines, and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase based on the past trends. If we are unable to control our labor costs or pass such increased labor costs on to our subsidiaries’ customers, our financial condition and results of operations may be adversely affected.

The COVID-19 pandemic adversely affects our business, results of operations, and financial condition.

The COVID-19 pandemic has spread across the world and has become a global pandemic since late 2019. Since 2021, a few waves of COVID-19 infections and variants emerged in various regions of China, and in response, the Chinese government implemented certain anti-COVID measures and protocols. However, in the fiscal year ended December 31, 2021, these scattered outbreaks were brought under control in a relatively short period of time, and the COVID-19 pandemic had a limited impact on our financial condition and results of operations in the fiscal year ended December 31, 2021. In December 2022, the COVID-19 restriction policies in China were gradually loosened and lifted, both locally and nationally. Starting from January 2023, among other changes, China no longer conducts nucleic acid tests and centralized quarantine for all inbound travelers, and measures to control the number of international passenger flights will be lifted. For the fiscal year ended December 31, 2022, we experienced rising raw material costs which we believe to be short term, as China lifted its COVID-19 protocols and measures in December 2022. For the nine months ended September 30, 2023, we continued experiencing rising material costs due to the pandemic.

The extent of the continued future impact of the COVID-19 pandemic on the Company’s future financial results will be dependent on future developments such as the length and severity of the pandemic, the potential resurgence of the pandemic, future government actions in response to the pandemic, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

We may not be able to effectively protect our intellectual property from unauthorized use by others.

Through our subsidiaries, we hold trademarks and other intellectual properties that are critical to our business in the PRC. Any of our intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. We cannot assure you that (i) all of the intellectual property rights we owned will be adequately protected, or (ii) our intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Moreover, there can be no assurance that we will obtain such trademarks and any other trademarks that are crucial to our business in the future. Thus, third parties may also take the position that we are infringing their rights, and we may not be successful in defending these claims. Additionally, we may not be able to enforce and defend its proprietary rights or prevent infringement or misappropriation, without incurring substantial expenses to us and a significant diversion of management time and attention from our business strategy.

To protect our patents, trademarks, and other proprietary rights, we rely on and expect to continue to rely on a combination of physical and electronic security measures, and trademark, patent, and trade secret protection laws. If the measures we have taken to protect our proprietary rights are inadequate to prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of our brand and other intangible assets may be diminished and our ability to attract and retain customers may be adversely affected.

Competition for our and our subsidiaries’ employees is intense, and we and our subsidiaries may not be able to attract and retain the highly skilled employees needed to support our subsidiaries’ business.

As we continue to experience growth, our future success depends on our and our subsidiaries’ ability to attract, develop, motivate, and retain highly qualified and skilled employees, including engineers, financial personnel, and marketing professionals. Competition for highly skilled engineering, sales, technical, and financial personnel is extremely intense. We and our subsidiaries may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we and our subsidiaries compete for experienced employees have greater resources than we and our subsidiaries have and may be able to offer more attractive terms of employment.

In addition, we and our subsidiaries invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we and our subsidiaries fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our products could decrease, resulting in a material adverse effect on our subsidiaries’ business.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train, and retain qualified personnel.

We do not maintain “key person” insurance, and as a result, we may incur losses if any of our directors, executive officers, senior manager or other key employees chooses to terminate his or her services with us.

We do not maintain “key person” insurance for our directors, executive officers, senior management, or other key employees. If any of our key employees terminate his or her services or otherwise becomes unable to provide continuous services to us, our business, financial condition, and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train, and retain qualified personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, operational know-how, and key professionals and staff members.

We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing invasion of Ukraine by Russia.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and Russia’s launch of a full-scale military invasion of Ukraine in February 2022. Although the length and impact of the ongoing military conflict is highly unpredictable, the war in Ukraine has led to market disruptions, including significant volatility in commodity prices, credit, and capital markets. In addition, as a result of the ongoing conflict between Russia and Ukraine, we may experience other risks, difficulties and challenges in the way we conduct our business and operations generally. For example, the conflict could adversely affect supply chains and impact our ability to control raw material costs. A protracted conflict between Ukraine and Russia, any escalation of that conflict, and the wider global economy and market conditions could, in turn, have a material adverse impact on our business, financial condition, cash flows, and results of operations and could cause the market value of our shares of common stock to decline.

High inflation rates may adversely affect us by increasing costs beyond what we can recover through price increases and limit our ability to enter into future traditional debt financing.

Inflation can adversely affect us by increasing costs of critical materials, equipment, labor, and other services. In addition, inflation is often accompanied by higher interest rates. Continued inflationary pressures could impact our profitability. Inflation may also affect our ability to enter into future traditional debt financing, as high inflation may result in an increase in cost.

Risks Related to Doing Business in China

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on our business and operations.

A substantial majority of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The PRC economy differs from the economies of most developed countries in many respects, including with regard to the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies.

The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our subsidiaries’ products and adversely affect our subsidiaries’ competitive position. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may have a negative effect on us and our subsidiaries. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us and our PRC subsidiaries.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations, and rules are not always uniform and the enforcement of these laws, regulations, and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our and/or our PRC subsidiaries’ judgment on the relevance of legal requirements and our/our PRC subsidiaries’ ability to enforce our/their contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us and our PRC subsidiaries.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we and/or our PRC subsidiaries may not be aware of our/their violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

In addition, we and our PRC subsidiaries are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including, but not limited to, limitations on foreign ownership in the industry our PRC subsidiaries operate. We and our PRC subsidiaries are also subject to the risks and uncertainties about any future actions of the PRC government. If any future actions of the PRC government result in a material change in our operations, and the value of our shares of common stock may depreciate significantly or become worthless.

The PRC government exerts substantial influence over the manner in which our subsidiaries must conduct their business activities. If the Chinese government significantly regulates the business operations of our subsidiaries in the future and our subsidiaries are not able to substantially comply with such regulations, the business operations of our subsidiaries may be materially and adversely affected and the value of our shares of common stock may significantly decrease.

The PRC government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership, including steel sector where our subsidiaries have been doing their business. Any government decisions or actions to change the way steel production is regulated, or any decisions the government might make to cut spending, could adversely impact our subsidiaries’ business and our results of operations. In addition, the ability of our subsidiaries to operate in China may be harmed by changes in PRC laws and regulations, including those relating to taxation, environmental conditions, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

We believe that our subsidiaries’ operations in China are in material compliance with applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which our subsidiaries operate may impose new, stricter regulations or interpretations of existing regulations with little advance notice that would require additional expenditures and efforts on their part to ensure our subsidiaries’ compliance with such regulations or interpretations.

Our subsidiaries may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In the event that our subsidiaries are not able to substantially comply with any existing or newly adopted laws and regulations, our business operations may be materially adversely affected and the value of our shares of common stock may significantly decrease.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of our subsidiaries at any time, which may be beyond our control.

Therefore, any such action may adversely affect the operations of our PRC subsidiaries and substantially limit or hinder our ability to offer or continue to offer securities to you and significantly reduce the value of such securities or cause the value of such securities to be completely worthless.

We believe that we and our subsidiaries are not currently required to obtain the approval and/or comply with other requirements of the CSRC, the CAC, or other PRC governmental authorities under PRC rules, regulations or policies in connection with our planned over-the-counter trading on the OTC Markets. In the event that any such approval is required or that there are other requirements we and/or our subsidiaries are obligated to comply with, we cannot predict whether or how soon we and/or our subsidiaries will be able to obtain such approvals and/or comply with such requirements.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of those regulations remain unclear.

In addition, the PRC government authorities may strengthen future oversight over offerings that are conducted overseas. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities (the “Opinions”), which emphasized the need to strengthen the PRC government’s supervision over overseas listings by PRC companies. Pursuant to the Opinions, effective measures, such as promoting the construction of relevant regulatory systems, are to be taken to deal with the risks of China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. The Cybersecurity Review Measures (Decree No. 8 of the Cybersecurity Administration of the PRC), or the revised Cybersecurity Review Measures, enacted on December 28, 2021 and came into effect on February 15, 2022, also require online platform operators holding over one million users’ personal information to apply for a cybersecurity review before any public offering on a foreign stock exchange. These statements and regulations are recently issued, and there remain substantial uncertainties about their interpretation and implementation. See also “—Our PRC subsidiaries may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our over-the-counter trading on the OTC Markets.”

On February 17, 2023, the CSRC published the Trial Measures and its accompanying guidelines and instructions, which came into effect on March 31, 2023, and will apply if a domestic enterprise issues shares, depositary receipts, corporate bonds convertible into shares, or other securities of an equity nature outside of the PRC, or lists its securities for trading outside of the PRC. According to such regulations, a domestic enterprise that issues and lists its securities outside of the PRC shall comply with the filing procedures and report the relevant information to the CSRC. A domestic enterprise shall not be listed on an overseas stock exchange if any of the following circumstances exists: (i) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; (v) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. The Trial Measures changes the management of licensing to record management, strengthen the supervision in the aftermath, create a more transparent and predictable institutional environment, and support the standardized development of enterprises using the overseas capital market.

We may be required to complete procedures with the CSRC in connection with the Spin-Off under Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, which provides that a listed issuer shall complete filing procedures with the CSRC in connection with a secondary listing or listing on another overseas market, and shall submit a report for any change in its listing status within three days of the change. We believe that other than the CSRC filing procedures, we and our subsidiaries are not required to obtain any permission from PRC authorities (including the CSRC and the CAC) to operate our subsidiaries’ business as presently conducted or over-the-counter trading on the OTC Markets. Therefore, as of the date of this information statement, we and our PRC subsidiaries have not applied for any permission or approval from any PRC governmental authority in connection with our offshore trading and, as such, no such permission or approval has been granted or denied. However, if we or any of our subsidiaries fails to comply with the Trial Measures due to future issuance of securities or listing on other stock exchanges outside of China, we may be subjected sanctions imposed by the PRC regulatory authorities, and our reputation, financial condition, and results of operations may be materially and adversely affected.

A recent joint statement by the SEC and the PCAOB, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 20, 2020, the Senate passed the HFCA Act, requiring a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for two consecutive years, as amended by the Consolidated Appropriations Act, the company’s securities are prohibited from trading on a national exchange.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HFCA Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under the related process that will be implemented by the SEC.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted.

On September 22, 2021, the PCAOB adopted rules to create a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

The PCAOB has been able to inspect our auditor, WWC P.C., an independent registered public accounting firm with its headquarters in San Mateo, California, with its last inspection conducted in November 2021. However, if the PCAOB is unable to inspect our accounting firm in a foreign jurisdiction during any period of two consecutive years or we become owned or controlled by a government in that foreign jurisdiction in the future, the HFCA Act may prohibit our shares of common stock from being traded over-the-counter on the OTC Markets or any exchange on which our securities are traded in the future.

We plan to empower our audit committee to take the PCAOB’s lack of inspection, as applicable, into account in connection with the oversight of our independent registered public accounting firm’s audit procedures and establish relevant internal quality control procedures. However, we cannot assure you that our audit committee’s oversight would be effective. In addition, the SEC may initiate proceedings against our independent registered public accounting firm, whether in connection with an audit of our Company or other China-based companies, which could result in the imposition of penalties against our independent registered public accounting firm, such as suspension of its ability to practice before the SEC. All of these could cause our stockholders and investors to lose confidence in our reported financial information and procedures and the quality of our financial statements, which may have a material effect on our business.

Our subsidiaries may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our over-the-counter trading on the OTC Markets.

Our subsidiaries’ business involves collecting and retaining certain internal and customer data. Our subsidiaries also maintain information about various aspects of their operations. The integrity and protection of customer and company data is critical to our business. Our subsidiaries’ customers expect that our subsidiaries will adequately protect their personal information. Our subsidiaries are required by applicable laws to keep strictly confidential the personal information that they collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides the legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security, and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In December 2021, the CAC and other related authorities promulgated the revised Cybersecurity Review Measures, which came into effect on February 15, 2022. The revised Cybersecurity Review Measures propose the following key changes:

●	online platform operators who are engaged in data processing are also subject to the regulatory scope;

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the online platform operators holding more than one million users’ individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

●	the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

Certain internet platforms in China have reportedly become subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this information statement, we have not been included within the definition of “operator of critical information infrastructure” by a competent authority, nor have we been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or an online platform operator that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review in the future.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us and/or our PRC subsidiaries, which may have material adverse effect on our business, financial condition, or results of operations. As of the date of this information statement, we and our PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities, and we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanction in such respect.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As of the date of this information statement, we do not expect that the current PRC laws on cybersecurity or data security would have a material adverse impact on our business operations. However, as the scope of the PRC Data Security Law is broad and includes the collection, storage, use, processing, transmission, availability and disclosure of data, among others, and uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we and our PRC subsidiaries will comply with such regulations in all respects and we and/or our PRC subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. Any directly liable person within our Company for violations or alleged violations of the PRC Data Security Law may become subject to fines. We and/or our PRC subsidiaries may also become subject to fines and/or other sanctions that may have material adverse effect on our business, operations and financial condition.

A severe or prolonged downturn in the PRC or global economy could materially and adversely affect our business and our financial condition.

The global macroeconomic environment is facing challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe, and Africa and over the conflicts involving Ukraine, Syria, Russia, and North Korea. There have also been concerns on the relationship among China and other Asian countries, which may result in, or intensify potential conflicts in relation to, territorial disputes, and the trade disputes between China and other countries. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, there is a possibility that China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations and financial condition.

You may have difficulty enforcing judgments against us.

A vast majority of our assets are located, and substantially all of our subsidiaries’ operations are conducted, in the PRC. There is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts because China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest.

Under the PRC EIT Law, we may be classified as a “Resident Enterprise” of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

Under the PRC EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be subject to an enterprise income tax, or EIT, rate of 25.0% on its global income. In April 2009, the SAT promulgated a circular, known as Circular 82, and partially amended by Circular 9 promulgated in January 2014, to clarify the certain criteria for the determination of the “de facto management bodies” for foreign enterprises controlled by PRC enterprises or PRC enterprise groups. Under Circular 82, a foreign enterprise is considered a PRC resident enterprise if all of the following apply: (1) the senior management and core management departments in charge of daily operations are located mainly within China; (2) decisions relating to the enterprise’s financial and human resource matters are made or subject to approval by organizations or personnel in China; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders’ meeting minutes are located or maintained in China; and (4) 50.0% or more of voting board members or senior executives of the enterprise habitually reside in China. Further to Circular 82, the SAT issued a bulletin, known as Bulletin 45, effective in September 2011 and amended on June 1, 2015 and October 1, 2016, to provide more guidance on the implementation of Circular 82 and clarify the reporting and filing obligations of such “Chinese controlled offshore incorporated resident enterprises.” Bulletin 45 provides for, among other matters, procedures for the determination of resident status and administration of post-determination matters. Although Circular 82 and Bulletin 45 explicitly provide that the above standards apply to enterprises that are registered outside China and controlled by PRC enterprises or PRC enterprise groups, Circular 82 may reflect the SAT’s criteria for determining the tax residence of foreign enterprises in general.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, under the PRC EIT Law, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the PRC EIT Law. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our shares of common stock, or the gain our non-PRC stockholders may realize from the transfer of our shares of common stock, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The PRC EIT Law is, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the PRC EIT Law to withhold PRC income tax on dividends payable to our non-PRC stockholders, should there be a determination in the future to pay dividends, or if non-PRC stockholders are required to pay PRC income tax on gains on the transfer of their ordinary shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from our future financing activities to make loans or additional capital contributions to our PRC subsidiaries.

As an offshore holding company with subsidiaries in the PRC, we may transfer funds to our subsidiaries in the PRC or finance our PRC entities by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our subsidiaries in the PRC, are subject to PRC regulations. Any loans to our subsidiaries in the PRC, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our subsidiaries in the PRC, which are foreign-invested enterprises, are subject to the requirement of making necessary reports in Foreign Investment Comprehensive Management Information System, and registration with other government authorities in China. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our subsidiaries in the PRC or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business.

As a holding company, we conduct the vast majority of our business through our subsidiaries in China. We may rely on dividends paid by these subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our stockholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. In accordance with the Article 166, 168 of the Company Law of the PRC (Amended in 2018), each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. A company may discontinue the contribution when the aggregate sum of the statutory surplus reserve is more than 50% of its registered capital. The statutory common reserve fund of a company may only be used to cover the losses of the company, expand the business and production of the company, or be converted into additional capital. As a result, our subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. In addition, if any of our subsidiaries in the PRC incurs debt on its own behalf in the future, the instruments governing the debt may restrict such subsidiary’s ability to pay dividends or make other distributions to us. Any limitations on the ability of our subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our shares of common stock.

Under the PRC EIT Law, subject to any applicable tax treaty or similar arrangement between the PRC and your jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10.0% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in China, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of shares by such investors is subject to 10.0% PRC income tax if such gain is regarded as income derived from sources within China unless a treaty or similar arrangement otherwise provides. Under the Individual Income Tax Law of the PRC and its implementation rules, dividends from sources within China paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws.

There is a risk that we will be treated by the PRC tax authorities as a PRC tax resident enterprise. In that case, any dividends we pay to our stockholders may be regarded as income derived from sources within China and we may be required to withhold a 10.0% PRC withholding tax for the dividends we pay to our investors who are non-PRC corporate stockholders, or a 20.0% withholding tax for the dividends we pay to our investors who are non-PRC individual stockholders, including the holders of our shares of common stock. In addition, our non-PRC stockholders may be subject to PRC tax on gains realized on the sale or other disposition of our shares of common stock, if such income is treated as sourced from within China. It is unclear whether our non-PRC stockholders would be able to claim the benefits of any tax treaties between their tax residence and China in the event that we are considered as a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our shares of common stock or on dividends paid to our non-resident investors, should there be a determination in the future to pay dividends, the value of your investment in our shares of common stock may be materially and adversely affected. Furthermore, our stockholders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under such tax treaties or arrangements.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations and certain other PRC regulations.

On August 8, 2006, six PRC regulatory authorities, including Ministry of Commerce, the State Assets Supervision and Administration Commission, the SAT, the Administration for Industry and Commerce, the CSRC, and SAFE, jointly issued the M&A Rules, which became effective on September 8, 2006 and were amended in June 2009. The M&A Rules, governing the approval process by which a PRC company may participate in an acquisition of assets or equity interests by foreign investors, requires the PRC parties to make a series of applications and supplemental applications to the government agencies, depending on the structure of the transaction. In some instances, the application process may require presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Accordingly, due to the M&A Rules, our ability to engage in business combination transactions has become significantly more complicated, time-consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protective of their interests in a transaction.

The M&A Rules allow PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The M&A Rules also prohibit a transaction at an acquisition price obviously lower than the appraised value of the business or assets in China and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. In addition, the M&A Rules also limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulations may impede our ability to negotiate and complete a business combination transaction on legal and/or financial terms that satisfy our investors and protect our stockholders’ economic interests.

Fluctuations in exchange rates could have a material adverse impact on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant fluctuation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares of common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this information statement, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a significant portion of our revenues in Renminbi. Under our current corporate structure, we may rely on dividend payments from our subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our subsidiaries in China may be used to pay dividends to our Company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. If such approval is withheld or the PRC government imposes other restrictions on the convertibility of Renminbi into foreign currencies, we may not be able to utilize our revenues effectively, and as a result, our business and results of operations may be materially adversely affected, and the value of our shares of common stock may decrease.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

The SEC, the U.S. Department of Justice, and other U.S. authorities may also have difficulties in bringing and enforcing actions against us or our directors or executive officers in the PRC. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has recently adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct an investigation or evidence collection activities within the territory of the PRC. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

Risks Related to Our Shares of Common Stock and the Securities Market

No market for our shares of common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, the price of our common stock may fluctuate significantly.

There is currently no public market for our shares of common stock. Following the Spin-Off, we intend to have our shares of common stock traded over-the-counter on the OTC Markets. We anticipate that before the Share Distribution Date, trading of our shares of common stock will begin on a “when-issued” basis and this trading will continue up to and including the Share Distribution Date. However, an active trading market for our shares of common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to the price of our common stock being depressed or volatile.

We cannot predict the prices at which our shares of common stock may trade after the Spin-Off or whether the combined market value of our shares of common stock and Greenland Technologies’ ordinary shares will be less than, equal to, or greater than the market value of Greenland Technologies’ ordinary shares prior to the Spin-Off. The market price of our shares of common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our results of operations due to factors related to our business;

●	success or failure of our business strategies;

●	competition and industry capacity;

●	changes in interest rates and other factors that affect earnings and cash flow;

●	our ability to retain and recruit qualified personnel;

●	our quarterly or annual earnings, or those of other companies in our industry;

●	announcements by us or our competitors of significant acquisitions or dispositions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or positively cover, our common stock after the Spin-Off;

●	changes in earnings estimates by securities analysts or our ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of our Company and our industry;

●	overall market fluctuations unrelated to our operating performance;

●	results from any material litigation or government investigation;

●	changes in laws and regulations (including tax laws and regulations) affecting our business;

●	changes in capital gains taxes and taxes on dividends affecting stockholders; and

●	general economic conditions and other external factors.

Furthermore, our business profile and market capitalization may not fit the investment objectives of some Greenland Technologies shareholders and, as a result, these Greenland Technologies shareholders may sell our shares of common stock they have after the Share Distribution. See “Risk Factors—Risks Related to Our Shares of Common Stock and the Securities Market—Substantial sales of our shares of common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.” Low trading volume for our shares, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Should the market price of our common stock drop significantly, stockholders may institute securities class action lawsuits against the Company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Substantial sales of our shares of common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.

Greenland Technologies shareholders receiving our shares of common stock in the Share Distribution generally may sell those shares immediately in the public market. It is likely that some Greenland Technologies stockholders, which may include some of its larger stockholders, will sell our shares of common stock they received in the Share Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives, or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of our shares of common stock or the perception in the market that such sales might occur may decrease the market price of our shares of common stock.

Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our shares of common stock for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our shares of common stock as a source for any future dividend income.

Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of Delaware law. Even if our Board decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our Board. Accordingly, the return on your investment in our shares of common stock will likely depend entirely upon any future price appreciation of our shares of common stock. There is no guarantee that our shares of common stock will appreciate in value or even maintain the price at which you received the shares. You may not realize a return on your investment in our shares of common stock and you may even lose your entire investment in our shares of common stock.

Your percentage ownership in the Company may be diluted in the future.

Your percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we may be granting to our directors, officers, and other employees. We expect to have one or more equity compensation plans that will provide for the grant of common stock-based equity awards to our directors, officers, and other employees. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our shares of common stock.

The rights associated with the Company’s shares of common stock may differ from the rights associated with Greenland Technologies ordinary shares.

Upon completion of the Share Distribution, the rights of Greenland Technologies shareholders who become Company stockholders will be governed by the Certificate of Incorporation of the Company and by Delaware law. The rights associated with Greenland Technologies shares are different from the rights associated with Company shares of common stock. Material differences between the rights of shareholders of Greenland Technologies and the rights of stockholders of the Company include differences with respect to, among other things, the removal of directors, the convening of annual meetings of stockholders and special stockholder meetings, stockholder approval of certain transactions, anti-takeover measures and provisions relating to the ability to amend the certificate of incorporation. See “Description of Our Capital Stock—Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-Laws” for more information.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our required annual report on Form 10-K. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our shares of common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditor as required under Section 404 of the Sarbanes-Oxley Act. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditor were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our shares of common stock, and could adversely affect our ability to access the capital markets.

Risks Relating to the Spin-Off

If the Spin-Off does not qualify for its intended U.S. tax treatment, Greenland Technologies and its shareholders could incur significant costs.

Completion of the Spin-Off is conditioned on Greenland Technologies’ receipt of separate written opinion from            , tax counsel to SpinCo, the effect that the Share Distribution will qualify for non-recognition of gain and loss under Section 355 and related provisions of the Code of Federal Regulations. Greenland Technologies can waive receipt of either or both tax opinions as a condition to the completion of the Spin-Off.

The opinions do not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions assume that the Spin-Off will be completed according to the terms of the Separation and Distribution Agreement and rely on the facts as stated in the Separation and Distribution Agreement, any other ancillary agreements, this information statement and a number of other documents. In addition, the opinions are based on certain representations as to factual matters from, and certain covenants by, Greenland Technologies and us. The opinions cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

The opinions are not binding on the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the Spin-Off could be materially less favorable. Greenland Technologies has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Spin-Off were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code of Federal Regulations, then a U.S. holder who receives our shares of common stock in the Share Distribution generally would be treated as receiving a distribution in an amount equal to the fair market value of our shares of common stock received. The distribution would be treated as: (1) a taxable dividend to the extent of the holder’s pro rata shares of Greenland Technologies’ current or accumulated earnings and profits; (2) a reduction in the holder’s basis (but not below zero) in Greenland Technologies ordinary shares to the extent the amount received exceeds the holder’s shares of Greenland Technologies’ earnings and profits; and (3) taxable gain from the exchange of Greenland Technologies ordinary shares to the extent the amount received exceeds the sum of the holder’s shares of Greenland Technologies’ earnings and profits and its basis in its Greenland Technologies ordinary shares. See below and “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Until the separation occurs, Greenland Technologies has sole discretion to change the terms of the separation in ways that may be unfavorable to us.

Until the Spin-Off occurs, the Company will be a wholly owned subsidiary of Greenland Technologies. Accordingly, Greenland Technologies will effectively have the absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the Share Distribution and the Share Distribution Date. These changes could be unfavorable to us. In addition, the separation and Share Distribution and related transactions are subject to the satisfaction or waiver by Greenland Technologies in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met. Greenland Technologies may also decide at any time not to proceed with the separation and Share Distribution.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent company, we will be able to, among other things, design and implement corporate strategies and policies that are better targeted to our business’s areas of strength and differentiation, better focus our financial and operational resources on those specific strategies, create effective incentives for our management and employees that are more closely tied to our business performance, provide investors more flexibility and enable us to achieve alignment with a more natural shareholder base and implement and maintain a capital structure designed to meet our specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) the completion of the Spin-Off will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the Spin-Off, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of Greenland Technologies; and (iii) following the Spin-Off, our businesses will be less diversified than Greenland Technologies’ businesses prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, results of operations, and cash flows could be adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, and we may experience increased costs after the Spin-Off.

We have historically operated as part of Greenland Technologies’ corporate organization, and Greenland Technologies has provided us with various corporate functions. Following the Spin-Off, Greenland Technologies will have no obligation to provide us with assistance.

Following the Spin-Off, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from Greenland Technologies. These services may include legal, accounting, information technology, human resources, investor relations, and other infrastructure support, the effective and appropriate performance of which are critical to our operations.

We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Greenland Technologies. Because our business has historically operated as part of the wider Greenland Technologies organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently or may incur additional costs that could adversely affect our business. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition, results of operations, and cash flows may be adversely affected.

We may incur new indebtedness post the Share Distribution, and the degree to which we will be leveraged following completion of the Share Distribution could adversely affect our business, financial condition, and results of operations.

Post the Spin-Off, from time to time in the ordinary course of our business, we may incur indebtedness to fund the growth of the business. If needed, we also may enter into a revolving credit facility to be available for our working capital and other cash needs.

After the Share Distribution, we will not be able to rely on the earnings, assets, or cash flow of Greenland Technologies, and Greenland Technologies will not provide funds to finance our working capital or other cash requirements. As a result, after the Share Distribution, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. Any differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us.

Our ability to make payments on and to refinance our future indebtedness will depend on our ability to generate cash in the future from operations, financings, or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control, as well as the risk factors set forth herein.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers, or other companies with whom we conduct business may need assurances that the Company’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations, and cash flows.

We may have potential business conflicts of interest with Greenland Technologies with respect to our past and ongoing relationships.

Conflicts of interest may arise with Greenland Technologies in a number of areas relating to our past and ongoing relationships, including employee recruiting and retention, and business combinations involving our Company.

We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

Following the Spin-Off, certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in Greenland Technologies and other companies for which our executive officers and directors may be affiliates of. Because of their current or former positions with Greenland Technologies, certain of our expected executive officers and directors, own equity interests in Greenland Technologies. Continuing ownership of Greenland Technologies’ shares and equity awards could create, or appear to create, potential conflicts of interest if the Company and Greenland Technologies face decisions that could have implications for both the Company and Greenland Technologies.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this information statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

●	lack of operating history as an independent company and unreliability of historical consolidated financial information as an indicator of our future results;

●	the level of competition from other companies;

●	inflationary pressures and availability and price of industrial supplies;

●	our ability to generate sufficient cash or obtain financing to fund our business operation;

●	changes in prevailing global and regional economic conditions;

●	natural disasters or inclement or hazardous weather conditions, including, but not limited to cold weather, flooding, tornadoes, and the physical impacts of climate change;

●	ability to operate as an independent company without certain benefits available to us as a part of Greenland Technologies;

●	attracting and retaining key personnel and other employee workforce factors, such as labor relations;

●	technical difficulties or failures;

●	work stoppages, other disruptions, or the need to relocate any of our facilities;

●	economic, political, regulatory, foreign exchange, and other risks of international operations;

●	changes in legislation or government regulations or policies;

●	our production capabilities and costs;

●	our ability to obtain, maintain or renew any necessary permits or rights;

●	difficulty collecting receivables;

●	the failure to protect our intellectual property or allegations that we have infringed the intellectual property of others;

●	inability to grow successfully through future acquisitions;

●	inability to recruit and retain qualified personnel;

●	the operational constraints and financial distress of third parties;

●	labor disputes;

●	our ability to borrow funds and access capital markets;

●	potential material litigation matters;

●	unforeseen U.S. federal income tax and foreign tax liabilities;

●	U.S. federal income tax reform; and

●	certain factors discussed elsewhere in this information statement.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this information statement. These risks could cause actual results to differ materially from those implied by forward-looking statements in this information statement. Even if our results of operations, financial condition, and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this information statement, those results or developments may not be indicative of results or developments in subsequent periods.

Any forward-looking statements made by us in this information statement speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

THE SPIN-OFF

Background

On February 14, 2024, Greenland Technologies announced plans for the complete legal and structural separation of the Business from Greenland Technologies. To affect the separation, Greenland Technologies is undertaking the Reorganization Transactions described under “Certain Relationships and Related Party Transactions—Agreements with Greenland Technologies—Separation and Distribution Agreement.”

Following the Reorganization Transactions, Greenland Technologies will distribute all of its equity interest in us, consisting of all of our outstanding shares of common stock, to holders of Greenland Technologies’ ordinary shares on a pro rata basis. Following the Spin-Off, it is anticipated that Greenland Technologies will not retain any ownership interest in our Company, and we will operate independently from Greenland Technologies. No approval of Greenland Technologies’ shareholders is required in connection with the Spin-Off, and Greenland Technologies’ shareholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction, or the Greenland Technologies Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, Greenland Technologies may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. For a more detailed discussion, see “The Spin-Off—Conditions to the Spin-Off.”

Aspects of the Spin-Off may increase the risks associated with ownership of shares of SpinCo. In connection with the Spin-Off, from time to time in the ordinary course of our business, we may incur indebtedness in the future. If needed, we may also enter into a revolving credit facility to be available for our working capital and other cash needs. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being part of a larger entity. See “Risk Factors” in this information statement.

Reasons for the Spin-Off

In February 2024, the Greenland Technologies Board authorized a review of Greenland Technologies’ business portfolio and capital allocation options, with the goal of enhancing shareholder value. As part of its review process, Greenland Technologies evaluated a range of potential structural alternatives in addition to the Spin-Off, including opportunities for dispositions, acquisitions, business combinations and separations. Greenland Technologies considered a number of factors, including the strategic clarity and flexibility for Greenland Technologies and SpinCo after the Spin-Off, the ability of SpinCo to compete and operate efficiently and effectively (including SpinCo’s ability to retain and attract management talent) after the Spin-Off, the financial profile of SpinCo and the potential reaction of investors. As a result of this review, Greenland Technologies identified differences in operations, strategic focus, and growth drivers of Greenland Technologies’ business and the Business, including that the Business would not fully utilize synergies across the Greenland Technologies portfolio. In reaching the decision to separate the Business, the Greenland Technologies Board concluded that the separation of the Business from the remainder of Greenland Technologies as a stand-alone company is the most attractive alternative for enhancing shareholder value.

As a result of this evaluation, Greenland Technologies determined that proceeding with the Spin-Off would be in the best interests of Greenland Technologies and its shareholders. Greenland Technologies considered the following potential benefits of this approach:

Enhanced Strategic and Operational Focus. Following the Spin-Off, Greenland Technologies and SpinCo will each have a more focused business and be better able to dedicate financial, management, and other resources to leverage their respective areas of strength and differentiation. Each company will pursue appropriate growth opportunities and execute strategic plans best suited to address the distinct market trends and opportunities for its business. Peter Zuguang Wang, the chairman of the board of directors for Greenland Technologies will serve as the chairman of the board of directors and acting chief executive officer for the Company following the separation, and Jing Jin, the chief financial officer for Greenland Technologies will serve as the chief financial officer for the Company following the separation. Each of Peter Zuguang Wang and Jing Jin will allocate his time and responsibilities using best business judgement and in dialogue with the separate board of directors for each company. Although each of Peter Zuguang Wang and Jing Jin will have roles at both companies following the spin-off, the Company will provide equity grants to its directors and will seek to provide future incentives to its management, including equity compensation, to further align their interest with the Company. The boards of directors of Greenland Technologies and the Company will owe fiduciary duties to their respective stockholder bases, with matters governed by Greenland Technologies board of directors will be specific to Greenland Technologies, and matters governed by the Company’s board of directors will be specific to the Company. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Simplified Organizational Structure and Resources. The Spin-Off will allow the management of each of Greenland Technologies and SpinCo to devote their time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies. Each company will be able to adapt faster to clients’ changing needs, address specific market dynamics, target innovation and investments in select growth areas, and accelerate decision-making processes.

Distinct and Clear Financial Profiles and Compelling Investment Cases. Investment in one company or the other may appeal to investors with different goals, interests, and concerns. The Spin-Off will allow investors to make independent investment decisions with respect to Greenland Technologies and SpinCo and may result in greater alignment between the interests of SpinCo’s stockholder base and the characteristics of SpinCo’s business, capital structure, and financial results.

Performance Incentives. We believe that the Spin-Off will enable SpinCo to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. SpinCo’s equity-based compensation arrangements will more closely align the interests of SpinCo’s management and employees with the interests of its stockholders and should increase SpinCo’s ability to attract and retain personnel.

Capital Structure. The Spin-Off will enable each of Greenland Technologies and SpinCo to leverage its distinct growth profile and cash flow characteristics to optimize its capital structure and capital allocation strategy.

In determining whether to effect the Spin-Off, Greenland Technologies considered the costs and risks associated with the transaction, including the costs associated with preparing SpinCo to become an independent company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by Greenland Technologies’ shareholders whose investment objectives may not be met by our shares of common stock, the time it may take for us to attract our optimal stockholder base, the possibility of disruptions in our business as a result of the Spin-Off, the risk that the combined trading prices of our shares of common stock and Greenland Technologies’ ordinary shares after the Spin-Off may drop below the trading price of Greenland Technologies’ ordinary shares before the Spin-Off, and the loss of synergies and scale from operating as one company. Notwithstanding these costs and risks, taking into account the factors discussed above, Greenland Technologies determined that the Spin-Off provided the best opportunity to achieve the above benefits and enhance shareholder value. Greenland Technologies will pay substantially all of the third-party fees, costs, and expenses associated with the Spin-Off incurred before and in connection with the consummation of the Spin-Off, and each of Greenland Technologies and the Company generally will bear its own third-party fees, costs, and expenses associated with the Spin-Off incurred after the consummation of the Spin-Off.

When and How You Will Receive SpinCo Shares

Greenland Technologies will distribute to its shareholders, as a pro rata dividend,            share of our common stock for every Greenland Technologies ordinary share outstanding as of            , 2024, the Record Date of the Share Distribution.

Prior to the Share Distribution, Greenland Technologies will deliver all of our issued and outstanding shares of common stock to the distribution agent.           will serve both as distribution agent in connection with the Share Distribution transfer agent and registrar for our shares of common stock.

If you own Greenland Technologies ordinary shares as of the close of business on            , 2024, our shares of common stock that you are entitled to receive in the Share Distribution will be issued to your account as follows:

Registered shareholders. If you own your Greenland Technologies ordinary shares directly through Greenland Technologies’ transfer agent, you are a registered shareholder. In this case, the distribution agent will credit the shares, rounded up to the next whole share, of our  shares of common stock you receive in the Share Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical share certificates are issued to shareholders, as is the case in the Share Distribution. You will be able to access information regarding your book-entry account for SpinCo shares through            by calling           .

Commencing on or shortly after the Share Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Share Distribution Date to complete the distribution of our shares of common stock and mail statements of holding to all registered stockholders.

“Street name” or beneficial shareholders. If you own your Greenland Technologies ordinary shares beneficially through a bank, broker, or other nominee, the bank, broker, or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker, or other nominee will credit your account with the whole shares of our shares of common stock that you receive in the Share Distribution on or shortly after the Share Distribution Date. We encourage you to contact your bank, broker, or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your Greenland Technologies ordinary shares on or before the Share Distribution Date, the buyer of those shares may in some circumstances be entitled to receive our shares of common stock to be distributed in respect of the Greenland Technologies shares you sold. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

We are not asking Greenland Technologies shareholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your Greenland Technologies ordinary shares for our shares of common stock. The outstanding number of Greenland Technologies ordinary shares will not change as a result of the Spin-Off.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will round up any fractional shares to the next whole number of shares at the time of the distribution of shares of the Spin-Off. See “How will our common stock trade?” for additional information regarding “when-issued” trading.

Material U.S. Federal Income Tax Consequences of the Spin-Off

Consequences to Holders of Greenland Technologies Ordinary Shares

The following is a summary of the material U.S. federal income tax consequences to holders of Greenland Technologies ordinary shares in connection with the Share Distribution. This summary is based on the Code of Federal Regulations, the Treasury Regulations promulgated under the Code of Federal Regulations, and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this information statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

●	dealers or traders in securities or currencies;

●	tax-exempt entities;

●	banks, financial institutions, or insurance companies;

●	real estate investment trusts, regulated investment companies, or grantor trusts;

●	persons who acquired Greenland Technologies ordinary shares pursuant to the exercise of employee stock options or otherwise as compensation;

●	shareholders who own, or are deemed to own, 10% or more, by voting power or value, of Greenland Technologies equity;

●	shareholders owning Greenland Technologies ordinary shares as part of a position in a straddle or as part of a hedging, conversion, or other risk reduction transaction for U.S. federal income tax purposes;

●	certain former citizens or long-term residents of the United States;

●	stockholders who are subject to the alternative minimum tax;

●	persons who are subject to special accounting rules under Section 451(b) of the Code of Federal Regulations;

●	persons who own Greenland Technologies ordinary shares through partnerships or other pass-through entities; and

●	persons who hold Greenland Technologies ordinary shares through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift, or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds Greenland Technologies ordinary shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SHARE DISTRIBUTION.

General

Completion of the Spin-Off is conditioned upon Greenland Technologies’ receipt of written opinion from             to the effect that the Share Distribution will qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code of Federal Regulations. The opinions will be based on the assumption that, among other things, the representations made, and information submitted, in connection with it are accurate. If the Share Distribution qualifies for this treatment and subject to the qualifications and limitations set forth herein, for U.S. federal income tax purposes:

●	no gain or loss will be recognized by, or be includible in the income of, a holder as a result of the Share Distribution.

●	the aggregate tax basis of the Greenland Technologies ordinary shares and our shares of common stock held by each holder immediately after the Share Distribution will be the same as the aggregate tax basis of the Greenland Technologies ordinary shares held by that holder immediately before the Share Distribution, allocated between the Greenland Technologies ordinary shares and our shares of common stock in proportion to their relative fair market values on the date of the Share Distribution; and

●	the holding period of our shares of common stock received by each holder will include the holding period of its Greenland Technologies ordinary shares.

The opinions will not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions will assume that the Spin-Off will be completed according to the terms of the Separation and Distribution Agreement and will rely on the facts as stated in the Separation and Distribution Agreement, this information statement and a number of other documents. In addition, the opinions will be based on certain representations as to factual matters from, and certain covenants by, Greenland Technologies and us. The opinions cannot be relied on if any of the assumptions, representations, or covenants is incorrect, incomplete, or inaccurate or are violated in any material respect.

The opinions will not be binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in that challenge, the tax consequences of the Spin-Off could be materially less favorable. Greenland Technologies has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Share Distribution were determined not to qualify for non-recognition of gain or loss, the above consequences would not apply and each holder who receives our shares of common stock in the Share Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our shares of common stock received, which would generally result in:

●	a taxable dividend to the extent of the holder’s pro rata shares of Greenland Technologies’ current or accumulated earnings and profits;

●	a reduction in the holder’s basis (but not below zero) in Greenland Technologies ordinary shares to the extent the amount received exceeds the holder’s shares of Greenland Technologies’ earnings and profits; and

●	a taxable gain from the exchange of Greenland Technologies ordinary shares to the extent the amount received exceeds the sum of the holder’s shares of Greenland Technologies’ earnings and profits and its basis in its Greenland Technologies ordinary shares.

Consequences to Greenland Technologies

The following is a summary of the material U.S. federal income tax consequences to Greenland Technologies in connection with the Spin-Off that may be relevant to holders of Greenland Technologies ordinary shares.

As discussed above, completion of the Spin-Off is conditioned upon Greenland Technologies’ receipt of written opinion from             to the effect that the Share Distribution will qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code of Federal Regulations. If the Share Distribution qualifies for nonrecognition of gain or loss under Section 355 and related provisions of the Code of Federal Regulations, then Greenland Technologies generally will not recognize gain or loss as a result of the Share Distribution. The opinions are subject to the qualifications and limitations as are set forth above under “—Consequences to Holders of Greenland Technologies Ordinary Shares.”

If the Share Distribution were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code of Federal Regulations, then Greenland Technologies would recognize gain equal to the excess of the fair market value of our shares of common stock distributed to Greenland Technologies shareholders over Greenland Technologies’ tax basis in our shares of common stock.

Results of the Spin-Off

After the Spin-Off, we will be an independent company. Immediately following the Spin-Off, we expect to have approximately            shares of common stock outstanding, based on the number of Greenland Technologies ordinary shares outstanding on            , 2024. The actual number of our shares of common stock that Greenland Technologies will distribute in the Spin-Off will depend on the actual number of Greenland Technologies ordinary shares outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to share incentive plans, and any repurchase of Greenland Technologies shares on or prior to the Record Date. Greenland Technologies ordinary shares held by Greenland Technologies as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in the Share Distribution. The Spin-Off will not affect the outstanding number of Greenland Technologies ordinary shares or any rights of Greenland Technologies shareholders. However, following the Share Distribution, the equity value of Greenland Technologies will no longer reflect the value of the Business. There can be no assurance that the combined trading prices of the Greenland Technologies ordinary shares and our shares of common stock will equal or exceed what the trading price of Greenland Technologies ordinary shares would have been in absence of the Spin-Off.

Before our separation from Greenland Technologies, we intend to enter into a Separation and Distribution Agreement and potentially other agreements with Greenland Technologies related to the Spin-Off. These agreements will govern the relationship between us and Greenland Technologies up to and after completion of the Spin-Off and allocate between us and Greenland Technologies various assets, liabilities, rights, and obligations, including employee benefits, environmental, intellectual property, and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Greenland Technologies.”

Trading of Shares of Common Stock

We are a wholly owned subsidiary of Greenland Technologies. Accordingly, no public market for our shares of common stock currently exists, although a “when-issued” market in our shares of common stock may develop prior to the Share Distribution. See “The Spin-Off—Trading Prior to the Share Distribution Date” below for an explanation of a “when-issued” market. We intend to apply to have our shares of common stock traded over-the-counter on the OTC Markets under the symbol “          ”. Following the Spin-Off, Greenland Technologies ordinary shares will continue to trade on the Nasdaq Stock Market under the symbol “GTEC”.

Neither we nor Greenland Technologies can assure you as to the trading price of Greenland Technologies ordinary shares or our shares of common stock after the Spin-Off, or as to whether the combined trading prices of our shares of common stock and the Greenland Technologies ordinary shares after the Spin-Off will equal or exceed the trading prices of Greenland Technologies ordinary shares prior to the Spin-Off. The trading price of our shares of common stock may fluctuate significantly following the Spin-Off.

Our shares of common stock distributed to Greenland Technologies shareholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by, or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell our shares of common stock they own only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Share Distribution Date

We expect a “when-issued” market in our shares of common stock to develop as early as one trading day prior to the Record Date for the Share Distribution and continue up to and including the Share Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own Greenland Technologies ordinary shares at the close of business on the Record Date, you will be entitled to receive our shares of common stock in the Share Distribution. You may trade this entitlement to receive our shares of common stock, without the Greenland Technologies ordinary shares you own, on the “when-issued” market. We expect “when-issued” trades of our shares of common stock to settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, we expect that “when-issued” trading of our shares of common stock will end and “regular-way” trading will begin.

We also anticipate that, as early as one trading day prior to the Record Date and continuing up to and including the Share Distribution Date, there will be two markets in Greenland Technologies ordinary shares: a “regular-way” market and an “ex-distribution” market. Greenland Technologies ordinary shares that trade on the regular-way market will trade with an entitlement to receive our shares of common stock in the Share Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive our shares of common stock in the Share Distribution. Therefore, if you sell Greenland Technologies ordinary shares in the regular-way market up to and including the Share Distribution Date, you will be selling your right to receive our shares of common stock in the Share Distribution. However, if you own Greenland Technologies ordinary shares at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Share Distribution Date, you will still receive our shares of common stock that you would otherwise be entitled to receive in the Share Distribution.

If “when-issued” trading occurs, the trading for our shares of common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the Share Distribution Date, provided that the following conditions shall have been satisfied or waived by Greenland Technologies:

●	the Greenland Technologies Board shall have approved the Reorganization Transactions and Share Distribution and not withdrawn such approval, and shall have declared the dividend of our shares of common stock to Greenland Technologies shareholders;

●	any ancillary agreements contemplated by the Separation and Distribution Agreement shall have been executed by each party to those agreements;

●	the SEC shall have declared effective our Registration Statement on Form 10, of which this information statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

●	our shares of common stock shall have been accepted for trading on the OTC Stock Markets , subject to official notice of issuance;

●	Greenland Technologies shall have received the written opinion of , which shall remain in full force and effect, regarding the intended treatment of the Share Distribution under the Code of Federal Regulations;

●	the Reorganization Transactions shall have been completed (other than those steps that are expressly contemplated to occur at or after the Share Distribution);

●	no order, injunction, or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Share Distribution shall be in effect, and no other event outside the control of Greenland Technologies shall have occurred or failed to occur that prevents the consummation of the Share Distribution;

●	no other events or developments shall have occurred prior to the Share Distribution that, in the judgment of the Greenland Technologies Board, would result in the Share Distribution having a material adverse effect on Greenland Technologies or its stockholders;

●	prior to the Share Distribution Date, notice of Internet availability of this information statement or this information statement shall have been mailed to the holders of Greenland Technologies ordinary shares as of the Record Date; and

●	certain other conditions set forth in the Separation and Distribution Agreement.

Any of the above conditions may be waived by the Greenland Technologies Board to the extent such waiver is permitted by law. If the Greenland Technologies Board waives any condition prior to the effectiveness of the Registration Statement on Form 10, of which this information statement Forms a part, and the result of such waiver is material to Greenland Technologies shareholders, we will file an amendment to the Registration Statement on Form 10, of which this information statement forms a part, to revise the disclosure in the information statement accordingly. In the event that Greenland Technologies waives a condition after this Registration Statement becomes effective and such waiver is material, we would communicate such change to Greenland Technologies’ shareholders by filing a Form 8-K describing the change.

The fulfillment of the above conditions will not create any obligation on Greenland Technologies’ part to complete the Spin-Off. We are not aware of any material federal, foreign, or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our shares of common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Share Distribution. Greenland Technologies may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to Greenland Technologies’ shareholders who will receive our shares of common stock in the Share Distribution. You should not construe this information statement as an inducement or encouragement to buy, hold, or sell any of our securities or any securities of Greenland Technologies. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither we nor Greenland Technologies undertakes any obligation to update the information except in the normal course of our and Greenland Technologies’ public disclosure obligations and practices.

DIVIDEND POLICY

Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we do not anticipate paying cash dividends on our shares of common stock for the foreseeable future.

The Board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints, and other factors that the Board deems relevant. See “Risk Factors—Risks Related to Our Shares of Common Stock—Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our shares of common stock for a return on your investment.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2023:

☐	on a historical basis; and

☐	on a pro forma basis to reflect the adjustments included in our Unaudited Pro Forma Condensed Consolidated Financial Statements.

The information below is not necessarily indicative of what our capitalization would have been had the separation, distribution, and related transactions been completed as of September 30, 2023. In addition, it is not indicative of our future capitalization.

This table should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, sections of this information statement and our unaudited condensed consolidated financial statements and notes thereto included in the “Index to Consolidated Financial Statements” of this Information Statement.

	As of September 30, 2023 (Unaudited)
	Historical	As Adjusted
Cash, cash equivalents and restricted cash:	$20,304,363	$20,304,363

Capitalization:
Debt	$6,524,123	$6,524,123

Equity:
Ordinary shares, $0.01 par value, 1,000,000 shares authorized and no shares issued and outstanding	$1	$-
Ordinary shares, $0.01 par value, unlimited shares authorized; 13,594,530 shares issued and outstanding on a pro forma basis	-	135,945
Additional paid-in capital	12,370,924	12,234,980
Statutory reserves	3,842,331	3,842,331
Retained earnings	50,192,094	50,192,094
Accumulated other comprehensive loss	(3,627,103)	(3,627,103)
Total shareholders’ equity	$62,778,247	$62,778,247
Non-controlling interest	11,870,781	11,870,781
Total equity	$74,649,028	$74,649,028

Total capitalization	$88,429,268	$88,429,268

We have not yet finalized our post-Spin-Off capitalization. Adjusted financial data reflecting our post-Spin-Off capitalization will be included in an amendment to this information statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL DATA

The following tables present certain selected historical consolidated financial information as of and for each of the years in the two-year period ended December 31, 2022 and 2021 and for the nine months ended September 30, 2023 and 2022. The selected historical consolidated financial data as of December 31, 2022 and 2021 is derived from our historical audited consolidated financial statements included elsewhere in this information statement. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair statement of the information set forth in this information statement.

The selected historical consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the accompanying notes thereto included elsewhere in this information statement. For each of the periods presented, our business was wholly owned by Greenland Technologies. The financial information included herein may not necessarily reflect our financial position, results of operations, and cash flows in the future or what our financial position, results of operations, and cash flows would have been had we been an independent company during the periods presented. In addition, our historical consolidated financial information does not reflect changes that we expect to experience in the future as a result of our separation from Greenland Technologies, including changes in the financing, operations, cost structure, and personnel needs of our business. Further, the historical consolidated financial information includes allocations of certain Greenland Technologies corporate expenses. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that we would have incurred if we had operated as an independent company or of the costs expected to be incurred in the future.

The following tables also present certain unaudited pro forma condensed consolidated financial information of SpinCo for the nine months ended September 30, 2023 and the year ended December 31, 2022 and an Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet as of September 30, 2023. The Unaudited Pro Forma Condensed Consolidated Financial Statements are derived from our historical consolidated financial statements included elsewhere in this information statement, and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Separation and Distribution Agreement and related agreements occurred as of the dates indicated. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the accompanying notes included elsewhere in this information statement.

The Unaudited Pro Forma Condensed Consolidated Financial Statements of Operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 reflect our results as if the Spin-Off and related transactions had occurred as of January 1, 2022. The Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet as of September 30, 2023 reflects our results as if the Spin-Off and related transactions had occurred as of such date. Refer to the “Unaudited Pro Forma Condensed Consolidated Financial Statements” for further information about the Spin-Off transactions.

Selected Historical Statement of Operations Information

Selected Balance Sheet Information

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
			(unaudited)	(unaudited)
Statement of Operations Data
Total revenue	$90,718,038	$98,839,900	$67,560,858	$71,542,187
Total operating expenses	$9,828,550	$9,395,034	$7,326,061	$5,697,299
Income from operations	9,987,252	10,198,586	11,523,639	10,288,380
Total other income (expense)	1,426,968	828,182	(1,457,511)	1,224,394
Net income	$10,714,529	$9,183,508	$8,618,857	$10,120,039

Balance Sheet Data (at period end)
Cash, restricted cash and cash equivalents	$11,726,219	$14,274,833	$20,304,363	$5,963,603
Working capital	$53,363,891	$45,250,822	$58,655,101	$50,604,263
Total assets	$142,403,067	$158,051,444	$150,233,202	$143,549,407
Total liabilities	$71,222,744	$91,831,203	$75,584,174	$75,391,729
Total equity	$71,180,323	$66,220,241	$74,649,028	$68,157,678

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Consolidated Financial Statements of SpinCo consist of the Unaudited Pro Forma Condensed Consolidated Financial Statements of Operations for the nine months ended September 30, 2023 and the year ended December 31, 2022, and an Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet as of September 30, 2023. The Unaudited Pro Forma Condensed Consolidated Financial Statements are derived from our historical consolidated financial statements included elsewhere in this information statement and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Separation and Distribution Agreement and related agreements occurred as of the dates indicated. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the accompanying notes included elsewhere in this information statement.

The Unaudited Pro Forma Condensed Consolidated Financial Statements of Operations for the nine months ended September 30, 2023, and the year ended December 31, 2022 reflect our results as if the Spin-Off and related transactions described below had occurred as of January 1, 2022. The Unaudited Pro Forma Condensed Consolidated Financial Balance Sheet as of September 30, 2023 reflects our results as if the Spin-Off and related transactions described below had occurred as of such date.

The Unaudited Pro Forma Condensed Consolidated Financial Statements will give effect to the following:

●	the contribution by Greenland Technologies to us of all the assets and liabilities that comprise our business pursuant to the Separation and Distribution Agreement;

●	the anticipated post-Share Distribution capital structure, including the issuance of our shares of common stock to holders of Greenland Technologies ordinary shares;

●	the impact of, and transactions contemplated by, the Separation and Distribution Agreement, other agreements related to the Share Distribution between us and Greenland Technologies and the provisions contained therein; and

●	the incremental costs we expect to incur as an autonomous entity.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are subject to the assumptions and adjustments described in the accompanying notes that reflect the expected impacts of events directly attributable to the Spin-Off and that are factually supportable and, for purposes of statements of operations, are expected to have a continuing impact on us. However, these adjustments are subject to change as we and Greenland Technologies finalize the terms of the Separation and Distribution Agreement and the other agreements related to the Share Distribution. The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as an independent, publicly traded company.

The operating expenses reported in our historical consolidated statements of operations include allocations of certain Greenland Technologies costs. These costs include the allocation of all Greenland Technologies corporate costs, shared services, and other related costs that benefit us.

We expect to incur additional recurring costs of being a stand-alone company. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

●	costs to perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit, and investor relations activities;

●	insurance premiums;

●	changes in our overall facility costs; and

●	the type and level of other costs expected to be incurred.

We currently estimate that we will incur substantial non-recurring costs associated with becoming a stand-alone company within 24 months of the Share Distribution. The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements of Operations are not adjusted for these estimated expenses as they are also projected amounts based on estimates and would not be factually supportable. These expenses primarily relate to the following:

●	recruiting costs associated with hiring key senior management personnel new to our Company;

●	costs related to establishing our new brand in the marketplace; and

●	costs of retention bonuses.

Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially, and the timing of incurrence could change.

The accompanying Pro Forma Consolidated Statements of Operations are also not adjusted for any potential dividends SpinCo may pay in the future should the Board determine to declare any such dividends.

Unaudited Pro Forma Consolidated Financial Statement of Operations

for the Nine Months Ended September 30, 2023

		Pro Forma
	Historical	Adjustments		Pro Forma

REVENUES	$67,560,858	$		$67,560,858
COST OF GOODS SOLD	48,711,158			48,711,158
GROSS PROFIT	18,849,700			18,849,700
Selling expenses	924,257			924,257
General and administrative expenses	2,847,953	350,000	(a)	3,197,953
Research and development expenses	3,553,851	-		3,553,851
Total operating expenses	7,326,061	350,000		7,676,061
INCOME FROM OPERATIONS	11,523,639	(350,000)		11,173,639
Interest income	79,318	-		79,318
Interest expense	(218,949)	-		(218,949)
Loss on disposal of property and equipment	(443)	-		(443)
Other income(expense)	(1,317,437)	-		(1,317,437)
INCOME BEFORE INCOME TAX	10,066,128	(350,000)		9,716,128
INCOME TAX	1,447,271	-		1,447,271
NET INCOME	8,618,857	(350,000)		8,268,857
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	2,533,611	-		2,533,611
NET INCOME ATTRIBUTABLE TO GREENLAND HOLDING ENTERPRISES INC. AND SUBSIDIARIES	6,085,246	(350,000)		5,735,246
OTHER COMPREHENSIVE INCOME (LOSS):	(544,013)	-		(544,013)
Unrealized foreign currency translation income (loss) attributable to Greenland Holding Enterprises Inc. and subsidiaries	(751,321)	-		(751,321)
Unrealized foreign currency translation income (loss) attributable to Noncontrolling interest	207,308	-		207,308
Comprehensive income (loss) attributable to Greenland Holding Enterprises Inc. and subsidiaries	5,333,925	(350,000)		4,983,925
Noncontrolling interest	2,740,919	-		2,740,919
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	1,000,000		(b)(c)	12,978,504
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	6.09		(b)	0.44

Unaudited Pro Forma Consolidated Financial Statement of Operations
for the Year Ended December 31, 2022

		Pro Forma
	Historical	Adjustments	Pro Forma
REVENUES	$90,718,038	$-	$90,718,038
COST OF GOODS SOLD	70,902,236	-	70,902,236
GROSS PROFIT	19,815,802	-	19,815,802
Selling expenses	2,182,702	-	2,182,702
General and administrative expenses	2,206,500	350,000 (a)	2,556,500
Research and development expenses	5,439,348	-	5,439,348
Total operating expenses	9,828,550	350,000	10,178,550
INCOME FROM OPERATIONS	9,987,252	(350,000)	9,637,252
Interest income	56,817	-	56,817
Interest expense	(401,089)	-	(401,089)
Loss on disposal of property and equipment	(1,511)	-	(1,511)
Other income(expense)	1,772,751	-	1,772,751
INCOME BEFORE INCOME TAX	11,414,220	(350,000)	11,064,220
INCOME TAX	699,691	-	699,691
NET INCOME	10,714,529	(350,000)	10,364,529
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	3,071,898	-	3,071,898
NET INCOME ATTRIBUTABLE TO GREENLAND HOLDING ENTERPRISES INC. AND SUBSIDIARIES	7,642,631	(350,000)	7,292,631
OTHER COMPREHENSIVE INCOME (LOSS):	(5,754,447)	-	(5,754,447)
Unrealized foreign currency translation income (loss) attributable to Greenland Holding Enterprises Inc. and subsidiaries	(3,860,082)	-	(3,860,082)
Unrealized foreign currency translation income (loss) attributable to Noncontrolling interest	(1,894,365)	-	(1,894,365)
Comprehensive income (loss) attributable to Greenland Holding Enterprises Inc. and subsidiaries	3,782,549	(350,000)	3,432,549
Noncontrolling interest	1,177,533		1,177,533
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	1,000,000	(b)(c)	13,594,530
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	7.64	(b)	0.54

Unaudited Pro Forma Consolidated Financial Statement Balance Sheet
September 30, 2023

		Pro Forma
	Historical	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$17,500,607	$-		$17,500,607
Restricted cash	2,803,756	-		2,803,756
Short Term Investment	4,393,777	-		4,393,777
Notes receivable	32,403,217	-		32,403,217
Accounts receivable, net	20,826,354	-		20,826,354
Inventories	19,484,852	-		19,484,852
Due from related parties-current	34,592,071	-		34,592,071
Advance to suppliers	613,203	-		613,203
Prepayments and other current assets	44,428	-		44,428
Total Current Assets	132,662,265	-		132,662,265
Non-current asset:
Property, plant, equipment and construction in progress, net	13,586,523	-		13,586,523
Land use rights, net	3,376,901	-		3,376,901
Other intangible assets	208,154	-		208,154
Deferred tax assets	348,419	-		348,419
Other non-current assets	50,940	-		50,940
Total non-current assets	17,570,937	-		17,570,937
TOTAL ASSETS	150,233,202	-		150,233,202
Liabilities And Equity
Current liabilities:
Short-term bank loans	$6,524,123	$-		$6,524,123
Notes payable-bank acceptance notes	30,713,480	-		30,713,480
Accounts payable	25,364,849	-		25,364,849
Taxes payables	67,340	-		67,340
Customer deposits	302,122	-		302,122
Due to related parties	8,173,647	-		8,173,647
Other current liabilities	2,861,603	-		2,861,603
Total current liabilities	74,007,164	-		74,007,164
Long-term liabilities		-
Other long-term liabilities	1,577,010	-		1,577,010
Total long-term liabilities	1,577,010	-		1,577,010
TOTAL LIABILITIES	75,584,174	-		75,584,174
COMMITMENTS AND CONTINGENCIES
EQUITY:
Ordinary shares, $0.01 par value, 1,000,000 shares authorized	1	(1	)(d)	-
Ordinary shares, $0.01 par value, unlimited shares authorized; 13,594,530 shares issued and outstanding as of September 30, 2023 on a pro forma basis	-	135,945	(d)	135,945
Additional paid-in capital	12,370,924	(135,944	)(d)	12,234,980
Statutory reserves	3,842,331	-		3,842,331
Retained earnings	50,192,094	-		50,192,094
Accumulated other comprehensive income (loss)	(3,627,103)	-		(3,627,103
Total shareholders’ equity	62,778,247	-		62,778,247
Non-controlling interest	11,870,781	-		11,870,781
TOTAL EQUITY	74,649,028	-		74,649,028
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$150,233,202	$-		$150,233,202

Notes to Unaudited Pro Forma Consolidated Financial Statements

For further information regarding the historical consolidated financial statements, please refer to the audited consolidated financial statements included in this information statement. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2023, Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 include adjustments related to the following:

(a)	As an independent, separate public company following the separation from Greenland Technologies, we expect to incur certain costs including financial reporting and regulatory compliance, board of directors’ fees and expenses, accounting, auditing, tax, legal, insurance, information technology, human resources, investor relations and other general and administrative-related function. We expect $350,000 and $350,000 of general administrative expenses for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively.

(b)	The number of Greenland Holding Enterprises shares used to compute basic income per ordinary share for the nine months ended September 30, 2023 and year ended December 31, 2022 is based on the number of shares of Greenland Holding Enterprises common stock which are expected to be outstanding upon completion of the distribution. We have assumed the number of outstanding shares of common stock based on the number of Greenland Technologies common stock outstanding as of September 30, 2023 and an assumed pro-rata distribution ratio of one-one share of Greenland Holding Enterprises common stock for each share of Greenland Technologies common stock and the impact of the Share Purchase Agreement described in Note (d) below. The actual number of shares of Greenland Holding Enterprises common stock outstanding upon completion of the Distribution may be different from this estimated amount.

(c)	The number of shares used to compute diluted income per ordinary share is the same as the basic shares of Greenland Holding Enterprises common stock as described in Note (b) above, due to a net loss reported in the unaudited pro forma consolidated statement of earnings for the nine months ended September 30, 2023 and for the year ended December 31, 2022.

(d)

Reflect the assumption that there will be 13,594,530 shares of Greenland Holding Enterprises common stock issued or outstanding effective upon spin off in connection with the Separation and Distribution Agreement to be entered into between Greenland Holding Enterprises and Greenland Technologies.

BUSINESS

The Company serves as the parent company of Zhongchai Holding, a holding company formed under the laws of Hong Kong on April 23, 2009. Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai, an operating company formed under the laws of the PRC in 2005, Hangzhou Greenland, an operating company formed under the laws of the PRC in 2019, and Hengyu Capital, a company formed in Hong Kong on August 16, 2022. Through Zhongchai Holding and its subsidiaries, the Company develops and manufactures traditional transmission products for material handling machineries in the PRC.

Through its subsidiaries, the Company offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries.

Our subsidiaries’ transmission products are used in 1-ton to 15-tons forklift trucks, some with mechanical shift and some with automatic shift. Our subsidiaries sell these transmission products directly to forklift-truck manufacturers. In the fiscal years ended December 31, 2022 and 2021, we sold an aggregate of 129,686 and 141,431 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC. For the nine months ended September 30, 2023 and 2022, we sold an aggregate of 112,414 and 102,144 sets of transmission products, to more than 100 forklift manufacturers in the PRC. In the fiscal years ended December 31, 2022 and 2021, we sold an aggregate of 129,686 and 141,431 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

For the nine months ended September 30, 2023 and 2022, we generated revenue of US$67.56 million and US$71.54 million, respectively, and net income of US$8.62 million and US$10.12 million, respectively. In the fiscal years ended December 31, 2022 and 2021, we generated revenue of US$90.72 million and US$98.84 million, respectively, and net income of US$10.71 million and US$9.18 million, respectively.

Corporate Structure and the Reorganization

The following diagram illustrates the current corporate structure of Greenland Technologies, , including the jurisdiction of formation and ownership interest of each of its subsidiaries.

In connection with the Spin-Off, Greenland Technologies is undergoing reorganizational steps. On August 28, 2023, our Company was formed in the State of Delaware as a holding company. The Company intends to enter into the Share Exchange Agreement with Greenland Technologies and Zhongchai Holding, pursuant to which Greenland Technologies agree to sell all the equity interests it has in Zhongchai Holding to us, and in consideration, we agree to issue 100 shares of common stock to Greenland Technologies, representing 100% of our issued and outstanding capital stock. As of the date of this information statement, the reorganizational steps contemplated by the Share Exchange Agreement have not been completed, and we expect the transactions to be completed in March 2024.

The following diagram illustrates the current corporate structure of Greenland Technologies following the completion of the transactions contemplated by the Share Exchange Agreement, including the jurisdiction of formation and ownership interest of each of its subsidiaries.

The following diagram illustrates the current corporate structure of the Company, including the jurisdiction of formation and ownership interest of each of its subsidiaries, upon the completion of the transactions contemplated by the Share Exchange Agreement.

As we expect the transactions contemplated by the Share Exchange Agreement to be completed in March 2024 and prior to the effectiveness of the Form 10 of which this information statement forms a part, for purposes of this information statement, we refer to Zhongchai Holding, Zhejiang Zhongchai, Hangzhou Greenland, and Hengyu Capital as our subsidiaries, and Zhejiang Zhongchai and Hangzhou Greenland as our PRC subsidiaries.

Zhongchai Holding was incorporated in Hong Kong on April 23, 2009. From April 23, 2009 to November 1, 2011, Zhongchai Holding was a subsidiary of Equicap, Inc., a Nevada corporation, with its stock quoted on the OTC Markets until July 29, 2011.

Zhejiang Zhongchai, a 71.58% owned subsidiary of Zhongchai Holding, was formed in the PRC on November 21, 2005 and engages in the business of designing, manufacturing, and selling transmission products mainly for forklift trucks. 20.0% of the equity interests in Zhejiang Zhongchai is held by Xinchang County Jiuhe Enterprise Management (Limited Partnership), representing the collective equity interests of Zhejiang Zhongchai owned by its employees. The remaining 10.53% of Zhejiang Zhongchai’s capital stock is owned by Xinchang County Jiuxin Investment Management Partnership (LP), an entity owned by Mengxing He, director and general manager of Zhejiang Zhongchai.

Hangzhou Greenland, a wholly-owned subsidiary of Zhongchai Holding, was formed in the PRC on August 9, 2019 and engages in the business of research and development of electric engineering vehicles, including electric forklifts, electric loading vehicles, electric digging vehicles, and other products. Hangzhou Greenland is also committed to product supply chain integration and overseas sales.

Hengyu Capital Limited, a 62.5% owned subsidiary of Zhongchai Holding, was formed in Hong Kong on August 16, 2022. Hengyu Capital does not have any business activities at this time and will be engaging in the business of investing. The remaining 37.5% of the capital stock of Hengyu Capital is owned by Peter Zuguang Wang, the chairman of board of directors of Greenland Technologies.

Products

Our subsidiaries provide transmission systems and integrated powertrains for material handling machineries, particularly for electric forklift trucks.

Transmission products for material handling machineries

Transmission Systems. For 15 years, the Company, along with its subsidiaries, specializes in designing, developing, and manufacturing a wide range of transmission systems for material handling machineries, in particular forklift trucks. The range of the transmission systems covers machineries from one ton to fifteen tons. Most transmission systems contain auto transmission features. This feature allows for easy machine operations. In addition, our subsidiaries provide transmission system for internal combustion powered machineries as well as for electrical powered machineries. Our subsidiaries have recently experienced an increasing demand for electric powered transmission systems. These transmission systems are key components for material handling machinery assembly. To meet this increasing demand, our subsidiaries are able to providing these transmission systems to major forklift truck OEMs as well as certain global branded manufacturers.

Integrated Powertrain. Through its PRC subsidiaries, the Company designs and develops new and distinctive powertrains, which integrates electric motor, speed reduction gearbox, and driving axles into a combined integral module, in order to meet a growing demand for advanced electric forklift trucks. This integrated powertrain will enable the OEMs to significantly shorten design cycle, improve machinery efficiency, and simplify manufacturing process. There is a new trend that OEMs would rather use an integrated powertrain than separate electric motor, speed reduction gearbox, and driving axles, particularly in electric forklift trucks. Currently, our subsidiaries make two tons to three and a half-tons integrated powertrains for few electric forklift truck OEMs. Our subsidiaries is in the process of adding more integrated powertrain products for electric forklift truck OEMs with different sizes.

Our Strengths

The following is a summary of our competitive strengths:

1. Favorable Market Trends

We believe that a number of key industry trends in the PRC will continue to benefit the Company and its subsidiaries and continue to drive its growth, including:

●	increasingly stringent regulations over carbon emission, which urge market participants to adopt low or zero-emission material handling and construction equipment;

●	increasing demand for a safer work environment and better healthy worker’s condition will drive growth of electric material handling equipment, which generates no exhausts and a low level of noise in operation;

●	increasing labor cost, which accelerates labor substitution with machinery in material handling and logistic activities;

●	increasing government support for improving efficiency in the PRC’s logistics industry, which is a key market for material handling machinery such as forklifts and loaders; and

●	increasing government support for logistic mechanization, including in the form of subsidies.

2. Well-Developed Manufacturing Capabilities Leading to Higher Efficiency

Our well-developed manufacturing process contributes to manufacturing efficiency and cost-effectiveness. Specifically, a combination of modern operational and management systems, advanced manufacturing equipment, experienced manufacturing know-hows, skilled workforce, and flexible manufacturing system allows us to shorten the “time to market” for our new products. Moreover, the combination allows us to timely adjust our lines of products in anticipation of changes in market demands.

3. Robust Research and Product Development Capabilities

Research and product development capabilities have been critical to our historical growth and current market position. Our research and development team is comprised of more than 17 professionals, or over 5% of our employees. We own a transmission technology center as a research and development facility, which is accredited by the Zhejiang provincial government. The technology center is made up of a product development and design department, a research center, three research departments that focuses on design, application, and manufacturing of internal combustion engines, and a post-doctoral workstation certified by the PRC Ministry of Human Resource and Social Security.

4. Strategic Service Network

The ability to provide timely after-sales services is critical in building and maintaining a loyal and solid customer base. We have strategically established an after-sales service network in locations with developed economies. For example, the eastern provinces of the PRC generally have significant demand for logistics services. Accordingly, the Company, through its subsidiaries, has operated an in-house service center and retained service providers that conduct businesses predominantly in these regions. Users of our products are able to reach us through a service line, through which we are able to provide prompt on-site technical services.

5. Experienced Management Team with Successful Track Records

Our senior management team is comprised of individuals who have operational experience, market knowledge, international management skill, and technical expertise. In addition, each member of the senior management team has a proven track record in building and turning companies into successful enterprises.

●	Peter Zuguang Wang will serve as our acting chief executive officer and the chairman of the board of directors of our Company following the separation. Mr. Wang has served as the sole director of Zhongchai Holding, our wholly owned subsidiary, since April 2009, and the chairman of the board of directors of Zhejiang Zhongchai Machinery Co., Ltd., a subsidiary of Zhongchai Holding, since September 2017. He has over 30 years of experience in technology and management, along with a unique background in research and development, operation, finance, and management. Mr. Wang is the chief executive officer of Cenntro Electric Group Limited (Nasdaq: CENN) and the co-founder of Unitech Telecom (now a part of UTStarcom, Nasdaq: UTSI).

●	Jing Jin will serve as our chief financial officer following the separation. Mr. Jin has served as the chief financial officer of Greenland Technologies since October 2019. Mr. Jin is a Certified Public Account and has over 10 years of experience in accounting, budgeting, and financial planning across operations in the PRC and overseas. Prior to August 2019, Mr. Jin has also served as the chief financial officer of Tantech Holdings Ltd. (Nasdaq: TANH).

Customers

The Company, through its subsidiaries, sells most of its transmission products in the PRC. The customer bases are primarily in the businesses of material handling equipment and forklift trucks. We believe that our subsidiaries’ customers include some of the leading manufacturers in their respective market segments.

During the nine months ended September 30, 2023, our subsidiaries’ five largest customers contributed 47.72% of our revenues. During the fiscal years ended December 31, 2022 and 2021, our subsidiaries’ five largest customers contributed 50.91% and 54.06% of our revenues, respectively. For the nine months ended September 30, 2023, our subsidiaries’ single largest customer, Hangcha Group, accounted for 16.13% of our total revenue, and our subsidiaries’ second largest customer, Longgong Forklift Truck, accounted for 11.39% of our total revenue. For the years ended December 31, 2022 and 2021, our subsidiaries’ single largest customer, Hangcha Group, accounted for 17.16% and 18.47%, respectively, of our total revenue, and our subsidiaries’ second largest customer, Longgong Forklift Truck, accounted for 14.16% and 14.94%, respectively, of our total revenue. There was no any other single customer that individually contributed to more than 10% of our total revenue for the nine months ended September 30, 2023 and the fiscal years ended December 31, 2022 and 2021.

Suppliers

Our subsidiaries purchase raw materials from various suppliers for use in the manufacture of their products.

The key raw materials used to manufacture their products are processed metal-based parts and components, including iron castings and gears, which are purchased from domestic suppliers in the PRC. Most of our subsidiaries’ suppliers are located within close proximity to our subsidiaries’ manufacturing facilities, which reduces the transportation and inventory costs.

The prices for iron and steel and other raw materials have historically fluctuated significantly in the PRC, which in turn has affected the Company’s business and operation results. Our subsidiaries closely monitors changes in raw material prices and seeks to adjust their inventory of raw materials during inflation periods. In addition, our subsidiaries seek to minimize the impact of fluctuations in raw material prices by adopting bidding processes in their raw material procurement process. Our subsidiaries also seeks to price their products to reflect the expected fluctuations in raw material prices to the extent possible. However, there can be no assurance that our subsidiaries could precisely estimate any increase in raw material price or pass on such increase to their customers.

Production

Our subsidiaries’ transmission products are comprised of a number of major parts and components, including gearbox housing, gears, bearings, oil pumps, gear shafts, hydraulics, electric forklifts, wheeled excavators, and electrical components. The gearbox housing and gears parts are processed in-house at the manufacturing facility in Xinchang County, Zhejiang Province, the PRC. Components of such products, in general, are sourced, from third parties, assembled, and integrated to form finished products. The finished products then undergo further adjustments, fine tunings, testing, and quality inspections. At the end of the inspection process and prior to shipment to our subsidiaries’ warehouses for storage and distribution, the finished products are coated and painted.

Inventory and Warehousing

Our subsidiaries undertakes inventory control in order to reduce the risks of under and over-stocking. On average, they typically maintain a 30-day stock piles for production needs. They generally increase their inventories toward the end of the year in order to meet any production demand, in anticipation of any demands increase, from the second quarter of the following year. Furthermore, our subsidiaries maintains higher inventories at year-end because Chinese New Year typically falls in January or February, which affects production and transportation of raw materials. Our subsidiaries have installed an enterprise resource planning (“ERP”) system, which provides real-time information about purchases, production schedules, and supplies of the raw materials. The ERP system has substantially improved our subsidiaries’ inventory controls, providing them with quick access to various data and easy formulation of operating models, and allowing our subsidiaries to keep their inventory at an appropriable level to facilitate the manufacturing process.

Research and Development

Our subsidiaries’ research and development team selects research or development projects or both and draws up preliminary project proposals based on various factors, such as industry and market trends, customer feedback, and input from other departments (i.e. finance and manufacturing departments).

The management, including the heads and lead managers of various internal departments, such as sales and marketing and finance departments, as well as the chief executive officer and chief technology officer, reviews the preliminary project proposals and the research and development team formulates a final plan for each approved project after considering suggestions and comments by its management. The final plans will include detailed schedules and budgets for the projects. The finance department monitors budget overruns. Any increase in the original budget must be reviewed and approved by management before the relevant project can continue.

Trademarks and Other Intellectual Property

We rely on a combination of trademark, copyright, patent, software registration, and trade secret laws to protect our intellectual property rights. Despite these precautions, it may be possible for third parties to infringe our Company’s intellectual property rights.

Patents

As of January 31, 2024, our subsidiaries held 109 registered patents with the PRC National Intellectual Property Administration (“CNIPA”), 94 of which are utility patents and 15 of which are invention patents. These patents relate to the manufacturing of products.

As of January 31, 2024, our subsidiaries had been granted two trademarks registered with the CNIPA.

Our subsidiaries’ intellectual property also includes technical data such as test results and operating data from projects, drawings, designs, and machinery and manufacturing techniques it developed in-house.

Sales and Marketing

Our subsidiaries sell their products in PRC through their sales and marketing teams. To promote our brand, sales employees also attend trade shows and exhibitions to showcase our subsidiaries’ products.

As of January 31, 2024, the sales and marketing team consisted of six (6) employees. Members of the sales and marketing team have extensive experience and knowledge in the material handling equipment sector of the manufacturing industry. They are primarily responsible for identifying business opportunities, promoting products, collecting customer feedbacks and market information, bidding for or negotiating orders, and collecting payments.

Competition

The transmission industry is fragmented and highly competitive in the PRC. Under the current market trend, domestically produced transmissions account for the largest share of the PRC market. International brand manufacturers equipped with better technology and capital resources are also aiming to expand into the PRC. As a result, it is expected that the PRC transmission market will become more competitive.

The typical competitive criteria are quality, price, technology, after-sales service, product offering, and performance record. The transmissions market is capital intensive. In addition, the manufacturing process requires technical expertise and significant research and development budgets. As a result, companies entering the market must have significant financial and technical resources. Moreover, the time and cost required to establish a proven track record, necessary for general market acceptance, are substantial. An extensive after-sales service network is essential for a company to gain general market acceptance.

We believe that we are able to compete based on our market position, strong research and development capabilities, high quality products, integrated service systems, and strong relationships with our customers.

Our key competitors are Shaoxing Advance Gearbox Co., Ltd., Changsha Zhongchuan Transmission Machinery Co. Ltd., and Ganzhou Wuhuan Machine Co., Ltd.

Properties and Facilities

Our principal executive offices are located in Hangzhou, Zhejiang Province, China. Our PRC subsidiaries own four parcels of land with an aggregate gross site area of approximately 81,171 square feet, and own and occupy three buildings with a total gross floor area of approximately 44,751 square feet in Mainland PRC. The properties and our PRC subsidiaries own and lease serve the functions of product manufacturing, research and development, warehousing, marketing, and customer services.

We believe that our PRC subsidiaries’ existing facilities are sufficient for their current needs, and our PRC subsidiaries will obtain additional facilities to accommodate their future expansion plans.

Employees

As of January 31, 2024, the total number of full-time employees employed at the Company and its subsidiaries was 319. The following table sets forth the number of its full-time employees by the function as of January 31, 2024:

Function	Number
Management	4
Administration	7
Production	272
Research and development	15
Sales and marketing	6
Other	10
Total	314

Our subsidiaries maintain mandatory social security insurance for their employees pursuant to Chinese laws. Furthermore, it contributes mandatory social security funds for employees with respect to retirement, medical, work-related injury, maternity, and unemployment benefits.

We believe that our success and continued growth depend on the ability to attract, retain, and motivate qualified employees. Our subsidiaries offers their employees competitive salaries, comprehensive training, and other fringe benefits and incentives. None of the employees are represented by labor unions, and no collective bargaining agreement has been put in place. Our subsidiaries have not had any labor strikes or other labor disturbances that have materially interfaced with their operations, and we believes that our subsidiaries have maintained a good work relationship with their employees.

Seasonality

Our operating results are not affected by seasonality.

Legal Proceedings

We and our subsidiaries may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We and our subsidiaries are not currently a party to any other material legal or administrative proceedings than as described in this section. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

Regulations

Policy Relating to the Foreign Invested General Equipment Manufacturing Industry

The PRC implements its guidance on foreign investment in different industries through the Catalogue for the Guidance of Foreign Investment Industries and the Special Administrative Measures (Negative List) for Foreign Investment Access jointly amended and promulgated by the National Development and Reform Commission and the Ministry of Commerce from time to time. According to the Catalogue of Encouraged Industries for Foreign Investment (Edition 2022) and the Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2021) currently in force, the business activities that we engage in are not classified as “prohibited” or “restricted” foreign invested industries.

Law and Regulation Relating to Product Quality

Pursuant to the Product Quality Law of the PRC which was promulgated on February 22, 1993 and amended on December 29, 2018, it is prohibited to produce or sell products that do not meet the standards or requirement for safeguarding human health and ensuring human and property safety.

Where a defective product causes physical injury to a person or damage to property, the aggrieved party may claim compensation against the producer or the seller of such product. Where the responsibility for product defects lies with the producer, the seller shall, after settling compensation, have the right to recover such compensation from the producer, and vice versa. Violations of the Product Quality Law may result in the imposition of fines. In addition, the seller or the producer may be ordered to suspend operation and its business license may be revoked. Criminal liability may be incurred in serious cases.

Law and Regulation Relating to Production Safety

Pursuant to the Production Safety Law of the PRC (the “Production Safety Law”) promulgated by the Standing Committee of the National People’s Congress on June 29, 2002, last amended on June 10, 2021 and effective on September 1, 2021, enterprises and institutions shall be equipped with the conditions for safe production as provided in the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. Any entity that is not equipped with such conditions is not allowed to engage in production and business operation activities.

The law also requires manufacturers to offer education and training programs to their employees regarding production safety and to hire qualified employees who have completed special trainings to engage in specialized operations. Manufacturers are required to provide protection equipment that meets the national or industry standards to employees and to supervise and educate them regarding the use of such equipment. In addition, the design, manufacture, installation, use, inspection and maintenance of safety equipment are required to conform to applicable national or industry standards. Furthermore, emergency measures shall be established by an enterprise to prepare for the occurrence of any accidents threatening safe production.

Law and Regulation Relating to Environmental Protection

The laws and regulations governing the environmental requirements for all units that cause environmental pollution and other public hazards in the PRC include, but are not limited to, the Environmental Protection Law of the People’s Republic of China, the Environmental Impact Assessment Law of the People’s Republic of China, and the Administrative Regulations on Environmental Protection for Construction Projects. Pursuant to these laws and regulations, depending on the impacts on the environment caused by the project, environmental impact assessment documents shall be submitted by a developer for approval or record at the required time. In addition, a construction project for which an environment impact report or environment impact statement is formulated shall be put into production or use only when its complementary environmental protection facilities pass acceptance inspection.

Law and Regulation Relating to Labor Protection

Pursuant to the Labor Law of the PRC and the Labor Contract Law of the PRC which came into effect on January 1, 1995 (amended on December 29, 2018) and January 1, 2008 (amended on December 28, 2012), respectively, labor contracts shall be concluded if labor relationships are to be established between the employer and the employees.

Pursuant to the Social Insurance Law of the PRC which was promulgated on October 28, 2010 and last amended on December 29, 2018, employees shall participate in basic pension insurance, basic medical insurance and unemployment insurance. Basic pension, medical and unemployment insurance contributions shall be paid by both employers and employees. Employees shall also participate in work-related injury insurance and maternity insurance. Work-related injury insurance and maternity insurance contributions shall be paid by employers rather than employees. An employer shall make registration with the local social insurance agency in accordance with the provisions of the Social Insurance Law of PRC. Moreover, an employer shall declare and make social insurance contributions in full and on time. Pursuant to the Regulations on Management of Housing Provident Fund which was promulgated on April 3, 1999 and amended on March 24, 2019, employers shall undertake registration at the competent administrative center of housing provident fund and then, undergo the procedures of opening the account of housing provident fund for their employees. Enterprises are also obliged to timely pay and deposit housing provident fund for their employees in full amount.

Regulations of Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies

On February 17, 2023, the CSRC published the Trial Measures and its accompanying guidelines and instructions, which came into effect on March 31, 2023, and will apply if a domestic enterprise issues shares, depositary receipts, corporate bonds convertible into shares, or other securities of an equity nature outside of the PRC, or lists its securities for trading outside of the PRC. According to such regulations, a domestic enterprise that issues and lists its securities outside of the PRC shall comply with the filing procedures and report the relevant information to the CSRC. Where a domestic company fails to fulfill filing procedure, offers and lists securities in an overseas market in violation of the Trial Measures, or the filing documents contain misrepresentation, misleading statement or material omission, the CSRC shall order rectification, issue warning to such domestic company, and impose a fine.

We may be required to complete procedures with the CSRC in connection with the Spin-Off under Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, which provides that a listed issuer shall complete filing procedures with the CSRC in connection with a secondary listing or listing on another overseas market, and shall submit a report for any change in its listing status within three days of the change. We believe that other than the CSRC filing procedures, we are not currently subject to any approvals or consents in from the CSRC and the Cyberspace Administration of China, or the CAC, in the PRC to offer securities to foreign investors. However, there is no guarantee that this will continue to be the case in the future in relation to the continued trading of our securities over-the-counter, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. In the event that such approval is required in the future and we and/or our PRC subsidiaries do not receive or maintain such approval, our shares of common stock may significantly decline in value or become worthless, and our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered.

Law and Regulation Relating to Tax

Enterprise Income Tax

On March 16, 2007 and December 6, 2007 respectively, the National People’s Congress of China and the State Council of the PRC (the “State Council”) enacted the Enterprise Income Tax Law of the PRC and the Implementation Regulations of Enterprise Income Tax Law of the PRC (collectively the “PRC EIT Law”), both of which became effective on January 1, 2008 (amended successively from 2017 to 2019). The PRC EIT Law imposes a uniform enterprise income tax rate of 25% on all residence enterprises, including foreign-invested enterprises, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

However, the PRC EIT Law and its implementation rules permit certain “high-technology enterprises strongly supported by the state” which hold independent ownership of core intellectual property and simultaneously meet a list of other criteria, financial or non-financial, as stipulated in the Implementation Rules, to enjoy a 15% enterprise income tax rate subject to certain new qualification criteria. The State Administration of Taxation (the “SAT”), the PRC Ministry of Science and Technology and the MOF jointly issued the Administrative Rules for the Certification of High and New Technology Enterprise delineating the specific criteria and procedures for “high and new technology enterprises” certification.

Under the PRC EIT Law, enterprises are classified as either “resident enterprises” or “non-resident enterprises.” Pursuant to PRC EIT Law and its implementation rules, besides enterprises established within the PRC, enterprises established outside PRC whose “de facto management bodies” are located in PRC are considered “resident enterprises” for PRC enterprise income tax purposes and subject to the uniform 25% enterprise income tax rate for their global income. According to the implementation rules of the PRC EIT Law, “de facto management body” refers to a managing body that exercises, in substance, overall management and control over the manufacture and business, personnel, accounting and assets of an enterprise.

Withholding Tax

The PRC EIT Law removes the prior tax exemption and imposes a 10% withholding tax on dividends paid by foreign-invested enterprises to foreign investors. However, for foreign investors whose home countries or regions have signed bilateral tax agreements with PRC, the withholding tax rate may be reduced to as low as 5% depending on the terms of the applicable tax treaty. In accordance with the Arrangement between Mainland PRC and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income signed on August 21, 2006, the 5% withholding tax rate applies to dividends paid by a PRC company to a Hong Kong tax resident, provided that the recipient is a company that holds directly at least 25% of the interest of the PRC company, otherwise, the applicable withholding tax rate should be 10%. Further, pursuant to the Notice on the Issues concerning the Application of the Dividend Clauses of Tax Agreements issued by the SAT on February 20, 2009, the preferential tax rate under the relevant tax treaties shall only apply to a tax resident from the other side that directly holds at least 25% of the interest of a PRC company for a period of consecutive 12 months prior to receiving the dividends.

Value Added Tax

The Provisional Regulations of the PRC Concerning Value Added Tax (the “VAT Regulations”) was promulgated on December 13, 1993 and amended by the State Council and became effect on November 19, 2017. Under the VAT Regulations and its implementation regulations, value added tax, or the VAT, is imposed on the sales of goods and provision of processing, repair and replacement services within the PRC and the importation of goods into the PRC. The VAT standard rates had been 17% for taxpayers who have VAT taxable sales activities and 11% for taxpayers who imported goods until April 30, 2018, after which date the rates were reduced to 16% and 10%, respectively. The VAT rates was further reduced to 13% and 9%, respectively, starting from April 1, 2019.

Law and Regulation Relating to Intellectual Property Rights

Copyright Law

According to the Copyright Law of the PRC, which was amended on November 11, 2020 and became effective on June 1, 2021, Chinese citizens, legal entities or other organizations shall enjoy the copyright in their works, whether published or not, which include original intellectual achievements in the fields of literature, art and science which can be expressed in a certain form. Copyright owners shall enjoy various kinds of rights, including the right of publication, right of authorship and right of reproduction.

Patent Law

Pursuant to the Patent Law of the PRC which was amended on October 17, 2020 and became effective on June 1, 2021, the patent administration departments of the State Council are responsible for the administration of patents across the nation. The patent administration departments of provincial, autonomous region or municipal governments are responsible for administering patents within their respective jurisdictions. The PRC patent system adopts a “first come, first file” principle, which means where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness and practicability. Invention patents are valid for 20 years, while utility model patents are valid for 10 years and design patents are valid for 15 years, commencing from the date of application. The patentee shall pay annual fees commencing from the year when the parent right is granted. If the patentee does not pay annual fees according to the requirements, the patent will be terminated prior to its expiry. Other person must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of the patent rights. The infringer must, in accordance with the applicable regulations, undertake to cease the infringement, take remedial action and/or pay damages.

Trademark Law

Pursuant to the Trademark Law of the PRC which was amended on April 23, 2019 and became effective on November 1, 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to commodities for which the use of trademark has been approved. The period of validity of a registered trademark shall be 10 years, counted from the day the registration is approved. If a trademark registrant wishes to use a trademark after the expiration of the duration of the trademark registration, according to the requirements, a registration renewal application should be filed within 12 months prior to the expiration. Each registration renewal is valid for 10 years. Using a trademark that is identical with a registered trademark on the same commodities without the licensing of the registrant of the registered trademark; or using a trademark that is similar to a registered trademark on the same commodities, or using a trademark that is identical with or similar to the registered trademark on similar commodities without the licensing of the registrant of the registered trademark, which is likely to cause confusion; selling commodities that infringe upon the exclusive right to use a registered trademark; forging, manufacturing a registered trademark which was registered by others without authorization, or selling a registered trademark forged or manufactured without authorization; changing a registered trademark and putting the commodities with the changed trademark into the market without the consent of the registrant of the registered trademark; providing, intentionally, convenience for activities infringing upon others’ exclusive right to use a registered trademark, and facilitating others to commit infringement on the exclusive right to use a registered trademark, constitutes an infringement of the exclusive right to use a registered trademark. The infringer must undertake to cease the infringement, take remedial action and pay damages. The infringer also may be subject to fines or even criminal punishment.

Domain Names

The domain names are protected under the Administrative Measures for Internet Domain Names promulgated by Ministry of Industry and Information Technology, or the MIIT, on August 24, 2017, the effective date of which was November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC Internet domain names, under supervision of which PRC Internet Network Information Center, or CNNIC, is responsible for the daily administration of CN domain names and Chinese domain names On June 18, 2019, CNNIC promulgated the Implementing Rules for the Registration of National Top-level Domain Names, the Measures for the Resolution of Disputes over National Top-level Domain Names and the Procedures for the Resolution of Disputes over National Top-level Domain Names in accordance with the Administrative Measures for Internet Domain Names. Pursuant to such rules, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. In the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to trigger the domain name dispute resolution procedure in accordance with the CNNIC Measures on Resolution of the Top-Level Domains Disputes, file a suit to the People’s Court or initiate an arbitration procedure.

Law and Regulation Relating to Foreign Currency Exchange

The principal regulations governing foreign currency exchange in the PRC are the Foreign Exchange Administrative Regulations (the “SAFE Regulations”) which was promulgated by the State Council and last amended on August 5, 2008. Under the SAFE Regulations, the RMB is generally freely convertible for current account items, including the distribution of dividends, trade and service related foreign exchange transactions, but not for capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside the PRC, unless the prior approval of the State Administration of Foreign Exchange is obtained.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the accompanying notes thereto included elsewhere in this information statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this information statement, including information with respect to our plans and strategy for our business, includes forward-looking information statement that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand the results of operations and financial condition of the Business for the nine months ended September 30, 2023 and 2022 and for the years ended December 31, 2022 and 2021.

Overview

Zhongchai Holding offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries. Zhongchai Holding’s revenue decreased from approximately $98.84 million in the fiscal year 2021 to $90.72 million in the fiscal year 2022. The decrease in revenue was primarily the result of a decrease in the Company’s sales volume resulting from COVID-19 related lockdowns in China for the year ended December 31, 2022. Zhongchai Holding’s revenue decreased from approximately $71.54 million for the nine months ended September 30, 2022 to $67.56 million for the nine months ended September 30, 2023. The decrease in revenue was primarily due to logistical and supply chain challenges due to the initial wave of COVID-19 cases following the lifting of China’s zero COVID policies in the first quarter of calendar year 2023. Based on the revenues in the fiscal years ended December 31, 2022 and 2021, Zhongchai Holding believes that it is one of the major developers and manufacturers of transmission products for small and medium-sized forklift trucks in China.

Zhongchai Holding’s transmission products are used in 1-ton to 15-tons forklift trucks, some with mechanical shift and some with automatic shift. Zhongchai Holding sells these transmission products directly to forklift-truck manufacturers. In the fiscal years ended December 31, 2022 and 2021, Zhongchai Holding sold an aggregate of 129,686 and 141,431 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC. For the nine months ended September 30, 2023 and 2022, Zhongchai Holding sold an aggregate of 112,414 and 102,144 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

Impact of COVID-19 Pandemic on Our Operations and Financial Performance

The COVID-19 pandemic has severely affected global economy. In an effort to contain the spread of the COVID-19 pandemic, in the fiscal years ended December 31, 2021 and 2022, China and many other countries took precautionary measures, such as imposing travel restrictions, quarantining individuals infected with or suspected of being infected with COVID-19, encouraging or requiring people to work remotely, and canceling public activities, among others.

In 2021 and 2022, a few waves of COVID-19 infections emerged in various regions of China, and in response, the Chinese government implemented certain anti-COVID measures and protocols. However, these scattered outbreaks were brought under control in a relatively short period of time, and the COVID-19 had limited impact on our financial condition and results of operations in the fiscal years ended December 31, 2022 and 2021. For the nine months ended September 30, 2023, we experienced rising raw material costs, which we believe to be short term as China lifted its COVID-19 protocols and measures in December 2022.

The extent to which the COVID-19 pandemic may continue to affect our operations and financial performance in the future will depend on future developments, which are highly uncertain and cannot be predicted at this time.

For the nine months ended September 30, 2023 and 2022

Overview

	For the nine months ended September 30
	2023	2022	Change	Variance

Revenues	$67,560,858	$71,542,187	$(3,981,329)	(5.6)%
Cost of Goods Sold	48,711,158	55,556,508	(6,845,350)	(12.3)%
Gross Profit	18,849,700	15,985,679	2,864,021	17.9%
Selling expenses	924,257	1,293,473	(369,216)	(28.5)%
General and administrative expenses	2,847,953	1,435,254	1,412,699	98.4%
Research and development expenses	3,553,851	2,968,572	585,279	19.7%
Total Operating Expenses	7,326,061	5,697,299	1,628,762	28.6%
Income from operations	11,523,639	10,288,380	1,235,259	12.0%
Interest income	79,318	35,239	44,079	125.1%
Interest expenses	(218,949)	(322,641)	103,692	(32.1)%
Loss on disposal of property and equipment	(443)	(695)	252	(36.3)%
Other income (loss)	(1,317,437)	1,512,491	(2,829,928)	(187.1)%
Income before income tax	10,066,128	11,512,774	(1,446,646)	(12.6)%
Income tax	1,447,271	1,392,735	54,536	3.9%
Net income	8,618,857	10,120,039	(1,501,182)	(14.8)%

Components of Results of Operations

	For the nine months ended September 30
Component of Results of Operations	2023	2022

Revenues	$67,560,858	$71,542,187
Cost of Goods Sold	48,711,158	55,556,508
Gross Profit	18,849,700	15,985,679
Operating Expenses	7,326,061	5,697,299
Net Income	8,618,857	10,120,039

Revenue

Zhongchai Holding’s revenue was approximately $67.56 million for the nine months ended September 30, 2023, representing a decrease of approximately $3.98 million, or 5.6%, as compared to that of approximately $71.54 million for the nine months ended September 30, 2022. The decrease in revenue was primarily due to logistical and supply chain challenges due to the initial wave of COVID cases following the end of China’s zero COVID policies in the first quarter of calendar year 2023. On an RMB basis, our revenue for the nine months ended September 30, 2023 decreased by approximately 0.1% as compared to that for the nine months ended September 30, 2022.

Cost of Goods Sold

Zhongchai Holding’s cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the Company’s manufacturing activities. The write down of inventory using the net realizable value impairment test is also recorded in cost of goods sold. The total cost of goods sold was approximately $48.71 million for the nine months ended September 30, 2023, representing a decrease by approximately $6.85 million, or 12.3%, as compared to that of approximately $55.56 million for the nine months ended September 30, 2022. Cost of goods sold decreased due to the decrease in our sales volume.

Gross Profit

Zhongchai Holding’s gross profit was approximately $18.85 million for the nine months ended September 30, 2023, representing an increase by approximately $2.86 million, or 17.9%, as compared to that of approximately $15.99 million for the nine months ended September 30, 2022. For the nine months ended September 30, 2023 and 2022, Zhongchai Holding’s gross margins were approximately 27.9% and 22.3%, respectively. The increase in gross margin in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022 was primarily due to a shift in Zhongchai Holding’s product mix towards higher value and more sophisticated products, such as hydraulic transmission products.

Operating Expense

Zhongchai Holding’s operating expenses consist of selling expenses, general and administrative expenses and research and development expenses.

Selling Expense

Selling expenses mainly comprise of operating expenses such as sales staff payroll, traveling expenses, and transportation expenses. Our selling expenses were approximately $0.92 million for the nine months ended September 30, 2023, representing a decrease of approximately $0.37 million, or 28.5%, as compared to approximately $1.29 million for the nine months ended September 30, 2022. The decrease was mainly due to a decrease in the after-sales service fees for the nine months ended September 30, 2023.

General and Administrative Expenses

General and administrative expenses comprise of management and staff salaries, employee benefits, depreciation for office facility and office furniture and equipment, travel and entertainment expenses, legal and accounting fees, financial consulting fees, and other office expenses. General and administrative expenses were approximately $2.85 million for the nine months ended September 30, 2023, representing an increase by approximately $1.41 million, or 98.4%, as compared to that of approximately $1.44 million for the nine months ended September 30, 2022. The fundamental reasons for the rise in the general and administrative expenses were the following: (i) increased allowance for doubtful accounts and inventory for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022; (ii) increase in staff salary; and (iii) increase in allowance for bad debts.

Research and Development (R&D) Expenses

R&D expenses consist of R&D personnel compensation, costs of materials used in R&D projects, and depreciation costs for research-related equipment. R&D expenses were approximately $3.55 million for the nine months ended September 30, 2023, representing an increase by approximately $0.59 million, or 19.7%, as compared to that of approximately $2.97 million for the nine months ended September 30, 2022. Such increase was primarily attributable to an increase in the Company’s R&D investment in higher value and more sophisticated products and the electrification of machinery products during the nine months ended September 30, 2023.

Income from Operations

Income from operations for the nine months ended September 30, 2023 was approximately $11.52 million, representing an increase of approximately $1.24 million, as compared to that of approximately $10.29 million for the nine months ended September 30, 2022.

Interest Income and Interest Expenses

Zhongchai Holding’s interest income was approximately $0.08 million for the nine months ended September 30, 2023, representing an increase of approximately $0.04 million, or 125.1%, as compared to that of approximately $0.04 million for the nine months ended September 30, 2022. The increase in interest income was because more cash was deposited in banks during the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

Zhongchai Holding’s interest expenses were approximately $0.22 million for the nine months ended September 30, 2023, representing a decrease of approximately $0.10 million, or 32.1%, as compared to that of approximately $0.32 million for the nine months ended September 30, 2022. The decrease was primarily due to a decrease of our short-term loans for the nine months ended September 30, 2023, compared to those for the nine months ended September 30, 2022.

Other Income (loss)

Zhongchai Holding’s other loss was approximately $1.32 million for the nine months ended September 30, 2023, a decrease of approximately $2.83 million, or 187.1%, as compared to approximately $1.51 million in other income for the nine months ended September 30, 2022. The decrease was primarily due to an increase in investment loss for the nine months ended September 30, 2023, compared to those for the nine months ended September 30, 2022.

Income Taxes

Zhongchai Holding’s income tax was approximately $1.45 million for the nine months ended September 30, 2023, as compared to that of approximately $1.39 million for the nine months ended September 30, 2022.

Net Income

Our net income was approximately $8.62 million for the nine months ended September 30, 2023, representing a decrease of approximately $1.50 million, as compared to that of approximately $10.12 million for the nine months ended September 30, 2022.

Liquidity and Capital Resources

Zhongchai Holding is a holding company incorporated in the Hong Kong Special Administrative Region. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

We have funded working capital and other capital requirements primarily by equity contributions, cash flow from operations, short-term bank loans and bank acceptance notes, and long-term bank loans. Cash is required primarily to purchase raw materials, repay debts and pay salaries, office expenses, income taxes and other operating expenses.

For the nine months ended September 30, 2023, our PRC subsidiary, Zhejiang Zhongchai, paid off approximately $8.81 million in bank loan, and approximately $0.43 million in third parties loan, and maintained $20.30 million cash on hand. We plan to maintain the current debt structure and rely on governmentally supported loans with lower costs, if necessary.

Government subsidies mainly consist of an incentive granted by the Chinese government to encourage transformation of fixed assets in China and other miscellaneous subsidies from the Chinese government. Government subsidies are recognized when there is reasonable assurance that the subsidy will be received and all conditions be completed. Total government subsidies recorded under long-term liabilities were $1.58 million and $1.81 million on September 30, 2023 and December 31, 2022, respectively.

The Company currently plans to fund its operations mainly through cash flow from its operations, renewal of bank borrowings, additional equity financing, and continuation of financial support from its shareholders and affiliates controlled by its principal shareholders, if necessary. The Company might implement a stricter policy on sales to less creditworthy customers and plans to continue to improve its collection efforts on accounts with outstanding balances. The Company is actively working with customers and suppliers and expects to fully collect the remaining balance.

We believe that the Company has sufficient cash, even with a decline on sale of transmission products. However, our capital contribution from existing funding sources, to operate for the next 12 months will be sufficient. We remain confident and expect to continue to generate positive cash flow from our operations.

We may need additional cash resources in the future, if the Company experiences failure in collecting account receivables, changes in business condition, changes in financial condition, or other developments. We may also need additional cash resources, if the Company wishes to pursue opportunities for investment, acquisition, strategic cooperation, or other similar actions. If the Company’s management and its board of directors determine that the cash required for specific corporate activities exceed Zhongchai Holding’s cash and cash equivalents on hand, the Company may issue debt or equity securities to raise cash.

Historically, we have expended considerable resources on building a new factory and paid off a considerable amount of debt, resulting in less available cash. However, we anticipate that our cash flow will continue to improve for the remainder of fiscal year 2023. More specifically, Zhejiang Zhongchai has completed the construction of a new factory, and our PRC subsidiaries have received COVID-19 related government subsidies. Furthermore, Zhejiang Zhongchai pledged the deed of its new factory as a collateral to banks in order to obtain additional loans, refinance expiring loans, restructure short-term loans, and fund other working capital needs upon acceptable terms to Zhongchai Holding.

Cash and Cash Equivalents

Cash equivalents refers to all highly liquid investments purchased with original maturity of three months or less. As of September 30, 2023, Zhongchai Holding had approximately $17.50 million of cash and cash equivalents, representing an increase of approximately $9.21 million, or 111.03%, as compared to that of approximately $8.29 million as of December 31, 2022. The increase of cash was mainly attributable to the decrease of short-term investment, as compared to that as of December 31, 2022.

Restricted Cash

Restricted cash represents the amount held by a bank as security for bank acceptance notes and therefore is not available for use until the bank acceptance notes are fulfilled or expired, which typically takes less than twelve months. As of September 30, 2023, Zhongchai Holding had approximately $2.80 million of restricted cash, representing a decrease of approximately $0.63 million, or 18.34%, as compared to that of approximately $3.43 million as of December 31, 2022. The decrease of restricted cash was due to a decrease of mortgaged assets.

Accounts Receivable

As of September 30, 2023, Zhongchai Holding had approximately $20.83 million of accounts receivables, representing an increase of approximately $6.49 million, or 45.26%, as compared to approximately $14.34 million as of December 31, 2022. The increase in accounts receivable was due to our slowed-down efforts in receivables collections due to the poor market conditions.

Zhongchai Holding recorded approximately $1.09 million and $0.76 million of provision for doubtful accounts as of September 30, 2023 and December 31, 2022. Zhongchai Holding conducted an aging analysis of each customer’s delinquent payments to determine whether allowance for doubtful accounts is adequate. In establishing the allowance for doubtful accounts, Zhongchai Holding considers historical experience, economic environment, and expected collectability of past due receivables. An estimate of doubtful accounts is recorded when collection of the full amount is no longer probable. When bad debts are identified, such debts are written off against the allowance for doubtful accounts. Zhongchai Holding will continuously assess its potential losses based on the credit history of and relationships with its customers on a regular basis to determine whether its bad debt allowance on its accounts receivables is adequate. Zhongchai Holding believes that its collection policies are generally in line with the transmissions industry’s standard in PRC.

Due from Related Parties

Due from related parties was $34.59 million and $36.58 million as of September 30, 2023 and December 31, 2022, respectively. The balance of due from related parties as of September 30, 2023 and December 31, 2022 consisted primarily of other receivables from Cenntro Holding Limited in the amount of $34.46 million and $36.46 million as of September 30, 2023 and December 31, 2022, respectively.

Notes Receivable

As of September 30, 2023, Zhongchai Holding had approximately $32.40 million of notes receivables, which Zhongchai Holding expects to collect within the next six months. The increase of Zhongchai Holding’s notes receivables was approximately $3.65 million, or 12.71%, from that of approximately $28.75 million as of December 31, 2022.

Working Capital

Zhongchai Holding’s working capital was approximately $58.66 million as of September 30, 2023, as compared to that of $53.36 million as of December 31, 2022, representing an increase of $5.29 million during the nine months ended September 30, 2023.

Cash Flow

	For the nine months ended September 30,
	2023	2022

Net cash used in (used in) operating activities	$4,223,806	$(502,086)
Net cash provided by (used in) investing activities	$1,380,530	$(363,543)
Net cash provided by financing activities	$1,386,827	$(5,797,372)
Net increase in cash and cash equivalents and restricted cash	$6,991,163	$(6,663,001)
Effect of exchange rate changes on cash and cash equivalents	$1,586,981	$(1,648,229)
Cash and cash equivalents and restricted cash at beginning of year	$11,726,219	$14,274,833
Cash and cash equivalents and restricted cash at end of year	$20,304,363	$5,963,603

Operating Activities

Zhongchai Holding’s net cash provided by (used in) operating activities were approximately $4.22 million and $(0.50) million for the nine months ended September 30, 2023 and 2022, respectively.

For the nine months ended September 30, 2023, the main sources of cash inflow from operating activities were net income, accounts payable, and other current and noncurrent assets, with each amounted to approximately $8.62 million, $2.10 million and $2.66 million, respectively. The main causes of cash outflow were changes in accounts receivables and notes receivable, with each amounted to approximately $7.93 million and $5.42 million, respectively.

For the nine months ended September 30, 2022, the main sources of cash inflow from operating activities were net income, change in notes receivable, and depreciation and amortization, with each amounted to approximately $10.12 million, $2.18 million and $1.85 million, respectively. The main causes of cash outflow were changes in other current and noncurrent assets and accounts receivables, representing decreases of approximately $11.40 million and $4.34 million, respectively.

Investing Activities

Net cash provided by investing activities resulted in cash inflow of approximately $1.39 million for the nine months ended September 30, 2023. Cash provided by investing activities for the nine months ended September 30, 2023 was mainly due to approximately $0.44 million in proceeds from sale of short-term investment and approximately $1.85 million repayment of loans lend to third parties offset by approximately $0.44 million used for purchases of long-term assets and approximately $0.05 million used for investment in a joint venture.

Net cash provided by investing activities resulted in a cash outflow of approximately $0.36 million for the nine months ended September 30, 2022. Cash used in investing activities for the nine months ended September 30, 2022 was mainly due to $0.36 million used for purchases of long-term assets.

Financing Activities

Net cash provided by financing activities resulted a cash inflow of approximately $1.39 million for the nine months ended September 30, 2023, which was mainly attributable to approximately $6.77 million in proceeds from short-term bank loans and approximately $4.13 million in notes payable. Such amounts were further offset by approximately $8.81 million in repayment of short-term bank loans.

Net cash used in financing activities resulted a cash outflow of approximately $5.80 million for the nine months ended September 30, 2022, which was mainly attributable to approximately $9.92 million in repayment of short-term bank loans and approximately $4.28 million in repayment of notes payable. Such amounts were further offset by approximately $10.85 million in proceeds from short-term bank loans and approximately $0.52 million in proceeds from related parties.

For the fiscal years ended December 31, 2022 and 2021

Overview

	For the Fiscal Years Ended December 31,
	2022	2021	$ Change	% Variance

Revenues	$90,718,038	$98,839,900	$(8,121,862)	(8.2)
Cost of Goods Sold	70,902,236	79,246,280	(8,344,044)	(10.5)
Gross Profit	19,815,802	19,593,620	222,182	1.1
Selling expenses	2,182,702	1,781,522	401,180	22.5
General and administrative expenses	2,206,500	2,086,966	119,534	5.7
Research and development expenses	5,439,348	5,526,546	(87,198)	1.6
Total Operating Expenses	9,828,550	9,395,034	433,516	4.6
Income from operations	9,987,252	10,198,586	(211,334)	(2.1)
Interest income	56,817	68,295	(11,478)	(16.8)
Interest expenses, net	(401,089)	(586,283)	185,194	(31.6)
Loss on disposal of property and equipment	(1,511)	1,785	(3,296)	(184.6)
Other income	1,772,751	1,344,385	428,366	31.9
Income before income tax	11,414,220	11,026,768	387,452	3.5
Income tax	699,691	1,843,260	(1,143,569)	(62.0)
Net income	$10,714,529	$9,183,508	$1,531,021	16.7

Components of Results of Operations

	For the Fiscal Years ended December 31,
Component of Results of Operations	2022	2021

Revenues	$90,718,038	$98,839,900
Cost of Goods Sold	70,902,236	79,246,280
Gross Profit	19,815,802	19,593,620
Operating Expenses	9,828,550	9,395,034
Net Income	$10,714,529	$9,183,508

Revenue

Zhongchai Holding’s revenue decreased by approximately $8.12 million, or approximately 8.2%, to approximately $90.72 million for the fiscal year ended December 31, 2022, from approximately $98.84 million for the fiscal year ended December 31, 2021. The decrease in revenue was primarily the result of a decrease in the Company’s sales volume resulting from COVID-19 related lockdowns in China for the year ended December 31, 2022. On an RMB basis, our revenue for the fiscal year ended December 31, 2022 decreased by approximately 3.8% compared to the fiscal year ended December 31, 2021.

Cost of Goods Sold

Zhongchai Holding’s cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, warehousing costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to Zhongchai Holding’s production activities. The write down of inventory using net realizable value impairment test is also recorded in cost of goods sold. The total cost of goods sold decreased by approximately $8.34 million, or approximately 10.5%, to approximately $70.90 million for the fiscal year ended December 31, 2022, from approximately $79.25 million for the fiscal year ended December 31, 2021. Cost of goods sold decreased in fiscal year 2022 compared to fiscal year 2021 due to a decrease in our sales volume.

Gross Profit

Zhongchai Holding’s gross profit increased by approximately $0.22 million, or 1.1%, to approximately $19.82 million for the fiscal year ended December 31, 2022, from approximately $19.59 million for the fiscal year ended December 31, 2021. For the fiscal years ended December 31, 2022 and 2021, Zhongchai Holding’s gross margin was approximately 21.84% and 19.82%, respectively. The increase in gross margin in fiscal year 2022 compared to fiscal year 2021 was primarily due to a shift in Zhongchai Holding’s product mix towards higher value and more sophisticated products, such as hydraulic transmission products.

Operating Expense

Zhongchai Holding’s operating expenses consist of selling expenses, general and administrative expenses and research and development expenses. Zhongchai Holding’s operating expenses were $9.83 million for the fiscal year ended December 31, 2022, representing an increase of 4.6% from $9.40 million for the fiscal year ended December 31, 2021. The increase in operating expenses was primarily due to the increase in after-sales service fees, advertising and marketing expenses, consultancy fees, and research and development expenses in fiscal year 2022.

Selling Expenses

Zhongchai Holding’s selling expenses mainly include operating expenses such as sales staff payroll, traveling expenses and transportation expenses. Selling expenses increased by $0.40 million, or 22.5%, to approximately $2.18 million for the fiscal year ended December 31, 2022, from approximately $1.78 million for the fiscal year ended December 31, 2021. The increase in selling expenses was mainly due to an increase in the after-sales service fees and advertising and marketing expenses for the year ended December 31, 2022.

General and Administrative Expenses

Zhongchai Holding’s general and administrative expenses include management and office staff salaries and employee benefits, depreciation for office facility and office furniture and equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses. General and administrative expenses increased by approximately $0.12 million, or approximately 5.7%, to approximately $2.21 million for the fiscal year ended December 31, 2022, from approximately $2.09 million for the fiscal year ended December 31, 2021. The fundamental reasons for the rise in the general and administrative expenses were the following: (i) increased legal fees and consultancy fees on the Company’s business planning and projects for the fiscal year ended December 31, 2022 as the Company expanded its operations, compared to the fiscal year ended December 31, 2021; and (ii) increase in staff salary.

Research and Development Expenses

R&D expenses consist of R&D personnel compensation, costs of materials used in R&D projects, and depreciation costs for research-related equipment. R&D expenses decreased by approximately $0.09 million, or 1.6%, to approximately $5.44 million for the fiscal year ended December 31, 2022, from approximately $5.53 million for the fiscal year ended December 31, 2021. Such decrease was primarily attributable to a significant decrease in the Company’s R&D activities.

Income from Operations

As a result of the foregoing, income from operations for the fiscal year ended December 31, 2022 was approximately $9.99 million, representing a decrease of approximately $0.21 million, from approximately $10.20 million for the fiscal year ended December 31, 2021.

Interest Income and Interest Expenses

Zhongchai Holding’s interest income was approximately $0.06 million for the fiscal year ended December 31, 2022, representing a decrease of approximately $0.01 million, or 16.8%, from approximately $0.07 million for the fiscal year ended December 31, 2021. The decrease in interest income was because less cash was deposited in banks during the fiscal year ended December 31, 2022 as compared to the fiscal year ended December 31, 2021.

Zhongchai Holding’s interest expenses were approximately $0.40 million for the fiscal year ended December 31, 2022, a decrease of approximately $0.19 million, or 31.6%, as compared to approximately $0.59 million for the fiscal year ended December 31, 2021. The decrease was primarily due to a reduction of our short-term loans for the year ended December 31, 2022, as compared to the year ended December 31, 2021.

Other Income

Zhongchai Holding’s other income was approximately $1.77 million for the fiscal year ended December 31, 2022, an increase of approximately $0.43 million, or 31.9%, as compared to approximately $1.34 million of other income for the fiscal year ended December 31, 2021. The increase was primarily due to an increase in grant income and an increase in industry research services offered by Zhongchai Holding for the fiscal year ended December 31, 2022 as compared to the fiscal year ended December 31, 2021.

Income Taxes

Zhongchai Holding’s income tax was approximately $0.70 million for the fiscal year ended December 31, 2022, compared to approximately $1.84 million for the fiscal year ended December 31, 2021.

Zhejiang Zhongchai obtained a “high-tech enterprise” status near the end of the fiscal year of 2022. Such status allows Zhejiang Zhongchai to enjoy a reduced statutory income tax rate of 15%, rather than the standard PRC corporate income tax rate of 25%. The “high-tech enterprise” status is reevaluated by relevant Chinese government agencies every three years. Zhejiang Zhongchai’s current “high-tech enterprise” will be reevaluated near the end of 2025.

Zhongchai Holding’s other PRC subsidiaries are subject to different income tax rates. Zhongchai Holding’s other PRC subsidiaries are subject to different income tax rates. Shanghai Hengyu, the 62.5% owned subsidiary of Zhongchai Holding, is subject to the 25% standard income tax rate. Hangzhou Greenland, the wholly owned subsidiary of Zhongchai Holding, is subject to the 25% standard income tax rate.

Net Income

As a result of the foregoing, Zhongchai Holding’s net income was approximately $10.72 million for the fiscal year ended December 31, 2022, representing an increase of approximately $1.53 million, from the net income of approximately $9.18 million for the fiscal year ended December 31, 2021.

Liquidity and Capital Resources

Zhongchai Holding is a holding company incorporated in the Hong Kong Special Administrative Region. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC subsidiaries may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

We have funded working capital and other capital requirements primarily by equity contributions, cash flow from operations, short-term bank loans and bank acceptance notes, and long-term bank loans. Cash is required primarily to purchase raw materials, repay debts and pay salaries, office expenses, income taxes and other operating expenses.

For the fiscal year ended December 31, 2022, our PRC subsidiary, Zhejiang Zhongchai, paid off approximately $10.79 million in bank loan, approximately $3.09 million in related parties loan, and maintained $11.73 million cash on hand. For the fiscal year ended December 31, 2021, our PRC subsidiary, Zhejiang Zhongchai, paid off approximately $18.72 million in bank loan, approximately $5.84 million in related parties loan, approximately $0.31 million in third parties loan, and maintained $14.27 million cash on hand. We plan to maintain the current debt structure and rely on governmentally supported loans with lower cost, if necessary.

Government subsidies mainly consist of an incentive granted by the Chinese government to encourage transformation of fixed assets in China and other miscellaneous subsidies from the Chinese government. Government subsidies are recognized when there is reasonable assurance that the subsidy will be received and all conditions be completed. Total government subsidies recorded under long-term liabilities were $1.81 million and $2.21 million as of December 31, 2022 and 2021, respectively.

The Company currently plans to fund its operations mainly through cash flow from its operations, renewal of bank borrowings, additional equity financing, and continuation of financial support from its shareholders and affiliates controlled by its principal shareholders, if necessary. The Company might implement a stricter policy on sales to less creditworthy customers and plans to continue to improve its collection efforts on accounts with outstanding balances. The Company is actively working with customers and suppliers and expects to fully collect the remaining balance.

We believe that the Company has sufficient cash, even with a decline on sale of transmission products. However, our capital contribution from existing funding sources, to operate for the next 12 months will be sufficient. We remain confident and expect to continue to generate positive cash flow from our operations.

We may need additional cash resources in the future, if the Company experiences failure in collecting account receivables, changes in business condition, changes in financial condition, or other developments. We may also need additional cash resources, if the Company wishes to pursue opportunities for investment, acquisition, strategic cooperation, or other similar actions. If the Company’s management and its board of directors determine that the cash required for specific corporate activities exceed Zhongchai Holding’s cash and cash equivalents on hand, the Company may issue debt or equity securities to raise cash.

Historically, we have expended considerable resources on building a new factory and paid off a considerable amount of debt, resulting in less available cash. However, we anticipate that our cash flow will continue to improve for fiscal year 2023. More specifically, Zhejiang Zhongchai has completed the construction of a new factory, and our PRC subsidiaries have received COVID-19 related government subsidies. Furthermore, Zhejiang Zhongchai pledged the deed of its new factory as a collateral to banks in order to obtain additional loans, refinance expiring loans, restructure short-term loans, and fund other working capital needs upon acceptable terms to Zhongchai Holding.

Cash and Cash Equivalents

Cash equivalents refers to all highly liquid investments purchased with original maturity of three months or less. As of December 31, 2022, Zhongchai Holding had approximately $8.29 million of cash and cash equivalents, an increase of approximately $0.75 million, or 10.00%, as compared to approximately $7.54 million as of December 31, 2021. The increase of cash and cash equivalents was mainly due to a decrease in accounts receivable and notes receivable, as compared to that as of December 31, 2021.

Restricted Cash

Restricted cash represents the amount held by a bank as security for bank acceptance notes and therefore is not available for use until the bank acceptance notes are fulfilled or expired, which typically takes less than twelve months. As of December 31, 2022, Zhongchai Holding had approximately $3.43 million of restricted cash, a decrease of approximately $3.31 million, or 49.05%, as compared to approximately $6.74 million as of December 31, 2021. The decrease of restricted cash was due to a decrease in mortgaged assets.

Accounts Receivable

As of December 31, 2022, Zhongchai Holding had approximately $14.34 million of accounts receivables, a decrease of approximately $1.58 million, or 9.91%, as compared to approximately $15.92 million as of December 31, 2021. The decrease in accounts receivables was due to our accelerated efforts in receivables collections and a decrease in our sales volume.

Zhongchai Holding recorded approximately $0.76 million and $0.86 million of provision for doubtful accounts as of December 31, 2022 and 2021, respectively. Zhongchai Holding conducted an aging analysis of each customer’s delinquent payments to determine whether allowance for doubtful accounts is adequate. In establishing the allowance for doubtful accounts, Zhongchai Holding considers historical experience, economic environment, and expected collectability of past due receivables. An estimate of doubtful accounts is recorded when collection of the full amount is no longer probable. When bad debts are identified, such debts are written off against the allowance for doubtful accounts. Zhongchai Holding will continuously assess its potential losses based on the credit history of and relationships with its customers on a regular basis to determine whether its bad debt allowance on its accounts receivables is adequate. Zhongchai Holding believes that its collection policies are generally in line with the transmissions industry’s standard in the PRC.

Due from Related Party

Due from related party was $36.56 million and $39.60 million as of December 31, 2022 and December 31, 2021, respectively. The balance of due from related parties as of December 31, 2022 and December 31, 2021 consisted primarily of other receivables from Cenntro Holding Limited in the amount of $36.46 million and $39.46 million as of December 31, 2022 and December 31, 2021, respectively.

Notes Receivable

As of December 31, 2022, Zhongchai Holding had approximately $28.75 million of notes receivables, which will be collected by us within twelve months. The decrease was approximately $8.80 million, or 23.44%, as compared to approximately $37.55 million as of December 31, 2021.

Working Capital

Our working capital was approximately $53.36 million as of December 31, 2022, as compared to $45.25 million as of December 31, 2021. The increase in working capital of $8.11 million in the fiscal year 2022 as compared with the fiscal year 2021 was primarily contributed to a decrease in notes payable and accounts payable.

Cash Flow

	For the Fiscal Year Ended December 31,
	2022	2021

Net cash provided by(used in) operating activities	$13,384,921	$(2,467,130)
Net cash provided by(used in) investing activities	$(758,978)	$(814,577)
Net cash provided by(used in) financing activities	$(13,871,524)	$7,777,631
Net increase (decrease) in cash and cash equivalents and restricted cash	$(1,245,581)	$4,495,924
Effect of exchange rate changes on cash and cash equivalents	$(1,303,033)	$376,145
Cash and cash equivalents and restricted cash at beginning of year	$14,274,833	$9,402,764
Cash and cash equivalents and restricted cash at end of year	$11,726,219	$14,274,833

Operating Activities

Zhongchai Holding’s net cash provided by (used in) operating activities was approximately $12.38 and $(2.47) million for the fiscal years ended December 31, 2022 and 2021, respectively.

In the fiscal year ended December 31, 2022, the main sources of cash inflow from operating activities were net income of $10.71 million, changes in notes receivable of $6.07 million, and depreciation and amortization of $2.44 million. The main causes of changes in cash outflow were changes in other current and noncurrent assets of approximately $7.55 million and changes in accounts payable of $2.14 million.

In the fiscal year ended December 31, 2021, the main sources of cash inflow from operating activities were net income of $9.18 million, changes in accounts payable of $6.45 million, and depreciation and amortization of $2.51 million. The main causes of changes in cash outflow were changes in notes receivable of approximately $5.95 million and changes in inventories of $9.28 million.

Investing Activities

Investing activities resulted a cash outflow of approximately $0.76 million for the fiscal year ended December 31, 2022. Cash used in investing activities for the fiscal year ended December 31, 2022 was mainly due to approximately $0.51 million used for purchases of long-term assets and approximately $0.25 million used for investment in a joint venture.

Investing activities resulted a cash outflow of approximately $0.81 million for the fiscal year ended December 31, 2021. Cash used in investing activities for the fiscal year ended December 31, 2021 was mainly due to approximately $0.82 million used for purchases of long-term assets.

Financing Activities

Financing activities resulted a cash outflow of approximately $13.87 million for the fiscal year ended December 31, 2022, which was mainly attributable to repayment of notes payable in the amount of approximately $10.85 million and repayment of short-term bank loans in the amount of approximately $10.79 million. Such amounts were further offset by approximately $11.70 million in proceeds from short-term bank loans.

Financing activities resulted a cash inflow of approximately $7.78 million for the fiscal year ended December 31, 2021, which was mainly attributable to approximately $8.67 million in proceeds from short-term bank loans, and approximately $5.39 million in investment proceeds from an entity with non-controlling interests. Such amounts were further offset by repayment of loans due to related parties in the amount of approximately $5.84 million, and repayment of short-term bank loans in the amount of approximately $18.72 million.

MANAGEMENT AND BOARD OF DIRECTORS

Our Directors and Executive Officers

The following table presents information concerning our directors and executive officers as of the date of this information statement.

Name	Age	Position
Raymond Wang	39	Director
Ming He	53	Director

Mr. Raymond Z. Wang has served as our director since August 2023. He has also served as the Chief Executive Officer of Zhongchai Holding since April 2019 and the Chief Executive Officer of HEVI Corp. since January 2020. From February 2019 to November 2020, Mr. Wang served as Chairman of the board of ONE Project, a non-profit organization that unifies local communities to collectively tackle social issues such as hunger. From November 2017 to March 2019, Mr. Wang was the President of Devirra Corporation, a warehousing management and logistic company. From August 2007 to July 2017, Mr. Wang worked as the Vice President at Bank of America Merrill Lynch, developing a client acquisition channel for an online platform. From December 2005 to March 2007, Mr. Wang served as the Financial Advisor at Cowan Financial Group, a full-service financial planning and consulting firm, in New York. Mr. Wang received his Bachelor’s degree in Economics from Rutgers University.

Mr. Ming He has served as our director since August 2023. Mr. Ming He has served as the treasurer of Cenntro Automotive Corporation, a wholly owned subsidiary of Cenntro Electric Group Limited (Nasdaq: CENN), since February 2014, responsible for overseeing the corporate finance and accounting and financial reporting of the company. Mr. Ming He received his bachelor’s degree from Shanghai University of International Business and Economics in China in 1992, his MBA degree from University of Illinois at Urbana-Champaign in 2003, and his master’s degree in accounting from University of Illinois at Urbana-Champaign in 2004.

The following table presents information concerning our directors, executive officers and directors following the effective Spin-Off. We are in the process of identifying other individuals who will also be our directors and executive officers following the Spin-Off, and we expect to provide additional details regarding these individuals in an amendment to this information statement.

Name	Age	Position
Peter Zuguang Wang	69	Chairman of the Board of Directors and Acting Chief Executive Officer
Jing Jin	40	Chief Financial Officer
		Director
		Independent Director
		Independent Director
		Independent Director

Mr. Peter Zuguang Wang is expected to serve as the chairman of our board of directors and acting chief executive officer following the separation. Mr. Wang has served as the chairman of the board of directors of Greenland Technologies since October 24, 2019. In addition, Mr. Wang has served as Zhongchai Holding’s sole director since its inception in April 2009. He has also served as the Chief Executive Officer of Cenntro Automotive Group, a Company that designs and manufactures all-electric utility vehicles for sale in the United States, Europe and PRC, since February 2014. Mr. Wang co-founded UTStarcom in 1990 and was its Executive Vice President until August 30, 1995. From August 1995 to December 2000, Mr. Wang was the Chairman and Chief Executive Officer of World Communication Group, an international telecommunication Company. From December 2000 to August 2009, Mr. Wang was the Chairman and Chief Executive Officer of PRC Quantum Communication Limited (later known as Techedge, Inc. and PRC Biopharma, Inc.), a telecommunication services Company. Previously, Mr. Wang worked at AT&T Bell Labs and Racal-Milgo Information System. Mr. Wang was also the Co-Chairman of Business Advisory Council of the National Republican Congressional Committee during the period of 1994 to 1995. Mr. Wang earned his dual Bachelor of Science degrees in Mathematics and Computer Science and Master of Science degree in Electrical Engineering from the University of Illinois at Urbana-Champaign. Mr. Wang received a Master of Business Administration degree in Marketing from Nova Southeastern University.

Mr. Jing Jin is expected to serve as our chief financial officer following the separation. Mr. Jin has served as the chief financial officer of Greenland Technologies since October 24, 2019. He has also served as the Chief Financial Officer of Zhongchai Holding since August 2019. Prior to that, Mr. Jin served as the Chief Financial Officer of Tantech Holdings Ltd. (Nasdaq: TANH), a manufacturer of bamboo-based charcoal products in the PRC, from May 2016 to June 2019. From January 2014 to February 2015, Mr. Jin served as Senior Adviser for AAIC (Shanghai) Co., Ltd., a consulting company in the PRC, responsible for overseeing M&A transactions. From September 2011 to November 2013, he worked as a senior financial adviser in CanAccess Int’l Financial Consultants Ltd. in Vancouver, Canada, responsible for small-medium enterprises’ financing both in private and public sectors. From December 2008 to August 2011, Mr. Jin was an audit associate at MaloneBailey, LLP, an accounting firm, in its offices in Canada and the PRC. Mr. Jin graduated from Simon Fraser University in June 2008 in Burnaby, Canada with a Bachelor of Business Administration degree.

Our Board of Directors Following the Spin-Off and Director Independence

Immediately following the Spin-Off, we expect that our Board will comprise             directors. A majority of our directors will meet the independence requirements under Rule 10A-3 under the Exchange Act. We expect that our board of directors will determine that             ,             , and             are “independent directors” as defined in applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board

Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Spin-Off.

Audit Committee

The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee will be more fully described in our Audit Committee charter. We anticipate that our Audit Committee, among other duties, will oversee:

●	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and our independent registered public accounting firm;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and our independent registered public accounting firms;

●	reporting regularly to the full board of directors; and

●	performing such other matters that are specifically delegated to our audit committee by our Board from time to time.

The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment.

Prior to the consummation of Spin-Off, we will establish an audit committee of the board of directors.             ,           , and             will serve as members of our audit committee, and            will chair the Audit Committee. Under the applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of             ,             , and             meet the independent director standard under Rule 10A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and our board of directors has determined that             qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

The responsibilities of our Compensation Committee will be more fully described in our Compensation Committee charter, and we anticipate that they will include, among other duties:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the Board for determination with respect to the compensation of our non-employee directors;

●	reviewing and making recommendations to the Board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

The Compensation Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in Rule 10C-1 under the Exchange Act and our Compensation Committee charter. The members of our Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). Prior to the consummation of this Spin-Off, we will establish a compensation committee of the board of directors.             ,            and             will serve as members of our compensation committee and             will chair the Compensation Committee. Under the applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Each of             ,             and             meet the independent director standard under Rule 10A-3(b)(1) of the Exchange Act.

Compensation Committee Interlocks and Insider Participation

We are not a separate or independent company as of the date of this information statement and did not have a Compensation Committee or any other committee serving a similar function for the fiscal year ended December 31, 2023. Decisions as to the compensation for that fiscal year of those who will serve as our executive officers were made by Greenland Technologies, as described in the section of this information statement captioned “Executive Compensation.”

Nominating and Governance Committee

The responsibilities of our Nominating and Governance Committee will be more fully described in our Nominating and Governance Committee charter, and we anticipate that they will include, among other duties:

●	identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

●	making recommendations to our board of directors on corporate governance matters and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

The Nominating and Governance Committee will consist entirely of independent directors, each of whom will meet the independence requirements set forth in our Nominating and Governance Committee charter. Prior to the consummation of this Spin-Off, we will establish a Nomination and Governance committee of the board of directors.             ,             and             will serve as members of our Nomination and Governance Committee, and             will chair the Nomination and Governance Committee. Each of             ,             and             meet the independent director standard under Rule 10A-3(b)(1) of the Exchange Act.

Board’s Role in Risk Oversight

Our management is principally responsible for defining, identifying and assessing the various risks we face, formulating enterprise risk management policies and procedures and managing our risk exposures on a day-to-day basis. Management will provide an annual risk assessment to the Board, with quarterly updates. The Board’s responsibility is to oversee our risk management processes by understanding and evaluating management’s identification, assessment and management of our critical risks.

The Board as a whole has responsibility for this risk oversight, assisted by the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Areas of focus include strategic, operational, liquidity, market, financial, reporting, succession, compensation, compliance, privacy, information security, cybersecurity, business conduct, health and safety, environmental, social, governance and other risks. The Audit Committee is tasked with oversight of financial, reporting and compliance risk management, along with our overall risk management program. The Compensation Committee is tasked with oversight of compensation risk management. The Nominating and Governance Committee manages risks associated with corporate governance, Board composition, and the performance of the Board, its committees and directors. The Board as a whole oversees all other risk management.

Code of Business Ethics

Prior to the completion of the Spin-Off, we will adopt a written code of business ethics that is designed to deter wrongdoing and to promote, among other things:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	the protection of the confidentiality of our non-public information;

●	the responsible use of and control over our assets and resources;

●	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

●	compliance with applicable laws, rules, and regulations; and

●	accountability for adherence to the code and prompt internal reporting of any possible violation of the code.

Director Nomination Process

Our initial Board will be selected through a process involving both Greenland Technologies and us. The initial directors who will serve after the Spin-Off will begin their terms at the time of the Share Distribution, with the exception of one independent director who will begin his or her term prior to the date on which “when-issued” trading of our shares of common stock commences and will serve on our Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Communications with Non-Management Members of the Board of Directors

Generally, it is the responsibility of our management to speak for us in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which stockholders and other interested third parties may communicate with non-management members of our Board.

Director Compensation

Following the Spin-Off, we expect that our Compensation Committee will periodically review and make recommendations to our Board regarding the form and amount of compensation for our directors. Greenland Technologies has approved an initial director compensation program for the Company that is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership. This program is described in further detail below.

Annual Compensation

In general, we believe that annual compensation for our directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Board of Directors’ Annual Compensation
Cash Retainer	$
Board Chairman - Additional Cash Retainer	$
Board Committee Membership - Additional Cash Retainer

Audit Committee Chair: $

Audit Committee Member: $

Compensation Committee Chair: $

Compensation Committee Member: $

Nominating and Governance Committee Chair: $

Nominating and Governance Committee Member: $

Other Committee Chair: $

Other Committee Member: $

Annual Equity Grants	Each non-employee director will receive an annual restricted stock unit grant with a target value of $ on the date of the annual meeting of stockholders. New directors in 2024 will receive a prorated award for the partial year commencing on the Spin-Off.

Cash elements are paid in quarterly installments and prorated for partial years of service.

Other Benefits

Non-employee directors will also be provided with reimbursement of business travel expenses incurred as part of their work for the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have prepared this discussion in connection with our separation from Greenland Technologies. As discussed above, we are currently part of Greenland Technologies and not an independent company, and our Compensation Committee has not yet been formed. Decisions about the compensation and benefits payable to the individuals who will become our executive officers have been made by the compensation committee of the board of directors of Greenland Technologies. Following the Spin-Off, we expect that our Compensation Committee will review our executive compensation and benefit programs and determine the appropriate compensation and benefits for our executives.

Since the information presented in the compensation tables of this information statement relates to the fiscal year ended December 31, 2023, this Compensation Discussion and Analysis focuses primarily on Greenland Technologies’ compensation programs and decisions as they applied to persons who expect to serve as our executive officers following the separation in their respective roles as a part of Greenland Technologies for the fiscal year ended December 31, 2023 and the processes for determining fiscal 2023 compensation while we were part of Greenland Technologies.

This Compensation Discussion and Analysis presents historical compensation information for the following individual expected to serve as our executive officer (the “NEO”) following the separation:

Jing Jin, Chief Financial Officer

Jing Jin served at Greenland Technologies starting in October 2019. Jing Jin will continue to serve in his role as Chief Financial Officer of Greenland Technologies and will divide his time and responsibilities between Greenland Technologies and SpinCo using best business judgement and in dialogue with the board of directors.

This Compensation Discussion and Analysis does not include historical compensation information for Peter Zuguang Wang as he was not a “named executive officer” of Greenland Technologies under Item 402 of Regulation S-K for the fiscal year ended December 31, 2023.

The terms of Peter Zuguang Wang and Jing Jin, are summarized in the section entitled “Offer Letters and Employment Agreements of Our Executive Officers.”

We are currently in the process of identifying additional individuals who will serve as our executive officers following completion of the Spin-Off.

Compensation of NEO in the Fiscal Year ended December 31, 2023

In the fiscal years ended December 31, 2023, Jing Jin served as the chief financial officer of Greenland Technologies.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Jing Jin, Chief Financial Officer	200,000							200,000

Greenland Technologies’ Employment Agreement with Jing Jin

On October 24, 2019, Greenland Technologies entered into an employment agreement (the “Employment Agreement”) with Mr. Jing Jin.

Under the Employment Agreement, Mr. Jin is employed for a term of three years. The Employment Agreement of Greenland Technologies with Mr. Jin will be automatically extended for additional one-year terms unless Greenland Technologies or Mr. Jin provides a three-month prior notice to the other party prior to the expiration of the applicable term. Greenland Technologies may terminate the employment with Mr. Jin for cause, at any time, without advance notice or remuneration, for certain acts of Mr. Jin, including, but not limited to, conviction or plea of guilty to a crime, gross negligence, dishonest act that has caused detriment to Greenland Technologies, or a failure to perform agreed duties. Greenland Technologies may terminate the employment with Mr. Jin without cause, at any time, upon one-month prior written notice. Upon termination without cause, Greenland Technologies shall provide certain severance payments and benefits to the executive specified in the Employment Agreement. Mr. Jin may terminate the Employment Agreement at any time with a one-month prior written notice to Greenland Technologies, if (1) there is a material reduction in Mr. Jin authority, duties and responsibilities, or (2) there is a material reduction in the Mr. Jin annual salary.

Mr. Jin agreed, at all times during the term of the employment and after his termination, to hold in the strictest confidence, and not to use, except for the benefit of Greenland Technologies, or to disclose to any person, corporation or other entity without prior written consent of Greenland Technologies, any confidential information defined therein.

Outstanding Equity Awards at Fiscal Year-End

None.

Option Exercise and Stock Vested Table

In the fiscal year ended December 31, 2023, there was no exercise of stock options, share appreciation rights or similar instruments, or vesting of shares, including restricted shares, restricted share units and similar instruments.

Pension Benefits

Greenland Technologies does not offer our executive officers or employees any pension plan or similar plan that provides for payments or other benefits at, following or in connection with retirement.

Potential Payments Upon Termination or Change in Control

None.

Anticipated Compensation Program Design of SpinCo Following the Separation

Overview

As described above, our Compensation Committee will not be established until the Spin-Off and therefore has not established a specific set of objectives or principles for our compensation programs following the Spin-Off. The executive compensation programs in place at the time of the Spin-Off will be those established by Greenland Technologies on our behalf. Following the Spin-Off, our Compensation Committee will review each of the elements of our compensation programs. We believe that the Spin-Off will enable us to offer our key employees’ compensation directly linked to the performance of our business, which we expect will enhance our ability to attract, retain, and motivate qualified personnel and serve the interests of our stockholders.

Offer Letters and Employment Agreements of Our Executive Officers

Chairman of the Board of Directors Offer Letter

The Company intends to enter into an offer letter with Peter Zuguang Wang appointing him as Chairman of the Board of Directors of SpinCo upon effectiveness of the Spin-Off. The letter provides Peter Zuguang Wang with an annual base salary of $          and bonus based on our Board’s discretion.         is also eligible to participate in the Company’s 2024 Incentive Plan. SpinCo, in its best judgement, set compensation commensurate with comparable companies in the transmission industry.

Acting Chief Executive Officer Employment Agreement

The Company intends to enter into an employment agreement with Peter Zuguang Wang appointing him as the Acting Chief Executive Officer of SpinCo. The employment agreement provides Peter Zuguang Wang with an annual base salary of $        and bonus based on our Board’s discretion. Peter Zuguang Wang is also eligible to participate in the Company’s 2024 Incentive Plan. SpinCo, in its best judgement, set compensation commensurate with comparable companies in the transmission industry.

Chief Financial Officer Employment Agreement

The Company intends to enter into an employment agreement with Jing Jin appointing him as Chief Financial Officer of SpinCo. The employment agreement provides Jing Jin with an annual base salary of $        and bonus based on our Board’s discretion. Jing Jin is also eligible to participate in the Company’s 2024 Incentive Plan. SpinCo, in its best judgement, set compensation commensurate with comparable companies in the transmission industry.

2024 Incentive Plan

Prior to the Spin-Off, we expect our Board to adopt, and Greenland Technologies, as our sole stockholder, to approve, the 2024 Incentive Plan of SpinCo for the benefit of certain of our current and future employees and other service providers (“Equity Plan”). The following summary describes what we anticipate being the material terms of the Equity Plan.

When approved by Greenland Technologies and our Board, the full text of the Equity Plan will be included as an exhibit to a Current Report on Form 8-K filed with the SEC, and the following discussion is qualified in its entirety by reference to such text.

Purpose of the Equity Plan. The purpose of the Equity Plan would be to aid SpinCo in recruiting and retaining highly qualified employees and other service providers who are capable of assuring the future success of SpinCo. We expect that awards of stock-based compensation and opportunities for stock ownership in SpinCo will provide incentives to our employees and other service providers to exert their best efforts for the success of our business and thereby align their interests with those of our stockholders.

Shares Available for Awards. If the Equity Plan is approved by Greenland Technologies and our Board, it is expected that the maximum aggregate number of our shares of common stock that may be issued under all stock-based awards granted under the Equity Plan would be       . In addition, it is expected that the Equity Plan will contain a limit on the number of shares of common stock available for grant in the form of incentive stock options to      .

Under the Equity Plan, it is expected that SpinCo will have the flexibility to grant different types of equity compensation awards, including stock options, stock appreciation rights, restricted stock, deferred share units, and other awards based, in whole or in part, on the value of SpinCo equity, as well as cash-based awards. The grant, vesting, exercise, and settlement of awards granted under the Equity Plan may be subject to the satisfaction of time- or performance-based conditions, as determined at or after the date of grant of an award under the Equity Plan.

In the event of any change in corporate structure that affects our outstanding shares of common stock (e.g., a cash or stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, reorganization, etc.), our Compensation Committee shall make adjustments that it deems equitable or appropriate, in its sole discretion, including adjustments to the share limits described above, the number and type of shares subject to outstanding awards, or the purchase or exercise price of outstanding awards. In the case of any unusual or nonrecurring event (including events described in the preceding sentence) affecting the Company or changes in applicable laws, regulations, or accounting principles, our Compensation Committee may make adjustments to outstanding awards in order to prevent dilution or enlargement of the benefits intended to be provided under the Equity Plan.

Shares that are subject to awards that are paid in cash, terminate, lapse, or are canceled or forfeited would be available again for grant under the Equity Plan and would not be counted for purposes of the limits above. Shares that are reacquired by SpinCo with cash tendered in payment of the exercise price of an award and shares that are tendered or withheld in payment of all or part of the exercise price or tax withholding amount relating to an award will not be added back to the number of shares authorized under the Equity Plan. In addition, if stock appreciation rights are settled in shares upon exercise, the total number of shares actually issued upon exercise rather than the number of shares subject to the award would be counted against the number of shares authorized under the Equity Plan.

Eligibility. It is expected that employees and other service providers of SpinCo or its affiliates would be eligible to receive awards under the Equity Plan. Our directors will be eligible to participate in the Equity Plan for SpinCo.

Administration. It is expected that our Compensation Committee would have the authority to administer the Equity Plan, including the authority to select the persons who receive awards, determine the number of shares subject to the awards, and establish the terms and conditions of the awards, consistent with the terms of the Equity Plan. Subject to the expected provisions of the Equity Plan, our Compensation Committee may specify the circumstances under which the exercisability or vesting of awards may be accelerated or whether awards or amounts payable under awards may be deferred. Our Compensation Committee may waive or amend the terms of an award, consistent with the terms of the Equity Plan, but may not reprice a stock option or stock appreciation right, whether through amendment, cancelation and replacement, or exchange for cash or any other awards. Our Compensation Committee would have the authority to interpret the Equity Plan and establish rules for the administration of the Equity Plan. It is expected that the Equity Plan will provide that our Compensation Committee may delegate its powers and duties under the Equity Plan to one or more directors or other individuals as the committee deems to be advisable, except that only our Compensation Committee or our Board would have authority to grant and administer awards to executive officers.

The Board may also exercise the powers of our Compensation Committee with respect to the Equity Plan and awards granted thereunder at any time.

Tax Consequences of Awards. The following is a brief summary of the principal United States federal income tax consequences of awards and transactions under the Equity Plan for the employees and other service providers selected to participate in the Equity Plan (the “Participants”) and the Company. This summary is not intended to be exhaustive and, among other things, does not describe local, state, or foreign tax consequences.

Options and Stock Appreciation Rights. A Participant will not recognize any income at the time a stock option or stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. When a stock option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price of the option. When a stock appreciation right is exercised, the Participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is settled in shares, the shares received as of the date of exercise. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Restricted Stock and Deferred Share Units. A Participant will not recognize any income at the time of grant of a restricted stock unit or share of restricted stock (whether subject to time-based vesting or performance-based vesting), and the Company will not be entitled to a deduction at that time. The Participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the restricted stock unit is paid in cash, the amount payable, upon settlement of a restricted stock unit. In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the Participant paid for the shares. Under certain circumstances and if permitted by an individual award, a Participant may elect (within 30 days after being granted restricted stock) to recognize ordinary income in the year of receipt instead of the year of vesting. If such an election is made, the amount of income recognized by the Participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the Participant paid for the shares. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Other Types of Awards. If other awards are granted under the Equity Plan, the tax consequences may differ from those described above for stock options, stock appreciation rights, restricted stock and deferred share units. As a general matter, the Company typically would be entitled to a tax deduction in respect of any such compensatory awards in the same time period and amount as the Participant recognizes income in respect of such awards.

Withholding of Taxes. The Company has the right to require, prior to the issuance or delivery of shares in settlement of any award, the Participant to pay any taxes required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement, Greenland Technologies beneficially owns all of our outstanding shares of common stock. After the Spin-Off, it is anticipated that Greenland Technologies will not own any shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our shares of common stock at the time of the Share Distribution by:

●	each of our stockholders whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding shares of common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of Greenland Technologies ordinary shares on      , 2024, giving effect to a Share Distribution ratio of       shares of our common stock for each ordinary share of Greenland Technologies.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.

Immediately following the Spin-Off, we estimate that      shares of common stock will be issued and outstanding, based on the approximately       Greenland Technologies ordinary shares outstanding on     , 2024. The actual number of our shares of common stock that will be outstanding following the completion of the Spin-Off will be determined on     , 2024. The number of our shares of common stock beneficially owned by each stockholder, director, or executive officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes below, each holder identified below has sole voting and investment power with respect to our shares of common stock beneficially owned. The mailing address for each of the directors and executive officers is Saiyin International Plaza, Yuhang Dist., Building 12, Unit 601, Hangzhou, People’s Republic of China 311100, unless specified otherwise.

Directors and Named Executive Officers of SpinCo Upon Separation	Amount and Nature of Beneficial Ownership of Shares of Common Stock	Percentage
Peter Zuguang Wang(1)
Jing Jin

Directors and Executive Officers as a Group

Principal Stockholders (5% or greater)
Peter Zuguang Wang and Cenntro Holding Limited(3)

(1)	Represents shares to common stock to be received by Peter Zuguang Wang and Cenntro Holding Limited, a company incorporated in Hong Kong and wholly owned by Peter Zuguang Wang.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Greenland Technologies

Prior to the completion of the separation, all of our issued shares of common stock are held by Greenland Technologies. Following the completion of the separation, it is not expected that Greenland Technologies will own any of our shares of common stock. See “Risk Factors—Risks Related to the Spin-Off” and “The Spin-Off.”

Following the separation and distribution, SpinCo and Greenland Technologies will operate separately, each as an independent public company. In connection with the separation, SpinCo and Greenland Technologies, or their respective subsidiaries, will enter into certain agreements that will effectuate the separation and govern the relationship between SpinCo and Greenland Technologies after the separation.

The following is a summary of the terms of the material agreements that we intend to enter into with Greenland Technologies prior to or concurrently with the completion of the separation, forms of which are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. These summaries set forth the terms of the agreements that we believe are material to SpinCo and are qualified in their entirety by reference to the full text of such agreements. The terms of the agreements described below that will be in effect following the separation and distribution have not yet been finalized. Changes to these agreements, some of which may be material, may be made prior to the separation and distribution.

Agreements with Greenland Technologies

In order to govern the ongoing relationships between us and Greenland Technologies after the Spin-Off and to facilitate an orderly transition, we and Greenland Technologies intend to enter into agreements providing for various services and rights following the Spin-Off, and under which we and Greenland Technologies will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with Greenland Technologies.

Separation and Distribution Agreement

We intend to enter into a separation and distribution agreement with Greenland Technologies prior to the distribution of our shares of common stock to Greenland Technologies shareholders. The separation and distribution agreement will set forth our agreements with Greenland Technologies regarding the principal actions to be taken in connection with the separation, including the distribution. The separation and distribution agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of SpinCo and Greenland Technologies as part of the separation, and it will provide for when and how these transfers, assumptions and assignments will occur.

Transfer of Assets and Assumption of Liabilities. The separation and distribution agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Greenland Technologies and us as part of an internal reorganization, and will describe when and how these transfers, assumptions and assignments will occur, though certain of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation and distribution agreement. The separation and distribution agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and Greenland Technologies receive or retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation and distribution agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Greenland Technologies.

Except as otherwise set forth in the separation and distribution agreement or any ancillary agreement, each party to the separation and distribution agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities. The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

Further Assurances. Each party will agree to use commercially reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation and distribution agreement and other transaction agreements.

Employee Non-Solicit and Non-Hire. Each of Greenland Technologies and us will be subject to mutual employee non-solicitation and non-hire obligations for a certain period of time, subject to customary exceptions.

The Distribution. The separation and distribution agreement will govern the rights and obligations of the parties with respect to the distribution and certain actions that must occur prior to the distribution. On the Share Distribution Date, we will issue our shares of common stock to Greenland Technologies shareholders on a pro rata basis, with each Greenland Technologies shareholder receiving      share of our common stock for every      ordinary shares of held of record as of close of business on           , 2024, the Record Date for the Share Distribution. The distribution agent will round up any fractional shares to the next whole number of shares at the time of the distribution of shares of the Spin-Off. Greenland Technologies will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the Share Distribution Date and the distribution ratio.

Conditions. The separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied (or waived by Greenland Technologies, in its sole discretion). Greenland Technologies may, in its sole discretion, determine the Record Date, the Share Distribution Date and the distribution ratio or other terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution. For further information regarding these conditions, see “The Spin-Off—Conditions to the Spin-Off.”

Indemnification. The separation and distribution agreement will provide for releases, with respect to pre-distribution claims, and cross-indemnities, with respect to post-distribution claims, that, except as otherwise provided in the separation and distribution agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation and distribution agreement with us and financial responsibility for the obligations and liabilities allocated to Greenland Technologies under the separation and distribution agreement with Greenland Technologies. The separation and distribution agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement described below.

Term/Termination. Prior to the distribution, Greenland Technologies will have the unilateral right to terminate, modify or amend the terms of the separation and distribution agreement and amend, modify or abandon the distribution. After the effective time of the distribution, the term of the separation and distribution agreement is indefinite and it may only be terminated with the prior written consent of both Greenland Technologies and us.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the separation and distribution agreement include, without limitation, access to financial and other information, insurance, confidentiality and access to, and provision of, records.

Transition Services Agreements

Greenland Technologies Transitional Services. We and Greenland Technologies will enter into a transition services agreement in connection with the separation pursuant to which Greenland Technologies and its affiliates’ will provide, on an interim, transitional basis, various services to us and our subsidiaries. Historically, Greenland Technologies has provided our business with significant corporate and shared services and resources related to corporate functions such as legal, accounting, information technology, human resources, investor relations, and other infrastructure support, which we refer to collectively as the “Greenland Technologies Services.” This transition services agreement will become operative as of the completion of the separation and each of the Greenland Technologies Services will continue for a term of two years, unless earlier terminated according to the terms of the transition services agreement. We will pay Greenland Technologies fees for the Greenland Technologies Services, to be mutually agreed upon by us and Greenland Technologies as provided under the transition services agreement, which fees will be based on Greenland Technologies’ cost of providing the Greenland Technologies Services.

SpinCo Transitional Services. We also intend to enter into a second transition services agreement whereby we will provide certain services to Greenland Technologies, which we refer to collectively as the “SpinCo Services.” This second transition services agreement will become operative as of the completion of the separation and the SpinCo Services will continue for a term of two years, unless earlier terminated according to the terms of the transition services agreement. Greenland Technologies will pay us fees for the SpinCo Services, to be mutually agreed upon by us and Greenland Technologies as provided under this transition services agreement, which fees will be based on our cost of providing the SpinCo Services.

Tax Matters Agreement

We intend to enter into a tax matters agreement with Greenland Technologies prior to or concurrently with the completion of the separation that will govern Greenland Technologies’ and our respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution, together with certain related transactions, to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and assistance and cooperation in respect of tax matters.

In addition, the tax matters agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the distribution, together with certain related transactions. The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and if and to the extent that such failure results from certain actions, omissions or failures to act by Greenland Technologies, including a prohibited change of control in Greenland Technologies under Section 355(e) of the Code or an acquisition of Greenland Technologies shares or assets, then Greenland Technologies will bear any resulting taxes, interest, penalties and other costs. If and to the extent that such failure results from certain actions, omissions or failures to act by us, including a prohibited change of control in us under Section 355(e) of the Code or an acquisition of our shares or assets, then we will indemnify Greenland Technologies for any resulting taxes, interest, penalties and other costs. If such failure does not result from a prohibited change of control in Greenland Technologies or us under Section 355(e) of the Code and both we and Greenland Technologies are responsible for such failure, liability will be shared according to relative fault. If neither we nor Greenland Technologies is responsible for such failure, Greenland Technologies will bear any resulting taxes, interest, penalties and other costs.

Employee Matters Agreement

We intend to enter into an employee matters agreement with Greenland Technologies prior to or concurrently with the completion of the separation. The employee matters agreement will govern Greenland Technologies’, our and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations after the separation with respect to the following matters:

●	employment, benefits and compensation matters relating to employees and former employees (and their respective dependents and beneficiaries) who are or were associated with Greenland Technologies, including those who will become employees of us following the separation;

●	the allocation of assets and liabilities generally relating to employees, employment or service-related matters and employee benefit plans; and

●	other human resources, employment and employee benefits matters.

Policy and Procedures Governing Related Party Transactions

Prior to the completion of the Spin-Off, our Board plan to adopt a written policy regarding the review, approval, and ratification of transactions with related persons. We anticipate that this policy will provide that our Nominating and Governance Committee review each of SpinCo’s transactions in which any “related person” had, has, or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers, and stockholders beneficially owning more than 5% of our outstanding shares of common stock and immediate family members or certain affiliated entities of any of the foregoing persons. We expect that our Nominating and Governance Committee will approve or ratify only those transactions that are fair and reasonable to SpinCo and in our and our stockholders’ best interests.

DESCRIPTION OF OUR CAPITAL STOCK

General

Prior to the Share Distribution, Greenland Technologies, as our sole stockholder, will approve and adopt our Amended and Restated Certificate of Incorporation, and our Board will approve and adopt our By-Laws. The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Certificate of Incorporation, our By-Laws, and certain provisions of Delaware law. You are encouraged to read the forms of our Amended and Restated Certificate of Incorporation and our By-Laws, which are filed as exhibits to our Registration Statement on Form 10, of which this information statement is a part, for greater detail with respect to these provisions.

Distribution of Securities

During the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Authorized Capital Stock

Immediately following the Spin-Off, our authorized capital stock will consist of      shares of common stock, par value US$0.01 per share.

Common Stock

Shares Outstanding

Immediately following the Spin-Off, we estimate that approximately       shares of common stock will be issued and outstanding, based on approximately       Greenland Technologies ordinary shares outstanding as of      , 2024. The actual number of shares of our common stock outstanding immediately following the Spin-Off will depend on the actual number of Greenland Technologies ordinary shares outstanding on the Record Date and will reflect any issuance of new shares or exercise of outstanding options, or any equity rights pursuant to any warrants.

Dividends

Holders of shares of our common stock will be entitled to receive dividends when, and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements, and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy.”

Voting Rights

The holders of shares of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights

The holders of shares of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of shares of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock or rights to redeem or convert their shares of common stock.

Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation, and By-Laws

Amended and Restated Certificate of Incorporation and By-Laws

Certain provisions in our proposed Amended and Restated Certificate of Incorporation and our proposed By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares of common stock held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

●	No Stockholder Action by Written Consent. Our Amended and Restated Certificate of Incorporation will expressly exclude the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

●	Special Stockholder Meetings. Our Amended and Restated Certificate of Incorporation and our By-Laws will provide that only our Chairman of our Board or a majority of our Board will be able to call a special meeting of stockholders. Stockholders will not be permitted to call a special meeting or to require our Board to call a special meeting

●	Requirements for Advance Notification of Stockholders Nominations and Proposals. Under our By-Laws, stockholders of record will be able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of special meetings, proper notice must be given no earlier than the 90th day prior to the relevant meeting and no later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the meeting. Such notice must include, among other information, certain information with respect to each stockholder nominating persons for election to the Board (including, the name and address, the number of shares directly or indirectly held by such stockholder, a description of any agreement with respect to the business to be brought before the annual meeting, a description of any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, a description of any proxy, contract or other relationship pursuant to which such stockholder has a right to vote any share of common stock and any profit-sharing or performance-related fees that such stockholder is entitled to, based on any increase or decrease in the value of our securities, as of the date of such notice), a representation that such stockholder is a holder of record of shares of our common stock as of the date of the notice, each stockholder nominee’s written consent to being named as a nominee and to serving as a director if elected, a completed questionnaire and representation that such person has not and will not give any commitment as to how such person will act or vote if elected as a director, become a party to any agreement with respect to any compensation, reimbursement or indemnification in connection with service as a director, and such person will comply with all policies applicable to directors, a description of all compensation and other monetary agreements during the past three years and a representation as to whether such stockholder intends to solicit proxies.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware laws authorize corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties as directors, and our Amended and Restated Certificate of Incorporation will include such an exculpation provision. Our By-Laws and Amended and Restated Certificate of Incorporation will include provisions that require us to indemnify, to the fullest extent allowable under the Delaware laws, the personal liability of directors and officers for monetary damages for actions taken as a director, officer or agent of SpinCo, or for serving at SpinCo’s request as a director, officer or agent at another corporation or enterprise, as the case may be. Our By-Laws and Amended and Restated Certificate of Incorporation will also provide that we must indemnify and advance reasonable expenses to our directors and officers subject to our receipt of an undertaking from the indemnified party as may be required under the Delaware laws. Our By-Laws will expressly authorize us to carry directors’ and officers’ insurance to protect SpinCo, its directors, officers and agents for certain liabilities.

The limitation of liability and indemnification provisions that will be included in our By-Laws and Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that in a class action, derivative, or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be      located at     . The telephone number of     is     .

Trading

We intend to apply to have our shares of common stock traded over-the-counter on the OTC Markets, under the ticker symbol “           .”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to our shares of common stock that Greenland Technologies’ shareholders will receive in the Share Distribution as contemplated by this information statement. This information statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our shares of common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website we refer to in this information statement does not and will not constitute a part of this information statement or the Registration Statement on Form 10 of which this information statement is a part, and such references are intended to be inactive textual references only.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements, and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost by contacting Josh Centanni at jcentanni@gtec-tech.com, or David Pasquale at GTEC@globalirpartners.com.

We also intend to maintain a website at https: www.           , at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our investor relations website provides notifications of news or announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs.

We intend to furnish holders of our shares of common stock with annual reports containing financial statements prepared in accordance with U.S. GAAP and audited and reported on by an independent registered public accounting firm.

Zhongchai Holding (Hong Kong) Limited

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2022 AND 2021

TABLE OF CONTENTS

PAGE	F-2	REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

PAGE	F-3-F-4	CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2022 AND, 2021

PAGE	F-5	CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

PAGE	F-6	CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

PAGE	F-7-F-8	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

PAGE	F-9-F-31	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

PAGE	F-32-F-33	CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2023 (UNAUDITED) AND DECEMBER 31, 2022

PAGE	F-34	CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022 (UNAUDITED)

PAGE	F-35	CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022 (UNAUDITED)

PAGE	F-36-F-37	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022 (UNAUDITED)

PAGE	F-38-F-58	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Report of Independent Registered Public Accounting Firm

To: Shareholders and Board of Directors

Zhongchai Holding (Hong Kong) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zhongchai Holding (Hong Kong) Limited and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive incomes, changes in shareholders’ equity, and cash flows for the two-year period ended December 31, 2022 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants

We have served as the Company’s auditor since 2023.

San Mateo, California

PCAOB ID: 1171

February 14, 2024

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2022 AND 2021

(IN U.S. DOLLARS)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$8,292,858	$7,539,045
Restricted cash	3,433,361	6,735,788
Short term investment	7,800,723	2,105,938
Notes receivable	28,748,879	37,551,121
Accounts receivable, net of allowance for doubtful accounts of $762,325 and $859,319, respectively	14,337,760	15,915,002
Inventories	22,012,360	25,102,587
Due from related parties-current	36,575,464	39,600,975
Advance to suppliers	50,089	318,631
Prepayments and other current assets	1,522,382	-
Total Current Assets	$122,773,876	$134,869,087

Non-current asset
Property, plant, equipment and construction in progress, net	15,569,405	18,957,553
Land use rights, net	3,639,067	4,035,198
Other intangible assets	147,465	-
Deferred tax assets	219,207	141,623
Goodwill	-	3,890
Other non-current assets	54,047	44,093
Total non-current assets	$19,629,191	$23,182,357
TOTAL ASSETS	$142,403,067	$158,051,444

See accompanying notes to the consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2022 AND 2021 (Continued)

(IN U.S. DOLLARS)

	December 31,	December 31,
	2022	2021
Current Liabilities
Short-term bank loans	$8,986,255	$8,760,945
Notes payable-bank acceptance notes	28,272,472	42,093,061
Accounts payable	24,693,219	28,994,687
Taxes payables	192,478	108,058
Customer deposits	226,432	387,919
Due to related parties	5,772,957	8,074,827
Other current liabilities	1,266,172	1,000,853
Lease obligations - current	-	197,915
Total current liabilities	$69,409,985	$89,618,265

Long-term liabilities
Other long-term liabilities	1,812,759	2,212,938
Total long-term liabilities	$1,812,759	$2,212,938
TOTAL LIABILITIES	$71,222,744	$91,831,203

COMMITMENTS AND CONTINGENCIES EQUITY
Ordinary shares, $0.00129 par value, 1,000,000 shares authorized.	1,290	1,290
Additional paid-in capital	12,369,635	12,369,635
Statutory reserves	3,842,331	3,842,331
Retained earnings	44,106,848	36,464,217
Accumulated other comprehensive income (loss)	(2,875,782)	984,300
Total shareholders’ equity	$57,444,322	$53,661,773
Non-controlling interest	13,736,001	12,558,468
TOTAL EQUITY	$71,180,323	$66,220,241

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$142,403,067	$158,051,444

See accompanying notes to the consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN U.S. DOLLARS)

	For the years ended December 31,
	2022	2021
REVENUES	$90,718,038	$98,839,900
COST OF GOODS SOLD	70,902,236	79,246,280
GROSS PROFIT	19,815,802	19,593,620
Selling expenses	2,182,702	1,781,522
General and administrative expenses	2,206,500	2,086,966
Research and development expenses	5,439,348	5,526,546
Total operating expenses	$9,828,550	$9,395,034
INCOME FROM OPERATIONS	$9,987,252	$10,198,586
Interest income	56,817	68,295
Interest expense	(401,089)	(586,283)
Loss on disposal of property and equipment	(1,511)	1,785
Other income/(loss)	1,772,751	1,344,385
INCOME BEFORE INCOME TAX	$11,414,220	$11,026,768
INCOME TAX	699,691	1,843,260
NET INCOME	$10,714,529	$9,183,508
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	3,071,898	1,001,250
NET INCOME ATTRIBUTABLE TO Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES	$7,642,631	$8,182,258
OTHER COMPREHENSIVE INCOME (LOSS):	(5,754,447)	1,439,299
Unrealized foreign currency translation income (loss) attribute to Zhongchai Holding (Hong Kong) Limited and subsidiaries	(3,860,082)	1,039,928
Unrealized foreign currency translation income (loss) attribute to non-controlling interest	(1,894,365)	399,371
Comprehensive income	3,782,549	9,222,186
Noncontrolling interest	1,177,533	1,400,621
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	1,000,000	1,000,000
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	7.64	8.18

See accompanying notes to the consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHARE HOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN U.S. DOLLARS)

			Additional	Accumulated Other			Non-
	Ordinary Shares		Paid-in	Comprehensive	Statutory	Retained	controlling
	Shares	Amount	Capital	Income/(loss)	Reserve	Earnings	Interest	Total
Balance as of December 31, 2020	1,000,000	1,290	$10,593,766	$(55,628)	4,517,117	$27,607,173	$5,771,540	$48,435,258
Debt of the cancelled company	-	-	1,775,869	-	-	-		1,775,869
Proceeds from NCI’s Investment	-	-	-	-	-	-	5,386,307	5,386,307
Net income	-	-	-	-	-	8,182,258	1,001,250	9,183,508
Transfer to statutory reserve	-	-	-	-	(674,786)	674,786	-	-
Foreign currency translation adjustment	-	-	-	1,039,928	-	-	399,371	1,439,299
Balance as of December 31, 2021	1,000,000	1,290	$12,369,635	$984,300	3,842,331	$36,464,217	$12,558,468	$66,220,241

Net income	-	-	-	-	-	7,642,631	3,071,898	10,714,529
Foreign currency translation adjustment	-	-	-	(3,860,082)	-	-	(1,894,365)	(5,754,447)
Balance as of December 31, 2022	1,000,000	1,290	$12,369,635	$(2,875,782)	3,842,331	$44,106,848	$13,736,001	$71,180,323

See accompanying notes to the consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(IN U.S. DOLLARS)

	For the years ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,714,529	$9,183,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,436,114	2,511,996
Amortization of deferred subsidy	(236,856)	(183,722)
Loss on disposal of property and equipment	1,511	(1,785)
Increase in allowance for doubtful accounts	(32,316)	(149,172)
Increase in provision for inventory	269,043	23,536
Deferred tax assets	(90,259)	20,398
Changes in operating assets and liabilities:
Increase (Decrease) In:
Accounts receivable	406,963	(3,025,758)
Notes receivable	6,074,159	(5,945,558)
Inventories	937,316	(9,276,894)
Advance to suppliers	249,568	138,465
Other current and noncurrent assets	(7,549,809)	(2,065,705)
Increase (Decrease) In:
Accounts payable	(2,141,277)	6,449,680
Customer deposits	(134,824)	12,994
Other current liabilities	2,015,020	(715,587)
Income tax payables	94,634	732,537
Due to related parties	558,205	(172,118)
Long-term payables - unamortized deferred financing costs	(186,800)	(3,945)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$13,384,921	$(2,467,130)

See accompanying notes to the consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021 (Continued)

(AUDITED, IN U.S. DOLLARS)

	For the years ended December 31
	2022	2021
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Long-term assets	$(508,978)	$(818,147)
Proceeds from sale of property, plant and equipment	-	3,570
Investment in a joint venture	(250,000)	-
NET CASH USED BY INVESTING ACTIVITES	$(758,978)	$(814,577)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	$11,697,621	$8,666,025
Repayments of short-term bank loans	(10,786,753)	(18,724,388)
Notes payable	(10,847,677)	15,416,006
Proceeds from related parties	799,885	3,804,608
Repayment of loans from related parties	(3,068,377)	(5,839,598)
Repayment of loans from third parties	(1,481,087)	(310,443)
Proceeds from third parties	-	155,222
Payment of principal on financing lease obligation	(185,136)	(776,108)
Proceeds from NCI’s Investment	-	5,386,307
NET CASH PROVIDED/(USED) IN FINANCING ACTIVITES	$(13,871,524)	$7,777,631
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(1,245,581)	$4,495,924
Effect of exchange rate changes on cash	(1,303,033)	376,145
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	14,274,833	9,402,764
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$11,726,219	$14,274,833
Bank balances and cash	8,292,858	7,539,045
Bank balances and cash included in assets classified as restricted cash	3,433,361	6,735,788

Supplemental Disclosure of Cash Flow Information
Income taxes paid	695,315	1,631,703
Interest paid	405,174	637,967

See accompanying notes to the consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Zhongchai Holding (Hong Kong) Limited, (the “Company” or “Zhongchai Holding”) a holding company formed under the laws of Hong Kong Special Administrative Region (“Hong Kong”) on April 23, 2009. Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai Machinery Co. Ltd., an operating company formed under the laws of the People’s Republic of China (the “PRC” or “China”) in 2005, Hangzhou Greenland Energy Technologies Co., Ltd., an operating company formed under the laws of the PRC in 2019, Shanghai Hengyu Enterprise Management Consulting Co., Ltd. (“Hengyu”) was formed in PRC on September 10, 2005 and Hengyu Capital Ltd. (“Hengyu Capital”), a company formed under the laws of Hong Kong Special Administrative Region (“Hong Kong”) on August 16, 2022.

Through its PRC subsidiaries, Zhongchai Holding offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries. Zhongchai Holding’s revenue decreased from approximately $98.84 million in the fiscal year 2021 to $90.72 million in the fiscal year 2022. The decrease in revenue was primarily the result of a decrease in the Company’s sales volume resulting from COVID-19 related lockdowns in China for the year ended December 31, 2022. Based on the revenues in the fiscal years ended December 31, 2022 and 2021, Zhongchai Holding believes that it is one of the major developers and manufacturers of transmission products for small and medium-sized forklift trucks in China.

Zhongchai Holding’s transmission products are used in 1-ton to 15-tons forklift trucks, some with mechanical shift and some with automatic shift. Zhongchai Holding sells these transmission products directly to forklift-truck manufacturers. In the fiscal years ended December 31, 2022 and 2021, Zhongchai Holding sold an aggregate of 129,686 and 141,431 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

The COVID-19 pandemic has significantly affected business and manufacturing activities within China, including travel restrictions, widespread mandatory quarantines, and suspension of business activities within China. For the fiscal years ended December 31, 2021 and 2022, we experienced rising material costs due to the pandemic. As of the date of this report, Chinese industries have gradually resumed businesses as the Chinese government lifted its COVID-19 protocols and measures since December 2022. However, we remain cautious and prudent when assessing the future impact of COVID-19 on our business due to the current ongoing global pandemic.

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

The Company’s Shareholders

As of December 31, 2022, Greenland Technologies Holding Corporation owned 100% of Zhongchai Holding’s outstanding ordinary shares. Greenland Technologies Holding Corporation was a British Virgin Islands company with limited liability.

The Company’s Subsidiaries

Zhongchai Holding owned 71.576% of Zhejiang Zhongchai Machinery Co., Ltd. (“Zhejiang Zhongchai”), 62.5% of Shanghai Hengyu Business Management Consulting Co., Ltd. (“Hengyu”), 100% of Hangzhou Greenland Energy Technologies Co., Ltd Co., Ltd (“Hangzhou Greenland”), and 62.5% of Hengyu Capital, Ltd. (“Hengyu Capital”).

Zhejiang Zhongchai

Zhejiang Zhongchai, a limited liability company registered on November 21, 2005, is the direct operating subsidiary of Zhongchai Holding in the PRC. On April 5, 2007, Usunco Automotive Limited (“Usunco”), a British Virgin Islands limited liability company, invested US$8,000,000 for purchasing approximately 75.47% equity interest of Zhejiang Zhongchai. On December 16, 2009, Usunco agreed to transfer its 75.47% interest in Zhejiang Zhongchai to Zhongchai Holding. On April 26, 2010, Xinchang County Keyi Machinery Co., Ltd. transferred 24.528% equity interest it owned in Zhejiang Zhongchai to Zhongchai Holding in exchange for a consideration of US$2.6 million. On November 1, 2017, Xinchang County Jiuxin Investment Management Partnership (LP) (“Jiuxin”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, closed its investment of approximately RMB31,590,000 in Zhejiang Zhongchai for 10.53% of its interest.On December 29, 2021, Xinchang County Jiuhe Investment Management Partnership (LP) (“Jiuhe”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, closed its investment of approximately RMB34,300,000 in Zhejiang Zhongchai for 20.00% of its interest. As of December 31, 2022, Zhongchai Holding owned approximately 71.576% of the equity interests, Jiuxin owned approximately 8.424% of the equity interests, and Jiuhe owned approximately 20.00% of the equity interests in Zhejiang Zhongchai.

Through Zhejiang Zhongchai, the Company has been engaging in the manufacturing and sales of transmission systems mainly for forklift trucks since 2006. These forklift trucks are used in manufacturing and logistics applications, such as factory, workshop, warehouse, fulfilment centers, shipyards and seaports. The transmission systems are the key components for forklift trucks. The Company supplies transmission systems to forklift truck manufacturers. Its transmission systems fit for forklift trucks ranging from 1 to 15 tons, with either mechanical shift or automatic shift. All the products are currently manufactured at the Company’s facility in Xinchang, Zhejiang Province, the PRC and are sold to both domestic and oversea markets.

Hengyu

Hengyu is a limited liability company registered on September 10, 2015 in Shanghai Free Trade Zone, Shanghai, the PRC. Hengyu holds no assets other than an account receivable owed by Cenntro Holding Limited. The main business of Hengyu is to provide investment management and consulting services.

Hangzhou Greenland

Hangzhou Greenland is a limited liability company registered on August 9, 2019 in Hangzhou Sunking Plaza, Zhejiang, the PRC. Hangzhou Greenland engages in the business of trading construction engineering machinery, electronic components, hardware, and others.

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Hengyu Capital

Hengyu capital is a limited liability company registered on August 16, 2022 in Hong Kong. The main business of Hengyu capital is to engage in investment management and consulting services.

Details of the Company’s subsidiaries, which are included in these consolidated financial statements as of December 31, 2022, are as follows:

Name	Domicile and Date of Incorporation	Paid-in Capital	Percentage of Effective Ownership	Principal Activities
Zhejiang Zhongchai Machinery Co., Ltd.	PRC November 21, 2005	RMB25,000,000	71.576%	Manufacture, sale of various transmission boxes
Shanghai Hengyu Business Management Consulting Co., Ltd.	PRC September 10, 2015	RMB251,500,000	62.5%	Investment management and consulting services
Hangzhou Greenland Energy Technologies Co., Ltd.	PRC August 8, 2020	RMB7,224,922	100%	Trading
Hengyu Capital, Ltd	Hong Kong August 16, 2022	HKD10,000	62.5%	Investment management and consulting services

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of Zhongchai Holding (Hong Kong) Limited and its subsidiaries and have been prepared in accordance with U.S. GAAP. Intercompany accounts and transactions have been eliminated upon consolidation. Certain reclassifications to previously reported financial information have been made to conform to the current period presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from those estimates. Significant estimates in the years ended December 31, 2022 and 2021 include allowance for doubtful accounts, reserve for inventories, useful life of property, plant and equipment, assumptions used in assessing impairment of long-term assets and valuation of deferred tax assets and accruals for taxes due.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810 Consolidation (“ASC 810”) and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”). The functional currency of the Company is Renminbi (“RMB”).  Transactions in foreign currencies are initially recorded at the functional currency rate then in effect at the date of the transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations.

	As of
	December 31, 2022	December 31, 2021
Period end RMB: US$ exchange rate	6.8972	6.3726

	For the years ended December 31,
	2022	2021
Period average RMB: US$ exchange rate	6.7518	6.4424

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its bank accounts the PRC and Hong Kong. Balances at financial institutions or state-owned banks within the PRC and Hong Kong are not covered by insurance.

Restricted Cash

Restricted cash represents amounts held by a bank as security for bank acceptance bills, as well as the financial product secured for the short-term bank loan and therefore is not available for the Company’s use until such time as the bank acceptance notes and bank loans have been fulfilled or expired, normally within a twelve-month period.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, to the financial instruments that are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs that prioritizes the information used to develop our assumptions regarding fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy.

●	Level 1—defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2—defined as inputs other than quoted prices in active markets, that are either directly or indirectly observable; and

●	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, notes receivable, accounts payable, other payables and accrued liabilities, short-term bank loans, and notes payable.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other current assets and liabilities approximate fair value because of the short-term nature of these items. The estimated fair values of short-term bank loans were not materially different from their carrying value as presented due to the short maturities and that the interest rates on the borrowing approximate those that would have been available for loans of similar remaining maturity and risk profile. As the carrying amounts are reasonable estimates of the fair value, these financial instruments are classified within Level 1 of the fair value hierarchy.

Accounts Receivable

Accounts receivable are carried at net realizable value. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current creditworthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company only grants credit terms to established customers who are deemed to be financially responsible. Credit periods to customers are within 60 days after customers received the purchased goods. If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses. Balance of allowance of doubtful accounts was $0.76 million and $0.86 million as of December 31, 2022 and December 31, 2021, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal. Cost of raw materials is calculated using the weighted average method and is based on purchase cost. Work-in-progress and finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead. The Company records inventory reserves for excess or obsolete inventories based upon assumptions about its current and future demand forecasts.

Advance to Suppliers

Advance to suppliers represents interest-free cash paid in advance to suppliers for purchases of parts and/or raw materials. The balance of advance to suppliers was $0.05 million and $0.32 million as of December 31, 2022 and 2021, respectively.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets. Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows:

Plant, buildings and improvements	20 years
Machinery and equipment	2~10 years
Motor vehicles	4 years
Office equipment	3~5 years
Fixtures	5 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Land Use Rights

According to the PRC laws, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. The land use rights granted to the Company are being amortized using the straight-line method over the lease term of fifty years.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”.

In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. There was no impairment loss recognized for the years ended December 31, 2022 and 2021.

Lease

ASC 842 supersedes the lease requirements in ASC 840 “Leases,” and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases.

A sale-leaseback transaction occurs when an entity sells an asset it owns and immediately leases the asset back from the buyer. The seller then becomes the lessee and the buyer becomes the lessor. Under ASC 842, both parties must assess whether the buyer-lessor has obtained control of the asset and a sale has occurred.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

In accordance with ASC Topic 606, “Revenue from Contracts with Customers,” the Company recognizes revenues when goods or services are transferred to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. In determining when and how revenues are recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations and (v) recognition of revenues when (or as) the Company satisfies each performance obligation. The Company derives revenues from the processing, distribution and sale of its products. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which had been levied at the rate of 17% on the invoiced value of sales until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

Revenues are recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the performance obligation is fulfilled, usually at the time of customers’ acceptance or consumption, at the net sales price (transaction price) and each of the criteria under ASC 606 have been met. Contract terms may require the Company to deliver the finished goods to the customers’ location or the customer may pick up the finished goods at the Company’s factory. International sales are recognized when shipment clears customs and leaves the port.

The Company adopted ASC 606 on January 1, 2018, using the transition method of Modified-Retrospective Method (“MRM”). The adoption of ASC 606 had no impact on the Company’s beginning balance of retained earnings.

The Company’s contracts are all short-term in nature with a contract term of one year or less. Receivables are recorded when the Company has an unconditional right to consideration.

Contracts do not offer any price protection but allow for the return of certain goods if quality problem, which is standard warranty. The Company’s product returns and recorded reserve for sales returns were minimal for the years ended December 31, 2022 and 2021. The total sales return amount accounted for around 0.00% and 0.03% of the total revenue of Zhongchai Holding for the years ended December 31, 2022 and 2021.The total warrants expenditures amount accounted for around 1.01% and 0.16% of the total revenue of Zhongchai Holding for the years ended December 31, 2022 and 2021.

The following table sets forth disaggregation of revenue:

	For the years ended December 31,
	2022	2021
Major Product
Transmission boxes for Forklift	$80,220,000	$85,618,567
Transmission boxes for Non-Forklift (EV, etc.)	10,498,038	13,221,333
Total	$90,718,038	$98,839,900

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventory to lower of cost or net realizable value is also recorded in cost of goods sold.

Selling Expenses

Selling expenses include operating expenses such as payroll and traveling and transportation expenses.

General and Administrative Expenses

General and administrative expenses include management and office salaries and employee benefits, depreciation for office facility and office equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses.

Research and Development

Research and development costs are expensed as incurred and totaled approximately $5,439,348 and $5,526,546 for the years ended December 31, 2022 and 2021, respectively. Research and development costs are incurred on a project specific basis.

Government Subsidies

Government subsidies are recognized when there is reasonable assurance that the subsidy will be received and all attaching conditions will be complied with. When the subsidy relates to an expense item, it is recognized as income over the periods necessary to match the subsidy on a systematic basis to the costs that it is intended to compensate. Where the subsidy relates to an asset, it is recognized as other long-term liabilities and is released to the statement of operations over the expected useful life in a consistent manner with the depreciation method for the relevant asset. Total government subsidies recorded in the other long-term liabilities were $1.81 million and $2.21 million as of December 31, 2022 and 2021, respectively.

Income Taxes

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2022 and 2021, the Company did not have a liability for unrecognized tax benefits. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Value-Added Tax

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with PRC Laws. The VAT standard rate had been 17% of the gross sale price until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment, an enterprise established in the PRC with foreign investment is required to provide for certain statutory reserves, namely (i) a General Reserve Fund, (ii) a Enterprise Expansion Fund and (iii) a Staff Welfare and Bonus Fund, which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign enterprise is required to allocate at least 10% of its annual after-tax profit to the General Reserve Fund until the balance of such fund has reached 50% of its respective registered capital. A non-wholly-owned foreign invested enterprise is permitted to provide for the above allocation at the discretion of its board of directors. Appropriations to the Enterprise Expansion Fund and Staff Welfare and Bonus Fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of foreign currency translation. The Company presents comprehensive income (loss) in accordance with ASC Topic 220, “Comprehensive Income”.

Earnings per share

The Company calculates earnings per share in accordance with ASC Topic 260 “Earnings per Share.” Basic earnings per share is computed by dividing the net income by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary shares equivalents had been issued and if the additional ordinary shares were dilutive.

Segments and Related Information

ASC 280 “Segment reporting” establishes standards for reporting information on operating segments in interim and annual financial statements. All of the Company’s operations are considered by the chief operating decision maker to be aggregated in one reportable operating segment.

The Company is engaged in the business of manufacturing and selling various transmission boxes. The Company’s manufacturing process is essentially the same for the entire Company and is performed in-house at the Company’s facilities in the PRC. The Company’s customers primarily consist of entities in the automotive, construction machinery or warehousing equipment industries. The distribution of the Company’s products is consistent across the entire Company. In addition, the economic characteristics of each customer arrangement are similar in that the Company maintains policies at the corporate level.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and environmental claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of December 31, 2022 and 2021. Normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of December 31, 2022 and 2021.

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship. A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity. The Company discloses all significant related party transactions.

Economic and Political Risks

A significant portion of the Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company’s cash is maintained with banks within the U.S., the PRC and Hong Kong, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts. A portion of the Company’s sales are credit sales which are primarily to customers whose abilities to pay are dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Exchange Risk

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of the fluctuating exchange rate, record higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or may be required to adopt in the future are summarized below:

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments,” to require financial assets carried at amortized cost to be presented at the net amount expected to be collected based on historical experience, current conditions and forecasts. Subsequently, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, in April 2019. To clarify that receivables arising from operating leases are within the scope of lease accounting standards. In October 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842), which defers the effective date for public filers that are considered small reporting companies as defined by the Securities and Exchange Commission to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Since the Company is a smaller reporting company, implementation is not needed until January 1, 2023. Adoption of the standard requires using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date to align existing credit loss methodology with the new standard. The Company is evaluating the impact of this standard on its consolidated financial statements, including accounting policies, processes, and systems, and expects the standard will have a minor impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04 (Topic 350) Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, which removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. As amended by ASU 2019-10, this ASU will be applied on a prospective basis and is effective for interim and annual periods beginning after December 15, 2022, with early adoption permitted for any impairment tests performed after January 1, 2017. The Company is evaluating the impact of the application of this standard and does not expect that the adoption of the ASU 2017-04 will have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13 Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds, and modifies certain disclosure requirements for fair value measurements under ASC 820. This ASU is to be applied on a prospective basis for certain modified or new disclosure requirements, and all other amendments in the standard are to be applied on a retrospective basis. The new standard is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. The Company adopted Topic 820 on January 1, 2020. The adoption of the ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes” (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 will simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company does not expect that the requirements of ASU 2019-12 will have a material impact on its consolidated financial statements.

NOTE 3 – SHORT TERM INVESTMENT

As of December 31, 2022 and 2021, the Company’s short term investment amounted to $7,800,723 and $2,105,938, respectively. On July 1, 2021, the Company entered into a financial management agreement with Zhejiang Jilin Electronic Technology Co., LTD, pursuant to which Zhejiang Jilin Electronic Technology Co., LTD agreed to make short term investments with the amount contributed by the Company during the period from July 1, 2021 to June 30, 2023. The Company contributed a total of $500,000 under this agreement. During the year ended December 31, 2022, the Company purchased bank management products in a total amount of $7,405,433 (RMB50,000,000). As of December 31, 2022, the fair value of the Company’s bank management products and the financial management agreement with Zhejiang Jilin Electronic Technology Co., LTD were $7,331,243(RMB50,565,049) and $469,480. The Company recognized and measured these short-term investments as Level 2 assets based on the fair value hierarchy framework.

NOTE 4 – CONCENTRATION ON REVENUES AND COST OF GOODS SOLD

Concentration of major customers and suppliers:

	For the years ended December 31,
	2022		2021
Major customers representing more than 10% of the Company’s revenues
Company A	$15,570,726	17.16%	$18,252,003	18.47%
Company B	12,846,382	14.16%	14,766,702	14.94%
Total Revenues	$28,417,108	31.32%	$33,018,705	33.41%

	As of
	December 31, 2022		December 31, 2021
Major customers of the Company’s accounts receivable, net
Company A	2,266,095	15.81%	2,157,638	13.56%
Company B	2,140,591	14.93%	2,148,131	13.50%
Company C	1,430,298	9.98%	1,957,936	12.30%
Total	$5,836,984	40.72%	$6,263,705	39.36%

Accounts receivable from the Company’s major customers accounted for 40.72% and 39.36% of total accounts receivable balances as of December 31, 2022 and December 31, 2021, respectively.

There was no supplier representing more than 10% of the Company’s total purchases for the years ended December 31, 2022 and 2021, respectively.

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for doubtful accounts.

	As of
	December 31, 2022	December 31, 2021
Accounts receivable	$15,100,085	$16,774,321
Less: allowance for doubtful accounts	(762,325)	(859,319)
Accounts receivable, net	$14,337,760	$15,915,002

NOTE 5 – ACCOUNTS RECEIVABLE (CONTINUED)

Changes in the allowance for doubtful accounts are as follows:

	As of,,
	December 31, 2022	December 31, 2021
Beginning balance	$859,319	$986,532
Provision for doubtful accounts	(32,316)	(149,172)
Effect of FX change	(64,678)	21,959
Ending balance	$762,325	$859,319

NOTE 6 – INVENTORIES

	As of
	December 31, 2022	December 31, 2021
Raw materials	$7,975,097	$9,789,195
Revolving material	1,122,313	1,078,292
Consigned processing material	15,056	67,706
Work-in-progress	2,255,453	2,620,821
Finished goods	10,929,796	11,570,366
Less: inventory impairment	(285,355)	(23,793)
Inventories, net	$22,012,360	$25,102,587

Changes in the inventory reserves are as follows:

	As of
	December 31, 2022	December 31, 2021
Beginning balance	$23,793	$-
Inventory write-downs	269,043	23,536
Effect of FX change	(7,481)	257
Ending balance	$285,355	$23,793

NOTE 7 – NOTES RECEIVABLE

	As of
	December 31, 2022	December 31, 2021
Bank notes receivable:	$26,713,919	$36,075,366
Commercial notes receivable	2,034,960	1,475,755
Total	$28,748,879	$37,551,121

Bank notes and commercial notes are means of payment from customers for the purchase of the Company’s products and are issued by financial institutions or business entities, respectively, that entitle the Company to receive the full nominal amount from the issuers at maturity, which bear no interest and generally range from three to six months from the date of issuance. As of December 31, 2022, the Company pledged notes receivable for an aggregate amount of $15.51 million to Bank of Communications as a means of security for issuance of bank acceptance notes in an aggregate amount of $13.27 million. As of December 31, 2021, the Company pledged notes receivable for an aggregate amount of $28.14 million to Bank of Communications as a means of security for issuance of bank acceptance notes in an aggregate amount of $24.89 million. The Company expects to collect notes receivable within 6 months.

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

(a) As of December 31, 2022 and 2021, property, plant and equipment consisted of the following:

	As of
	December 31, 2022	December 31, 2021
Buildings	$11,781,256	$12,751,105
Machinery	21,010,613	21,930,452
Motor vehicles	315,708	341,697
Electronic equipment	207,997	206,122
Fixtures	-	-
Total property plant and equipment, at cost	33,315,574	35,229,376

Less: accumulated depreciation	(17,763,247)	(16,679,022)
Property, plant and equipment, net	$15,552,327	$18,550,354
Construction in process	17,078	407,199
Total	$15,569,405	$18,957,553

For the years ended December 31, 2022 and 2021, depreciation expense amounted to $2.44 million and $2.51 million, respectively, of which $1.47 million and $1.53 million, respectively, was included in cost of revenue and inventories, and the remainder was included in general and administrative expense, respectively.

For the years ended December 31, 2022 and 2021, $0.38 million and $0 million of construction in progress were converted into fixed assets.

Restricted assets consist of the following:

	As of
	December 31, 2022	December 31, 2021
Buildings, net	$9,599,313	$11,314,916
Machinery, net	-	2,201,707
Total	9,599,313	13,516,623

As of December 31, 2022, 2022, the Company pledged its ownership interests in certain buildings for the book value of RMB65.00 million ($9.14 million) as security to ABC Xinchang and Rural Commercial Bank of PRC Co., Ltd., for loan facilities with an aggregate maximum principal amount of RMB167.73 million.

On January 3, 2019, the Company sold a set of manufacturing equipment to third parties for aggregate proceeds of $3.08 million (RMB21.25 million) and the Company entered into lease agreements under which the Company agreed to lease back each of the properties for an initial term of 3 years.

On April 26, 2019, the Company sold various equipment including the general assembly line and the differential assembly line to third parties for aggregate proceeds of $2.12 million (RMB14.66 million) and the Company entered into lease agreements under which the Company agreed to lease back each of the properties for an initial term of 2 years.

On May 27, 2020, the Company sold various equipment including the general assembly line and the differential assembly line to third parties for aggregate proceeds of $1.42 million (RMB10.00 million) and the Company entered into lease agreements under which the Company agreed to lease back each of the properties for an initial term of 2 years.

The Company determined that it did not relinquish control of the assets to the buyer-lessor. Therefore, the Company accounted for the transactions as failed sale-leaseback transactions whereby the Company continues to depreciate the assets and recorded a financing obligation for the consideration received from the buyer-lessor.

NOTE 9 – LAND USE RIGHTS

Land use rights consisted of the following:

	As of
	December 31, 2022	December 31, 2021
Land use rights, cost	$4,460,738	$4,827,951
Less: Accumulated amortization	(821,671)	(792,753)
Land use rights, net	$3,639,067	$4,035,198

As of December 31, 2022, the Company had land use rights with net book value of $3.64 million, which were pledged as collateral for the Company’s short-term bank loans. As of December 31, 2021, the Company had land use rights with net book value of $4.04 million, which were pledged as collateral for the Company’s short-term bank loans.

Estimated future amortization expense is as follows as of December 31, 2022:

Years ending December 31,	Amortization expense
2023	$91,136
2024	91,136
2025	91,136
2026	91,136
2027	91,136
Thereafter	3,183,387
Total	$3,639,067

NOTE 10 – NOTES PAYABLE

	As of
	December 31, 2022	December 31, 2021
Bank acceptance notes	$28,272,472	$42,093,061
Total	$28,272,472	$42,093,061

The interest-free notes payable, ranging from six months to one year from the date of issuance, were secured by $3.43 million and $6.74 million restricted cash, $15.51 million and $28.14 million notes receivable, and $3.64 million and $4.04 land use rights, as of December 31, 2022 and 2021, respectively.

All the notes payable are subject to bank charges of 0.05% of the principal amount as commission, included in the financial expenses in the statement of operations, on each loan transaction. The interest charge of notes payable is free.

NOTE 11 – ACCOUNTS PAYABLE

Accounts payable are summarized as follow:

	As of
	December 31, 2022	December 31, 2021
Procurement of Materials	$24,417,828	$28,076,580
Infrastructure& Equipment	207,587	801,171
Freight fee	67,804	116,936
Total	$24,693,219	$28,994,687

NOTE 12 – SHORT TERM BANK LOANS

Short-term loans are summarized as follow:

	As of
	December 31, 2022	December 31, 2021
Collateralized bank loans	$7,536,392	$7,976,336
Unsecured bank loans	1,449,863	784,609
Total	$8,986,255	$8,760,945

Short-term loans as of December 31, 2022 are as follow:

Maturity Date	Type	Bank Name	Interest Rate per Annum (%)	December 31, 2022
August 29, 2023	Operating Loans	Agricultural Bank of PRC	3.85	$2,609,755
June 29, 2023	Operating Loans	Bank of Communications	3.85	$1,449,864
January 30, 2023	Operating Loans	Bank of Ningbo	1.12	$1,012,005
August 23, 2023	Operating Loans	Rural Commercial Bank of Xinchang	3.85	$2,464,768
February 23, 2023	Operating Loans	Industrial and Commercial Bank of Xinchang	4.05	$1,449,863
Total				$8,986,255

Short-term loans as of December 31, 2021 are as follow:

Maturity Date	Type	Bank Name	Interest Rate per Annum (%)	December 31, 2021
August 23, 2022	Operating Loans	Agricultural bank of PRC	4.57	$2,954,837
August 18, 2022	Operating Loans	Rural commercial bank of Xinchang	4.35	$1,255,375
August 23, 2022	Operating Loans	Rural commercial bank of Xinchang	5.30	$1,098,453
September 01, 2022	Operating Loans	Rural commercial bank of Xinchang	4.35	$2,667,671
January 21, 2022	Operating Loans	Rural commercial bank of Xinchang	5.30	$784,609
Total				$8,760,945

All short-term bank loans were obtained from local banks in the PRC and are repayable within one year.

The average annual interest rate of the short-term bank loans was 4.10% and 4.628% for the years ended December 31, 2022 and 2021, respectively. The Company was in compliance with its financial covenants as of December 31, 2022 and 2021, respectively.

NOTE 13 – OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follow:

	As of
	December 31, 2022	December 31, 2021
Salaries payables	692,505	946,678
Other tax payables	141,772	31,779
Other payable	40,171	44,283
Accrued expenses	391,724	175,687
Total	$1,266,172	$1,000,853

NOTE 14 – OTHER LONG-TERM LIABILITIES

Other long-term liabilities are summarized as follow:

	As of
	December 31, 2022	December 31, 2021
Subsidy	1,812,759	2,212,938
Total	$1,812,759	$2,212,938

Subsidy mainly consists of an incentive granted by the Chinese government to encourage transformation of fixed assets in China and other miscellaneous subsidy from the Chinese government. As of December 31, 2022, grant income decreased by $0.40 million, as compared to December 31, 2021. The change was mainly due to timing of incurring qualifying expenses.

NOTE 15 – LEASE OBLIGATIONS

	As of
	December 31, 2022	December 31, 2021
Lease obligation-current portion	$-	$197,915
Lease obligation–non-current portion	-	-
Total	$-	$197,915

On January 3, 2019, the Company sold a set of manufacturing equipment to third parties for aggregate proceeds of $3.08 million (RMB21.25 million) and the Company entered into lease agreements under which the Company agreed to lease back each of the properties for an initial term of 3 years.

On April 26, 2019, the Company sold various equipment including a general assembly line and the differential assembly line to third parties for aggregate proceeds of $2.12 million (RMB14.66 million) and the Company entered into lease agreements under which the Company agreed to lease back each of the properties for an initial term of 2 years.

On May 27, 2020, the Company sold various equipment including a general assembly line and the differential assembly line to third parties for aggregate proceeds of $1.42 million (RMB10.00 million). The Company also entered into lease agreements under which the Company agreed to lease back each of the properties for an initial term of 2 years.

The Company determined that it did not relinquish control of the assets to the buyer-lessor. Therefore, the sale of the equipment does not qualify for sale-leaseback accounting. As a result, the aggregate proceeds have been recorded as a financing obligation and the assets related to the sold and leased manufacturing equipment remain on the Company’s Consolidated Balance Sheet and continue to be depreciated. The current and long-term portions of the financing obligation are included within long-term payables-current portion and long-term payables-non-current portion, respectively.

NOTE 16 – EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of the FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution, but includes vested restricted stocks and is computed by dividing income available to shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares.

The following is a reconciliation of the basic and diluted (loss) earnings per share computation:

	Year ended December 31,
	2022	2021
Net income attributable to the Zhongchai Holding (Hong Kong) Limited and subsidiaries	$7,642,631	$8,182,258
Weighted average basic and diluted computation shares outstanding:
Weighted average shares used in basic computation	1,000,000	1,000,000
Potential dilutive effect of stock options and warrants	—	—
Weighted average shares used in diluted computation	1,000,000	1,000,000
Basic and diluted net income per share	$7.64	$8.18

NOTE 17 – GEOGRAPHICAL SALES AND SEGMENTS

All of the Company’s operations are considered by the chief operating decision maker to be aggregated in one reportable operating segment.

Information for the Company’s sales by geographical area for the years ended December 31, 2022 and 2021 are as follows:

	For the years ended December 31,
	2022	2021
Domestic Sales	$90,171,256	$98,278,264
International Sales	546,782	561,636
Total	$90,718,038	$98,839,900

NOTE 18 – INCOME TAXES

Income tax expense includes a provision for federal, state and foreign taxes based on the annual estimated effective tax rate applicable to the Company and its subsidiaries, adjusted for items which are considered discrete to the period.

The effective tax rates on income before income taxes for the year ended December 31, 2022 was 6.13%. The effective tax rate for the year ended December 31, 2022 was lower than the PRC tax rate of 25.0% primarily due to the China Super R&D deduction.

The effective tax rates on income before income taxes for the year ended December 31, 2021 was 16.72%. The effective tax rate for the year ended December 31, 2021 was lower than the PRC tax rate of 25.0% primarily due to the China Super R&D deduction.

The Company had recorded $0 unrecognized benefit as of December 31, 2022 and December 31, 2021, respectively. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

NOTE 19 – COMMITMENTS AND CONTINGENCIES

(1) Pledged collateral for bank loans

On December 23, 2020, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with Agricultural Bank of PRC Co., Ltd. Xinchang County Sub-Branch (“ABC Xinchang”), pledging its land use rights and property ownership as security to ABC Xinchang, for a loan facility with a maximum principal amount of RMB69.77 million during the period from November 17, 2020 to November 16, 2023. As of December 31, 2022 and December 31, 2021, the outstanding amount of the short-term bank loan under this pledge contract was RMB18.00 million and RMB18.83 million, respectively.

On September 21, 2020, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with Rural Commercial Bank of PRC Co., Ltd., pledging its land use rights and property ownership as security, for a loan facility with a maximum principal amount of RMB37.95 million during the period from September 21, 2020 to September 20, 2026. As of December 31, 2022 and December 31, 2021, the outstanding amount of the short-term bank loan under this pledge contract was RMB17.00 million and RMB25.00 million, respectively.

On June 27, 2022, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with Bank of Communications Co. LTD., pledging its land use rights and property ownership as security, for a loan facility with a maximum principal amount of RMB60.01 million during the period from June 27, 2022 to June 26, 2027. As of December 31, 2022 and December 31, 2021, the outstanding amount of the short-term bank loan under this pledge contract was RMB10.00 million and RMB0.00 million, respectively.

(3) Litigation

On October 14, 2019, the plaintiff, the Company and all other named defendants entered into a confidential memorandum of understanding (the “MOU”), pursuant to which a Stipulation and Order of Dismissal (“Stipulation of Dismissal”) of the Action was filed on October 14, 2019. The Stipulation of Dismissal was approved and entered by the District Court on October 15, 2019.  Among other things, the Stipulation of Dismissal acknowledged that the Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 1, 2020 mooted the plaintiff’s claims regarding the sufficiency of disclosures, dismissed all claims asserted in the Action, with prejudice as to the plaintiff only, permits the plaintiff to seek an award of attorneys’ fees in connection with the mooted claims, and reserves the defendants’ rights to oppose such an award, if appropriate.  Pursuant to the MOU, the parties have engaged in discussions regarding the amount of attorneys’ fees, if any, to which the plaintiff’s counsel is entitled in connection with the Action. As of January 25, 2021, the Company settled with its counter party and paid a total of $65,000.

Facility Leases

The Company entered into a failed sale-leaseback transaction in August 2020. See further discussion in NOTE 15 –LEASE OBLIGATIONS.

Rent expense is recognized on a straight-line basis over the terms of the operating leases accordingly and the Company records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability.

The following are the aggregate non-cancellable future minimum lease payments under operating and financing leases as of December 31, 2022:

For the years ending December 31,	Operating Leases
2023	$197,915
Total lease payments	$197,915

NOTE 20 – RELATED PARTY TRANSACTIONS

(a) Names and Relationship of Related Parties:

Existing Relationship with the Company
Sinomachinery Holding Limited	Under common control of Peter Zuguang Wang
Cenntro Holding Limited	Under common control of Peter Zuguang Wang
Zhejiang Kangchen Biotechnology Co., Ltd.	Under common control of Peter Zuguang Wang
Cenntro Smart Manufacturing Tech. Co., Ltd.	Under common control of Peter Zuguang Wang
Zhejiang Zhonggong Machinery Co., Ltd.	Under common control of Peter Zuguang Wang
Xinchang County Jiuxin Investment Management Partnership (LP)	Under control of Mr. Mengxing He, the General Manger and one of the directors of Zhejiang Zhongchai
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	Under common control of Peter Zuguang Wang
Hangzhou Cenntro Autotech Co., Limited	Under common control of Peter Zuguang Wang
Peter Zuguang Wang	Chairman of the Company
Greenland Asset Management Corporation	Under common control of Peter Zuguang Wang
Hangzhou Jiuru Economic Information Consulting Co. Ltd	One of the directors of Hengyu
Xinchang County Jiuhe Investment Management Partnership (LP)	Under control of Mr. Mengxing He, the General Manger and one of the directors of Zhejiang Zhongchai/NCI of Zhejiang Zhongchai
Cenntro Automotive Corporation	Under common control of Peter Zuguang Wang
Greenland Technologies Holding Corporation	Shareholder of the Company
HEVI Corp.	Under common control of Peter Zuguang Wang

(b) Summary of Balances with Related Parties:

	As of
	December 31, 2022	December 31, 2021
Due to related parties:
Zhejiang Zhonggong Machinery Co., Ltd.[1]	$64,562	$409,807
Cenntro Smart Manufacturing Tech. Co., Ltd.[2]	2,683	-

Cenntro Holding Limited[3]	1,339,654	1,339,654
Xinchang County Jiuxin Investment Management Partnership (LP)[3]	-	1,569,218
Hangzhou Jiuru Economic Information Consulting Co. Ltd[3]	190,000	190,000
Greenland Technologies Holding Corporation[3]	4,019,985	4,566,148
HEVI Corp.[4]	156,073	-
Total	$5,772,957	$8,074,827

NOTE 20 – RELATED PARTY TRANSACTIONS (CONTINUED)

The balance of due to related parties as of December 31, 2022 and December 31, 2021 consisted of:

1	Unpaid balances for purchasing of materials and equipment and temporary borrowing from Zhejiang Zhonggong Machinery Co., Ltd.;

2	Prepayment from Cenntro Smart Manufacturing Tech. Co., Ltd.;and

3	Borrowings from related parties.

	As of
	December 31,	December 31,
	2022	2021
Due from related parties-current:
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	119,803	125,249
Cenntro Smart Manufacturing Tech. Co., Ltd.	-	235
HEVI Corp.	-	18,756
Cenntro Holding Limited	$36,455,661	$39,456,735
Total	$36,575,464	$39,600,975

The balance of due from related parties as of December 31, 2022 and December 31, 2021 consisted of:

Other receivable from Cenntro Holding Limited was $36.46 million and $39.46 million as of December 31, 2022 and December 31, 2021, respectively.

NOTE 20 – RELATED PARTY TRANSACTIONS (CONTINUED)

(c) Summary of Related Party Funds Lending:

A summary of funds lending with related parties for the years ended December 31, 2022 and 2021 are listed below:

	For the years ended December 31,
	2022	2021
Withdraw funds from related parties:
Zhejiang Zhonggong Machinery Co., Ltd.	$-	$77,611
Greenland Technologies Holding Corporation	225,000	-
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	207,352	35,080
HEVI Corp.	293,479	3,662,270
Cenntro Smart Manufacturing Tech. Co., Ltd.	74,054	29,647

	For the years ended December 31,
	2022	2021
Deposit funds with related parties:
Zhejiang Zhonggong Machinery Co., Ltd.	$394,892	$139,699
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	209,383	677,697
Xinchang County Jiuxin Investment Management Partnership (LP)	1,481,087	2,851,515
Cenntro Smart Manufacturing Tech. Co., Ltd.	74,054	36,632
Greenland Technologies Holding Corporation	771,163	2,069,550
HEVI Corp.	137,798	-
Zhejiang Kangchen Biotechnology Co., Ltd	-	64,505

NOTE 21 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is February 14, 2024. All subsequent events requiring recognition as of December 31, 2022 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855.

Zhongchai Holding (Hong Kong) Limited

CONSOLIDATED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2023

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

(IN U.S. DOLLARS)

	September 30,	December 31,
	2023	2022
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$17,500,607	$8,292,858
Restricted cash	2,803,756	3,433,361
Short term investment	4,393,777	7,800,723
Notes receivable	32,403,217	28,748,879
Accounts receivable, net of allowance for estimated credit losses of $1,093,826 and $762,325, respectively	20,826,354	14,337,760
Inventories	19,484,852	22,012,360
Due from related parties-current	34,592,071	36,575,464
Advance to suppliers	613,203	50,089
Prepayments and other current assets	44,428	1,522,382
Total Current Assets	$132,662,265	$122,773,876

Non-current asset
Property, plant, equipment and construction in progress, net	13,586,523	15,569,405
Land use rights, net	3,376,901	3,639,067
Other intangible assets	208,154	147,465
Deferred tax assets	348,419	219,207
Other non-current assets	50,940	54,047
Total non-current assets	$17,570,937	$19,629,191
TOTAL ASSETS	$150,233,202	$142,403,067

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022 (Continued)

(IN U.S. DOLLARS)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Current Liabilities
Short-term bank loans	$6,524,123	$8,986,255
Notes payable-bank acceptance notes	30,713,480	28,272,472
Accounts payable	25,364,849	24,693,219
Taxes payables	67,340	192,478
Customer deposits	302,122	226,432
Due to related parties	8,173,647	5,772,957
Other current liabilities	2,861,603	1,266,172
Total current liabilities	$74,007,164	$69,409,985

Long-term liabilities
Other long-term liabilities	1,577,010	1,812,759
Total long-term liabilities	$1,577,010	$1,812,759
TOTAL LIABILITIES	$75,584,174	$71,222,744

COMMITMENTS AND CONTINGENCIES EQUITY
Ordinary shares, $0.00129 par value, 1,000,000 shares authorized	1,290	1,290
Additional paid-in capital	12,369,635	12,369,635
Statutory reserves	3,842,331	3,842,331
Retained earnings	50,192,094	44,106,848
Accumulated other comprehensive income (loss)	(3,627,103)	(2,875,782)
Total shareholders’ equity	$62,778,247	$57,444,322
Non-controlling interest	11,870,781	13,736,001
TOTAL EQUITY	$74,649,028	$71,180,323

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$150,233,202	$142,403,067

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(UNAUDITED, IN U.S. DOLLARS)

	For the nine months ended September 30,
	2023	2022
REVENUES	$67,560,858	$71,542,187
COST OF GOODS SOLD	48,711,158	55,556,508
GROSS PROFIT	18,849,700	15,985,679
Selling expenses	924,257	1,293,473
General and administrative expenses	2,847,953	1,435,254
Research and development expenses	3,553,851	2,968,572
Total operating expenses	$7,326,061	$5,697,299
INCOME FROM OPERATIONS	$11,523,639	$10,288,380
Interest income	79,318	35,239
Interest expense	(218,949)	(322,641)
Loss on disposal of property and equipment	(443)	(695)
Other income(expense)	(1,317,437)	1,512,491
INCOME BEFORE INCOME TAX	$10,066,128	$11,512,774
INCOME TAX	1,447,271	1,392,735
NET INCOME	$8,618,857	$10,120,039
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	2,533,611	2,862,944
NET INCOME(LOSS) ATTRIBUTABLE TO Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES	$6,085,246	$7,257,095
OTHER COMPREHENSIVE INCOME (LOSS):	(544,013)	(8,182,602)
Unrealized foreign currency translation income (loss) attributable to Zhongchai Holding (Hong Kong) Limited and subsidiaries	(751,321)	(5,485,378)
Unrealized foreign currency translation income (loss) attributable to Noncontrolling interest	207,308	(2,697,224)
Comprehensive income (loss) attributable to Zhongchai Holding (Hong Kong) Limited and subsidiaries	5,333,925	1,771,717
Noncontrolling interest	2,740,919	165,720
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	1,000,000	1,000,000
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	6.09	7.26

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(UNAUDITED, IN U.S. DOLLARS, EXCEPT FOR SHARE DATA)

			Additional	Accumulated Other			Non-
	Ordinary Shares		Paid-in	Comprehensive	Statutory	Retained	controlling
	Shares	Amount	Capital	Income/(loss)	Reserve	Earnings	Interest	Total
Balance at December 31, 2021	1,000,000	1,290	$12,369,635	$984,300	3,842,331	$36,464,217	$12,558,468	$66,220,241
Net income	-	-	-	-	-	7,257,095	2,862,944	10,120,039
Foreign currency translation adjustment	-	-	-	(5,485,378)	-	-	(2,697,224)	(8,182,602)
Balance at September 30, 2022	1,000,000	1,290	$12,369,635	$(4,501,078)	3,842,331	$43,721,312	$12,724,188	$68,157,678

Balance at December 31, 2022	1,000,000	1,290	$12,369,635	$(2,875,782)	3,842,331	$44,106,848	$13,736,001	$71,180,323
Net income	-	-	-	-	-	6,085,246	2,533,611	8,618,857
Dividend	-	-	-	-	-	-	(703,595)	(703,595)
Cancellation of subsidiary	-	-	-	-	-	-	(3,902,544)	(3,902,544)
Foreign currency translation adjustment	-	-	-	(751,321)	-	-	207,308	(544,013)
Balance at September 30, 2023	1,000,000	1,290	$12,369,635	$(3,627,103)	3,842,331	$50,192,094	$11,870,781	$74,649,028

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(UNAUDITED, IN U.S. DOLLARS)

	For the nine months ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,618,857	$10,120,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,603,053	1,849,467
Amortization of deferred subsidy	(141,748)	(165,178)
Loss on disposal of property and equipment	443	695
Increase in allowance for doubtful accounts	387,053	4,967
Increase (decrease) in provision for inventory	108,723	(22,846)
Deferred tax assets	(146,447)	-
Loss on disposal of short term investment	25,325	-
Accrued interest income derived from loan to RP	(5,332)	-
Accrued expense	1,298,265	-
Changes in operating assets and liabilities:
Decrease (Increase) In:
Accounts receivable	(7,929,905)	(4,337,993)
Notes receivable	(5,420,169)	2,179,528
Inventories	1,264,856	2,225,635
Advance to suppliers	(586,903)	216,763
Other current and noncurrent assets	2,656,298	(11,182,217)
Increase (Decrease) In:
Accounts payable	2,096,565	(2,381,449)
Customer deposits	91,344	(163,334)
Other current liabilities	422,410	686,617
Income tax payable	(118,882)	(103,755)
Due to related parties	-	761,008
Long-term payables-unamortized deferred financing costs	-	(190,033)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$4,223,806	$(502,086)

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022 (Continued)

(UNAUDITED, IN U.S. DOLLARS)

	For the nine months ended September 30,
	2023	2022
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of long term assets	$(435,230)	$(363,543)
Loan lent to third parties	(426,482)	-
Repayment of loans lend to third parties	1,848,087	-
Proceeds from sale of short term investment	444,155	-
Investment in a joint venture	(50,000)	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	$1,380,530	$(363,543)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	$6,766,842	$10,848,438
Repayments of short-term bank loans	(8,811,111)	(9,918,787)
Notes payable	4,134,691	(4,279,261)
Proceeds from related parties	-	520,277
Repayment of loans from related parties	-	(2,779,698)
Dividend paid	(703,595)	-
Payment of principal on financing lease obligation	-	(188,341)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	$1,386,827	$(5,797,372)
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$6,991,163	$(6,663,001)
Effect of exchange rate changes on cash	1,586,981	(1,648,229)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	11,726,219	14,274,833
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$20,304,363	$5,963,603
Bank balances and cash	17,500,607	2,242,672
Bank balances and cash included in assets classified as restricted cash	2,803,756	3,720,931

Supplemental Disclosure of Cash Flow Information
Income taxes paid	797,593	615,632
Interest paid	215,487	320,526

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Zhongchai Holding (Hong Kong) Limited AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

Zhongchai Holding (Hong Kong) Limited, (the “Company” or “Zhongchai Holding”) a holding company formed under the laws of Hong Kong Special Administrative Region (“Hong Kong”) on April 23, 2009. Zhongchai Holding’s subsidiaries include Zhejiang Zhongchai Machinery Co. Ltd., an operating company formed under the laws of the People’s Republic of China (the “PRC” or “China”) in 2005, Hangzhou Greenland Energy Technologies Co., Ltd., an operating company formed under the laws of the PRC in 2019, Shanghai Hengyu Enterprise Management Consulting Co., Ltd. (“Hengyu”) was formed in PRC on September 10, 2005 and Hengyu Capital Ltd. (“Hengyu Capital”), a company formed under the laws of Hong Kong Special Administrative Region (“Hong Kong”) on August 16, 2022.

Through its PRC subsidiaries, Zhongchai Holding offers transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfilment centers, shipyards, and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery, and automobile industries. Zhongchai Holding’s revenue decreased from approximately $71.54 million for the nine months ended September 30, 2022 to $67.56 million for the nine months ended September 30, 2023. The decrease in revenue was primarily due to logistical and supply chain challenges due to the initial wave of COVID-19 cases following the lifting of China’s zero COVID policies in the first quarter of calendar year 2023. Nevertheless, based on the revenues for the nine months ended September 30, 2023 and 2022, Zhongchai Holding believes that it is one of the major developers and manufacturers of transmission products for small and medium-sized forklift trucks in China.

Zhongchai Holding’s transmission products are used in 1-ton to 15-tons forklift trucks, some with mechanical shift and some with automatic shift. Zhongchai Holding sells these transmission products directly to forklift-truck manufacturers. For the nine months ended September 30, 2023 and 2022, Zhongchai Holding sold an aggregate of 112,414 and 102,144 sets of transmission products, respectively, to more than 100 forklift manufacturers in the PRC.

The COVID-19 pandemic has significantly affected business and manufacturing activities within China, including travel restrictions, widespread mandatory quarantines, and suspension of business activities within China. For the nine months ended September 30, 2023 and 2022, we experienced rising material costs due to the pandemic. Chinese industries have gradually resumed businesses since December 2022 when the Chinese government lifted its COVID-19 protocols and measures. However, we remain cautious and prudent when assessing the future impact of COVID-19 on our business due to the current ongoing global pandemic.

The Company’s Shareholders

As of September 30, 2023, Greenland Technologies Holding Corporation owned 100% of Zhongchai Holding’s outstanding ordinary shares. Greenland Technologies Holding Corporation was a British Virgin Islands company with limited liability..

The Company’s Subsidiaries

Zhongchai Holding owned 71.576% of Zhejiang Zhongchai Machinery Co., Ltd. (“Zhejiang Zhongchai”), 100% of Hangzhou Greenland Energy Technologies Co., Ltd Co., Ltd (“Hangzhou Greenland”), and 62.5% of Hengyu Capital, Ltd. (“Hengyu Capital”).

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Zhejiang Zhongchai

Zhejiang Zhongchai, a limited liability company registered on November 21, 2005, is the direct operating subsidiary of Zhongchai Holding in the PRC. On April 5, 2007, Usunco Automotive Limited (“Usunco”), a British Virgin Islands limited liability company, invested US$8,000,000 for purchasing approximately 75.47% equity interest of Zhejiang Zhongchai. On December 16, 2009, Usunco agreed to transfer its 75.47% interest in Zhejiang Zhongchai to Zhongchai Holding. On April 26, 2010, Xinchang County Keyi Machinery Co., Ltd. transferred 24.528% equity interest it owned in Zhejiang Zhongchai to Zhongchai Holding in exchange for a consideration of US$2.6 million. On November 1, 2017, Xinchang County Jiuxin Investment Management Partnership (LP) (“Jiuxin”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, closed its investment of approximately RMB31,590,000 in Zhejiang Zhongchai for 10.53% of its interest. On December 29, 2021, Xinchang County Jiuhe Investment Management Partnership (LP) (“Jiuhe”), an entity controlled and beneficially owned by Mr. He Mengxing, president of Zhejiang Zhongchai, closed its investment of approximately RMB34,300,000 in Zhejiang Zhongchai for 20.00% of its interest. As of September 30, 2023, Zhongchai Holding owned approximately 71.576% of the equity interests, Jiuxin owned approximately 8.424% of the equity interests, and Jiuhe owned approximately 20.00% of the equity interests in Zhejiang Zhongchai.

Through Zhejiang Zhongchai, the Company has been engaging in the manufacturing and sales of transmission systems mainly for forklift trucks since 2006. These forklift trucks are used in manufacturing and logistics applications, such as factory, workshop, warehouse, fulfilment centers, shipyards and seaports. The transmission systems are the key components for forklift trucks. The Company supplies transmission systems to forklift truck manufacturers. Its transmission systems fit for forklift trucks ranging from 1 to 15 tons, with either mechanical shift or automatic shift. All the products are currently manufactured at the Company’s facility in Xinchang, Zhejiang Province, the PRC and are sold to both domestic and oversea markets.

Hangzhou Greenland

Hangzhou Greenland is a limited liability company registered on August 9, 2019 in Hangzhou Sunking Plaza, Zhejiang, the PRC. Hangzhou Greenland engages in the business of trading construction engineering machinery, electronic components, hardware, and others.

Hengyu Capital

Hengyu Capital is a limited liability company registered on August 16, 2022 in Hong Kong. The main business of Hengyu Capital is to engage in investment management and consulting services.

Details of the Company’s subsidiaries, which are included in these unaudited consolidated financial statements as of September 30, 2023, are as follows:

Name	Domicile and Date of Incorporation	Paid-in Capital	Percentage of Effective Ownership	Principal Activities
Zhejiang Zhongchai Machinery Co., Ltd.	PRC November 21, 2005	RMB25,000,000	71.576%	Manufacture, sale of various transmission boxes
Hangzhou Greenland Energy Technologies Co., Ltd.	PRC August 8, 2020	RMB7,224,922	100%	Trading
Hengyu Capital, Ltd	Hong Kong August 16, 2022	HKD10,000	62.5%	Investment management and consulting services

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The unaudited consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

The unaudited interim consolidated financial statements do not include all the information and footnotes required by the U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with the U.S. GAAP have been either condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, in normal recurring nature, as necessary for the fair statement of the Company’s financial position as of September 30, 2023, and results of operations and cash flows for the nine-month period ended September 30, 2023. Interim results of operations are not necessarily indicative of the results expected for the full fiscal year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and related notes included in the Company’s audited consolidated financial statements.

Principles of Consolidation

The unaudited consolidated financial statements include the accounts of Zhongchai Holding (Hong Kong) Limited and its subsidiaries and have been prepared in accordance with U.S. GAAP. Intercompany accounts and transactions have been eliminated upon consolidation. Certain reclassifications to previously reported financial information have been made to conform to the current period presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from those estimates. Significant estimates in the nine months ended September 30, 2023 and 2022 include allowance for doubtful accounts, reserve for inventories, useful life of property, plant and equipment, assumptions used in assessing impairment of long-term assets and valuation of deferred tax assets and accruals for taxes due.

Non-controlling Interest

Non-controlling interests in the Company’s subsidiaries are recorded in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810 Consolidation (“ASC 810”) and are reported as a component of equity, separate from the parent’s equity. Purchase or sale of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”). The functional currency of the Company is Renminbi (“RMB”). Transactions in foreign currencies are initially recorded at the functional currency rate then-in-effect at the date of the transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations.

	As of
	September 30, 2023	December 31, 2022
Period end RMB: US$ exchange rate	7.2960	6.8972

	For the nine months ended September 30,
	2023	2022
Period average RMB: US$ exchange rate	7.0343	6.6369

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations.

Cash and Cash Equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its bank accounts in the PRC and Hong Kong. Balances at financial institutions or state-owned banks within the PRC and Hong Kong are not covered by insurance.

Restricted Cash

Restricted cash represents amounts held by a bank as security for bank acceptance bills, as well as the financial product secured for the short-term bank loan and therefore is not available for the Company’s use until such time as the bank acceptance notes and bank loans have been fulfilled or expired, normally within a twelve-month period.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, to the financial instruments that are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs that prioritizes the information used to develop our assumptions regarding fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy.

●	Level 1—defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2—defined as inputs other than quoted prices in active markets, that are either directly or indirectly observable; and

●	Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, notes receivable, accounts payable, other payables and accrued liabilities, short-term bank loans, and notes payable.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other current assets and liabilities approximate their fair value because of the short-term nature of these items. The estimated fair values of short-term bank loans were not materially different from their carrying value as presented due to the short maturities and that the interest rates on the borrowing approximate those that would have been available for loans of similar remaining maturity and risk profile. As the carrying amounts are reasonable estimates of the fair value, these financial instruments are classified within Level 1 of the fair value hierarchy.

Accounts Receivable

Accounts receivable are carried at net realizable value. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s historical payment history, its current creditworthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company only grants credit terms to established customers who are deemed to be financially responsible. Credit periods to customers are within 60 days after customers received the purchased goods. If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses. Balance of allowance of doubtful accounts was $1.09 million and $0.76 million as of September 30, 2023 and December 31, 2022, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value, which is based on estimated selling prices less any further costs expected to be incurred for completion and disposal. Cost of raw materials is calculated using the weighted average method and is based on purchase cost. Work-in-progress and finished goods costs are determined using the weighted average method and comprise direct materials, direct labor and an appropriate proportion of overhead. The Company records inventory reserves for excess or obsolete inventories based upon assumptions about its current and future demand forecasts.

Advance to Suppliers

Advance to suppliers represents interest-free cash paid in advance to suppliers for purchases of parts and/or raw materials. The balance of advance to suppliers was $0.61 million and $0.05 million as of September 30, 2023 and December 31, 2022, respectively.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets. Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred.

Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows:

Plant, buildings and improvements	20 years
Machinery and equipment	2~10 years
Motor vehicles	4 years
Office equipment	3~5 years
Fixtures	5 years

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Land Use Rights

According to the PRC laws, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. The land use rights granted to the Company are being amortized using the straight-line method over the lease term of fifty years.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”.

In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

There was no impairment loss recognized for the nine months ended September 30, 2023 and 2022.

Lease

ASC 842 supersedes the lease requirements in ASC 840 “Leases,” and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases.

A sale-leaseback transaction occurs when an entity sells an asset it owns and immediately leases the asset back from the buyer. The seller then becomes the lessee and the buyer becomes the lessor. Under ASC 842, both parties must assess whether the buyer-lessor has obtained control of the asset and a sale has occurred.

The Company has determined that the leaseback transaction that it entered in 2019 fails to qualify as a sale because control is not transferred to the buyer-lessor. Therefore, the Company has classified the lease portion of the transaction as a finance lease whereby the Company continues to depreciate the assets and recorded a financing obligation for the consideration received from the buyer-lessor, with an implicit interest rate of 5.0%.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

In accordance with ASC Topic 606, “Revenue from Contracts with Customers,” the Company recognizes revenues when goods or services are transferred to customers in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. In determining when and how revenues are recognized from contracts with customers, the Company performs the following five-step analysis: (i) identification of contract with customer; (ii) determination of performance obligations; (iii) measurement of the transaction price; (iv) allocation of the transaction price to the performance obligations and (v) recognition of revenues when (or as) the Company satisfies each performance obligation. The Company derives revenues from the processing, distribution and sale of its products. The Company recognizes its revenues net of value-added taxes (“VAT”). The Company is subject to VAT which had been levied at the rate of 17% on the invoiced value of sales until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.

Revenues are recognized at a point in time once the Company has determined that the customer has obtained control over the product. Control is typically deemed to have been transferred to the customer when the performance obligation is fulfilled, usually at the time of customers’ acceptance or consumption, at the net sales price (transaction price) and each of the criteria under ASC 606 have been met. Contract terms may require the Company to deliver the finished goods to the customers’ location or the customer may pick up the finished goods at the Company’s factory. International sales are recognized when shipment clears customs and leaves the port.

The Company adopted ASC 606 on January 1, 2018, using the transition method of Modified-Retrospective Method (“MRM”). The adoption of ASC 606 had no impact on the Company’s beginning balance of retained earnings.

The Company’s contracts are all short-term in nature with a contract term of one year or less. Receivables are recorded when the Company has an unconditional right to consideration.

Contracts do not offer any price protection, but allow for the return of certain goods if there is a quality problem, which is standard warranty. The Company’s product returns and recorded reserve for sales returns were minimal for the nine months ended September 30, 2023 and 2022. The total sales return amount accounted for around 0.09% and 0.08% of the total revenue of Zhongchai Holding for the nine months ended September 30, 2023 and 2022.The total warrants expenditures amount accounted for around 0.19% and 0.55% of the total revenue of Zhongchai Holding for the nine months ended September 30, 2023 and 2022.

The following table sets forth disaggregation of revenue:

	For the nine months ended September 30,
Major Product	2023	2022
Transmission boxes for Forklift	64,531,896	63,632,554
Transmission boxes for Non-Forklift (EV, etc.) and parts of transmission boxes	3,028,962	7,909,633
Total	$67,560,858	$71,542,187

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cost of Goods Sold

Cost of goods sold consists primarily of material costs, freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, wages, employee compensation, amortization, depreciation and related costs, which are directly attributable to the production of products. Write-down of inventory to lower of cost or net realizable value is also recorded in cost of goods sold.

Selling Expenses

Selling expenses include operating expenses such as payroll and traveling and transportation expenses.

General and Administrative Expenses

General and administrative expenses include management and office salaries and employee benefits, depreciation for office facility and office equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses.

Research and Development

Research and development costs are expensed as incurred and totaled approximately $3,553,851 and $2,968,572 for the nine months ended September 30, 2023 and 2022, respectively. Research and development costs are incurred on a project specific basis.

Government Subsidies

Government subsidies are recognized when there is reasonable assurance that the subsidy will be received and all attaching conditions will be complied with. When the subsidy relates to an expense item, it is recognized as income over the periods necessary to match the subsidy on a systematic basis to the costs that it is intended to compensate. Where the subsidy relates to an asset, it is recognized as other long-term liabilities and is released to the statement of operations over the expected useful life in a consistent manner with the depreciation method for the relevant asset. Total government subsidies recorded in the other long-term liabilities were $1.58 million and $1.81 million as of September 30, 2023 and December 31, 2022, respectively.

Income Taxes

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of September 30, 2023 and December 31, 2022, the Company did not have a liability for unrecognized tax benefits. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

Value-Added Tax

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax in accordance with PRC Laws. The VAT standard rate had been 17% of the gross sale price until April 30, 2018, after which date the rate was reduced to 16%. VAT rate was further reduced to 13% starting from April 1, 2019. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

Statutory Reserve

In accordance with the PRC Regulations on Enterprises with Foreign Investment, an enterprise established in the PRC with foreign investment is required to provide for certain statutory reserves, namely (i) a General Reserve Fund, (ii) an Enterprise Expansion Fund and (iii) a Staff Welfare and Bonus Fund, which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign enterprise is required to allocate at least 10% of its annual after-tax profit to the General Reserve Fund until the balance of such fund has reached 50% of its respective registered capital. A non-wholly-owned foreign invested enterprise is permitted to provide for the above allocation at the discretion of its board of directors. Appropriations to the Enterprise Expansion Fund and Staff Welfare and Bonus Fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive income consists of foreign currency translation. The Company presents comprehensive income (loss) in accordance with ASC Topic 220, “Comprehensive Income”.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per share

The Company calculates earnings per share in accordance with ASC Topic 260 “Earnings per Share.” Basic earnings per share is computed by dividing the net income by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary shares equivalents had been issued and if the additional ordinary shares were dilutive. .

Segments and Related Information

ASC 280 “Segment reporting” establishes standards for reporting information on operating segments in interim and annual financial statements. All of the Company’s operations are considered by the chief operating decision maker to be aggregated in one reportable operating segment.

The Company is engaged in the business of manufacturing and selling various transmission boxes. The Company’s manufacturing process is essentially the same for the entire Company and is performed in-house at the Company’s facilities in the PRC. The Company’s customers primarily consist of entities in the automotive, construction machinery or warehousing equipment industries. The distribution of the Company’s products is consistent across the entire Company. In addition, the economic characteristics of each customer arrangement are similar in that the Company maintains policies at the corporate level.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and environmental claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of September 30, 2023 and December 31, 2022. Normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of September 30, 2023 and December 31, 2022.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that outcome which might result in the absence of that relationship. A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity. The Company discloses all significant related party transactions.

Economic and Political Risks

A significant portion of the Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company’s cash is maintained with banks within the U.S., the PRC and Hong Kong, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts. A portion of the Company’s sales are credit sales which are primarily to customers whose abilities to pay are dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Exchange Risk

The Company cannot guarantee that the current exchange rate will remain steady. Therefore, there is a possibility that the Company could post the same amount of profit for two comparable periods and yet, because of the fluctuating exchange rate, record higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on the relevant dates. The exchange rate could fluctuate depending on changes in the political and economic environment without notice.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or may be required to adopt in the future are summarized below:

In March 2020, the FASB issued ASU No 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”). ASU 2020-04 provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. ASU 2020-04 is effective beginning on March 12, 2020, and the Company elected to apply the amendments prospectively through December 31, 2022. The Company adopted ASU 2020-04, which did not have a material effect on the Company’s current financial position, results of operations or financial statement disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. For SEC filers, excluding smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. For all other entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. The Company is currently evaluating the impact that ASU 2020-06 may have on its unaudited condensed consolidated financial statements and related disclosures.

NOTE 3 – SHORT TERM INVESTMENT

As of September 30, 2023 and December 31, 2022, the Company’s short-term investment amounted to $4,393,777 and $7,800,723, respectively. On July 1, 2021, the Company entered into a financial management agreement with Zhejiang Jilin Electronic Technology Co., LTD, pursuant to which Zhejiang Jilin Electronic Technology Co., LTD agreed to make short-term investments with the amount contributed by the Company during the period from July 1, 2021 to June 30, 2023. The Company contributed a total amount of $500,000 under this agreement. On March 27, 2023, the contract was terminated early, and the Company got back a total amount of $493,943 (RMB3,400,005). For the nine months ended September 30, 2023, the Company purchased bank management products in a total amount of $4,358,553 (RMB31,800,000). As of September 30, 2023, the fair value of the Company’s bank management products was $4,393,777 (RMB32,057,000). The Company has recognized and measured these short-term investments as Level 2 assets based on the fair value hierarchy framework.

NOTE 4 – CONCENTRATION ON REVENUES AND COST OF GOODS SOLD

Concentration of major customers and suppliers:

	For the nine months ended September 30,
	2023		2022
Major customers representing more than 10% of the Company’s revenues
Company A	$10,900,747	16.14%	$13,521,896	18.90%
Company B	7,692,337	11.38%	9,581,396	13.39
Total Revenues	$18,593,084	27.52%	$23,103,292	32.29%

	As of
	September 30, 2023		December 31, 2022
Major customers of the Company’s accounts receivable, net
Company A	2,322,581	11.15%	2,266,095	15.81%
Company B	2,242,511	10.77%	2,140,591	14.93%
Company C	1,532,978	7.36%	1,430,298	9.98%
Total	$6,098,070	29.28%	$5,836,984	40.72%

Accounts receivable from the Company’s major customers accounted for 29.28% and 40.72% of total accounts receivable balances as of September 30, 2023 and December 31, 2022, respectively.

There were no suppliers representing more than 10% of the Company’s total purchases for the nine months ended September 30, 2023 and 2022, respectively.

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable is net of allowance for doubtful accounts.

	As of
	September 30, 2023	December 31, 2022
Accounts receivable	$21,920,180	$15,100,085
Less: allowance for estimated credit losses	(1,093,826)	(762,325)
Accounts receivable, net	$20,826,354	$14,337,760

Changes in the allowance for doubtful accounts are as follows:

	As of
	September 30, 2023	December 31, 2022
Beginning balance	$762,325	$859,319
Provision for estimated credit losses	387,053	(32,316)
Effect of FX change	(55,552)	(64,678)
Ending balance	$1,093,826	$762,325

NOTE 6 – INVENTORIES

	As of
	September 30, 2023	December 31, 2022
Raw materials	$7,923,025	$7,975,097
Revolving material	1,102,485	1,122,313
Consigned processing material	51,869	15,056
Work-in-progress	2,418,252	2,255,453
Finished goods	8,363,801	10,929,796
Less: inventory impairment	(374,580)	(285,355)
Inventories, net	$19,484,852	$22,012,360

Changes in the inventory reserves are as follows:

	As of
	September 30, 2023	December 31, 2022
Beginning balance	$285,355	$23,793
Inventory impairments	108,723	269,043
Effect of FX change	(19,498)	(7,481)
Ending balance	$374,580	$285,355

NOTE 7 – NOTES RECEIVABLE

	As of
	September 30, 2023	December 31, 2022
Bank notes receivable:	$31,728,933	$26,713,919
Commercial notes receivable	674,284	2,034,960
Total	$32,403,217	$28,748,879

Bank notes and commercial notes are means of payment from customers for the purchase of the Company’s products and are issued by financial institutions or business entities, respectively, that entitle the Company to receive the full nominal amount from the issuers at maturity, which bear no interest and generally range from three to six months from the date of issuance. As of September 30, 2023, the Company pledged notes receivable for an aggregate amount of $21.62 million to Bank of Ningbo and Bank of Hangzhou as a means of security for issuance of bank acceptance notes for an aggregate amount of $20.98 million. As of December 31, 2022, the Company pledged notes receivable for an aggregate amount of $15.51 million to Bank of Hangzhou as a means of security for issuance of bank acceptance notes in an aggregate amount of $13.27 million. The Company expects to collect notes receivable within 6 months.

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

(a) As of September 30, 2023 and December 31, 2022, property, plant and equipment consisted of the following:

	As of
	September 30, 2023	December 31, 2022
Buildings	$11,137,294	$11,781,256
Machinery	20,140,089	21,010,613
Motor vehicles	318,838	315,708
Electronic equipment	236,116	207,997
Fixed assets decoration	-	-
Total property plant and equipment, at cost	31,832,337	33,315,574

Less: accumulated depreciation	(18,261,958)	(17,763,247)
Property, plant and equipment, net	$13,570,379	$15,552,327
Construction in process	16,144	17,078
Total	$13,586,523	$15,569,405

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT AND CONSTRUCTION IN PROGRESS (CONTINUED)

For the nine months ended September 30, 2023 and 2022, depreciation expense amounted to $1.49 million and $1.77 million, respectively, of which $0.86 million and $1.12 million, respectively, was included in cost of revenue and inventories, and the remainder was included in general and administrative expense and research and development expenses, respectively.

For the nine months ended September 30, 2023 and 2022, $0 and $0.30 of construction-in-progress was converted into fixed assets.

Restricted assets consist of the following:

	As of
	September 30, 2023	December 31, 2022
Buildings, net	$8,753,950	$9,599,313
Machinery, net	-	-
Total	8,753,950	9,599,313

As of September 30, 2023, the Company pledged its ownership interests in certain buildings for book value of RMB63.89 million ($8.75 million) as security with Agricultural Bank of PRC Co., Ltd. Xinchang County Sub-Branch (“ABC Xinchang”) and Rural Commercial Bank of Xinchang, for its loan facility with maximum exposure of RMB167.73 million.

NOTE 9 – LAND USE RIGHTS

Land use rights consisted of the following:

	As of
	September 30, 2023	December 31, 2022
Land use rights, cost	$4,216,914	$4,460,738
Less: Accumulated amortization	(840,013)	(821,671)
Land use rights, net	$3,376,901	$3,639,067

As of September 30, 2023, the Company had land use rights with net book value of $3.38 million, which were pledged as collateral for the Company’s short-term bank loans. As of December 31, 2022, the Company had land use rights with net book value of $3.64 million, which were pledged as collateral for the Company’s short-term bank loans.

Estimated future amortization expense is as follows as of September 30, 2023:

Years ending September 30,	Amortization expense
2024	$87,476
2025	87,476
2026	87,476
2027	87,476
2028	87,476
Thereafter	2,939,521
Total	$3,376,901

NOTE 10 – NOTES PAYABLE

	As of
	September 30, 2023	December 31, 2022
Bank acceptance notes	$30,713,480	$28,272,472
Total	$30,713,480	$28,272,472

The interest-free notes payable, ranging from six months to one year from the date of issuance, were secured by $2.80 million and $3.43 million restricted cash, $21.62 million and $15.51 million notes receivable, and $3.38 million and $3.64million land use rights, as of September 30, 2023 and December 31, 2022, respectively.

All the notes payable are subject to bank charges of 0.05% of the principal amount as commission, included in the financial expenses in the statement of operations, on each loan transaction. The interest charge of notes payable is free.

NOTE 11 – ACCOUNTS PAYABLE

Accounts payable are summarized as follow:

	As of
	September 30, 2023	December 31, 2022
Procurement of Materials	$25,026,693	$24,417,828
Infrastructure& Equipment	229,777	207,587
Freight fee	108,379	67,804
Total	$25,364,849	$24,693,219

NOTE 12 – SHORT TERM BANK LOANS

Short-term loans are summarized as follow:

	As of
	September 30, 2023	December 31, 2022
Collateralized bank loans	$5,427,632	$7,536,392
Unsecured bank loans	1,096,491	1,449,863
Total	$6,524,123	$8,986,255

Short-term loans as of September 30, 2023 are as follow:

Maturity Date	Type	Bank Name	Interest Rate per Annum (%)	September 30, 2023
July 22, 2024	Operating Loans	Bank of Zheshang	4.00	$1,315,790
July 25, 2024	Operating Loans	Bank of Hangzhou	3.55	1,370,614
June 28, 2024	Operating Loans	Bank of Communications	3.45	$1,370,614
August 16, 2024	Operating Loans	Rural Commercial Bank of Xinchang	3.45	$1,370,614
February 22, 2024	Operating Loans	Industrial and Commercial Bank of Xinchang	4.05	$1,096,491
Total				$6,524,123

NOTE 12 – SHORT TERM BANK LOANS (CONTINUED)

Short-term loans as of December 31, 2022 are as follow:

Maturity Date	Type	Bank Name	Interest Rate per Annum (%)	December 31, 2022
August 29, 2023	Operating Loans	Agricultural Bank of PRC	3.85	$2,609,755
June 29, 2023	Operating Loans	Bank of Communications	3.85	$1,449,864
January 30, 2023	Operating Loans	Bank of Ningbo	1.12	$1,012,005
August 23, 2023	Operating Loans	Rural Commercial Bank of Xinchang	3.85	$2,464,768
February 23, 2023	Operating Loans	Industrial and Commercial Bank of Xinchang	4.05	$1,449,863
Total				$8,986,255

All short-term bank loans were obtained from local banks in the PRC and are repayable within one year.

The average annual interest rate of the short-term bank loans was 3.683% and 4.248% for the nine months ended September 30, 2023 and 2022, respectively. The Company was in compliance with its loan financial covenants as of September 30, 2023 and December 31, 2022, respectively.

NOTE 13 – OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follow:

	As of
	September 30, 2023	December 31, 2022
Salaries payable	102,950	692,505
Other tax payables	1,087,535	141,772
Other payable	49,110	40,171
Accrued expenses	1,622,008	391,724
Total	$2,861,603	$1,266,172

NOTE 14 – OTHER LONG-TERM LIABILITIES

Other long-term liabilities are summarized as follow:

	As of
	September 30, 2023	December 31, 2022
Subsidy	1,577,010	1,812,759
Total	$1,577,010	$1,812,759

Subsidy mainly consists of an incentive granted by the Chinese government to encourage transformation of fixed assets in China and other miscellaneous subsidy from the Chinese government. As of September 30, 2023, grant income decreased by $0.24 million, as compared to December 31, 2022. The change was mainly due to timing of incurring qualifying expenses.

NOTE 15 – EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of the FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.

The following is a reconciliation of the basic and diluted earnings per share computation:

	For the nine months ended September 30,
	2023	2022
Net income(loss) attributable to the Zhongchai Holding (Hong Kong) Limited and subsidiaries	$6,085,246	$7,257,095
Weighted average basic and diluted computation shares outstanding:
Weighted average shares used in basic computation	1,000,000	1,000,000
Diluted effect of stock options and warrants	—	—
Weighted average shares used in diluted computation	1,000,000	1,000,000
Basic and diluted net income per share	6.09	7.26

NOTE 16 – GEOGRAPHICAL SALES AND SEGMENTS

All of the Company’s operations are considered by the chief operating decision maker to be aggregated in one reportable operating segment.

Information for the Company’s sales by geographical area for the nine months ended September 30, 2023 and 2022 are as follows:

	For the nine months ended September 30,
	2023	2022
Domestic Sales	$66,982,355	$71,187,123
International Sales	578,503	355,064
Total	$67,560,858	$71,542,187

NOTE 17 – INCOME TAXES

Income tax expense includes a provision for federal, state and foreign taxes based on the annual estimated effective tax rate applicable to the Company and its subsidiaries, adjusted for items which are considered discrete to the period.

The effective tax rates on income before income taxes for the nine months ended September 30, 2023 was 14.38%. The effective tax rate for the nine months ended September 30, 2023 was lower than the PRC tax rate of 25.0% primarily due to the China Super R&D deduction.

The effective tax rates on income before income taxes for the nine months ended September 30, 2022 was 12.10%. The effective tax rate for the nine months ended September 30, 2022 was lower than the PRC tax rate of 25.0% primarily due to the China Super R&D deduction.

The Company has recorded $0 unrecognized benefit as of September 30, 2023 and December 31, 2022, respectively. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

NOTE 18 – COMMITMENTS AND CONTINGENCIES

Guarantees and pledged collateral for bank loans to other parties:

Pledged collateral for bank loans

On December 23, 2020, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with ABC Xinchang, pledging its land use rights and property ownership as security to ABC Xinchang, for a loan facility with a maximum principal amount of US$9.62 million (RMB69.77 million) during the period from November 17, 2020 to November 16, 2023. As of September 30, 2023 and December 31, 2022, the outstanding amount of the short-term bank loan under this pledge contract was US$0.00 million and US$2.61 million (RMB18.00 million), respectively.

On September 21, 2020, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with Rural Commercial Bank of PRC Co., Ltd., pledging its land use rights and property ownership as security, for a loan facility with a maximum principal amount of US$5.23 million (RMB37.95 million) during the period from September 21, 2020 to September 20, 2026. As of September 30, 2023 and December 31, 2022, the outstanding amount of the short-term bank loan under this pledge contract was US$1.37 million (RMB10.00 million) and US$2.46 million (RMB17.00 million), respectively.

On June 27, 2022, Zhejiang Zhongchai signed a Maximum Amount Pledge Contract with Bank of Communications Co. LTD., pledging its land use rights and property ownership as security, for a loan facility with a maximum principal amount of US$8.28 million (RMB60.01 million) during the period from June 27, 2022 to June 26, 2027. As of September 30, 2023 and December 31, 2022, the outstanding amount of the short-term bank loan under this pledge contract was US$1.37 million (RMB10.00 million) and US$1.45 million (RMB10.00 million), respectively.

NOTE 19 – RELATED PARTY TRANSACTIONS

(a) Names and Relationship of Related Parties:

Existing Relationship with the Company
Sinomachinery Holding Limited	Under common control of Peter Zuguang Wang
Cenntro Holding Limited	Under common control of Peter Zuguang Wang
Zhejiang Kangchen Biotechnology Co., Ltd.	Under common control of Peter Zuguang Wang
Cenntro Smart Manufacturing Tech. Co., Ltd.	Under common control of Peter Zuguang Wang
Zhejiang Zhonggong Machinery Co., Ltd.	Under common control of Peter Zuguang Wang
Xinchang County Jiuxin Investment Management Partnership (LP)	Under control of Mr. Mengxing He, the General Manger and one of the directors of Zhejiang Zhongchai
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	Under common control of Peter Zuguang Wang
Hangzhou Cenntro Autotech Co., Limited	Under common control of Peter Zuguang Wang
Peter Zuguang Wang	Chairman of the Company
Greenland Asset Management Corporation	Under common control of Peter Zuguang Wang
Hangzhou Jiuru Economic Information Consulting Co. Ltd	One of the directors of Hengyu
Xinchang County Jiuhe Investment Management Partnership (LP)	Under control of Mr. Mengxing He, the General Manger and one of the directors of Zhejiang Zhongchai/NCI of Zhejiang Zhongchai
Cenntro Automotive Corporation	Under common control of Peter Zuguang Wang
Greenland Technologies Holding Corporation	Shareholder of the Company
HEVI Corp.	Under common control of Peter Zuguang Wang

(b) Summary of Balances with Related Parties:

	As of
	September 30, 2023	December 31, 2022
Due to related parties:
Zhejiang Zhonggong Machinery Co., Ltd.[1]	$61,034	$64,562
Cenntro Smart Manufacturing Tech. Co., Ltd.[2]	2,536	2,683
Cenntro Holding Limited[3]	1,337,681	1,339,654
Hangzhou Jiuru Economic Information Consulting Co. Ltd[3]	190,000	190,000
Peter Zuguang Wang[3]	2,392,961	-
Greenland Technologies Holding Corporation[3]	4,021,604	4,019,985
HEVI Corp.[3]	167,831	156,073
Total	$8,173,647	$5,772,957

The balance of due to related parties as of September 30, 2023 and December 31, 2022 consisted of:

1	Unpaid balances for purchasing of materials and equipment and temporary borrowing from Zhejiang Zhonggong Machinery Co., Ltd.;

2	Prepayment from Cenntro Smart Manufacturing Tech. Co., Ltd.

3	Borrowings from related parties.

	As of
	September 30,	December 31,
	2023	2022
Due from related parties-current:
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	129,081	119,803
Cenntro Holding Limited	$34,462,990	$36,455,661
Total	$34,592,071	$36,575,464

The balance of due from related parties as of September 30, 2023 and December 31, 2022 consisted of:

Other receivable from Cenntro Holding Limited in the amount of $34.46 million and $36.46 million as of September 30, 2023 and December 31, 2022, respectively.

NOTE 19 – RELATED PARTY TRANSACTIONS (CONTINUED)

(c) Summary of Related Party Funds Lending:

A summary of funds lending with related parties for the nine months ended September 30, 2023 and 2022 are listed below:

	For the nine months ended September 30,
	2023	2022
Withdraw funds from related parties:
Zhuhai Hengzhong Industrial Investment Fund (Limited Partnership)	-	210,942
Greenland Technologies Holding Corporation	-	225,000
HEVI Corp.	-	295,277

	For the nine months ended September 30,
	2023	2022
Deposit funds with related parties:
Zhejiang Zhonggong Machinery Co., Ltd.	$-	$401,728
Xinchang County Jiuxin Investment Management Partnership (LP)	-	1,506,728
Greenland Technologies Holding Corporation	-	732,495
HEVI Corp.	-	138,747

(d) Summary of Related Party dividend payment:

A summary of dividend payment declared by Zhejiang Zhongchai to related parties for the nine months ended September 30, 2023 and 2022 are listed below:

	For the nine months ended September 30,
	2023	2022
Dividend payment to related parties:
Xinchang County Jiuxin Investment Management Partnership (LP)	208,524	-
Xinchang County Jiuhe Investment Management Partnership (LP)	495,071

NOTE 20 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is February 14, 2024. All subsequent events requiring recognition as of September 30, 2023 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855.